Prospectus
November 28, 2006

Citicorp Mortgage Securities, Inc. (Depositor)	CitiMortgage, Inc. (Sponsor)

CMALT
(CitiMortgage Alternative Loan Trust),
Series 2006-A6 (Issuing Entity)
$492,061,485 (approximate)
Senior and Subordinated
REMIC Pass-Through Certificates

The certificates are backed by pools of residential first-mortgage loans. The certificates represent obligations of the Issuing Entity only, and do not represent obligations of or interests in the Depositor, the Sponsor, or any of their affiliates. Principal and interest on the certificates will be distributed monthly, beginning December 26, 2006. Class IA-2 will benefit from a yield maintenance agreement with Bear Stearns Financial Products Inc.

The Underwriter has committed to purchase all of the offered certificates (other than the ratio-stripped IO class certificates) from the Depositor. The purchase price for the certificates purchased by the Underwriter will be set by the Underwriter or negotiated by the purchaser and the Underwriter at the time of sale. Total proceeds to the Depositor for the certificates purchased by the Underwriter will be approximately $489,152,641, plus accrued interest from November 1, 2006 to the closing date. The remaining offered certificates will be transferred by the Depositor to the Sponsor as partial consideration for the purchase of the mortgage loans. The Sponsor does not intend to list any of the certificates on a national securities exchange or the Nasdaq Stock Market.

You should read “General risk factors” beginning on page and “Series risk factors” beginning on page before you purchase any certificates.

RBS Greenwich Capital
(Underwriter)

The certificates are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

How to read this prospectus

This prospectus consists of a prospectus supplement followed by a core prospectus. The core prospectus gives general background information that applies to all series of certificates. The supplement gives specific information about this series of certificates. You should note that some features described in the core prospectus may not apply to this series of certificates.

You should carefully read both the core prospectus and the supplement before investing. In deciding whether to purchase certificates, you should rely solely on the information in this prospectus. We have not authorized anyone to give you different information about the certificates.

Contents

PROSPECTUS SUPPLEMENT 3

Summary 3

Series risk factors 10

The mortgage loans 10

Allocations and distributions 11

Weighted average lives and yields to maturity 22

Static pool information 29

Non-affiliated originators 30

Possible special servicer 30

Additional erisa considerations 30

Legal investment 31

Federal income tax consequences 31

Legal proceedings 32

Plan of distribution 32

Legal opinions 33

Additional sec filings 33

Appendix-Detailed description of the mortgage loans 34

CORE PROSPECTUS 39

Summary 39

General risk factors 40

Series structure 43

Subordination 49

Allocations 51

Distributions 55

Adjustments to class balances 61

Realized losses 62

Loss recoveries 63

Voting rights 64

Composite and component classes 64

Multiple pool series 64

Cross-collateralization 64

Clean-up call 72

Sensitivity of certificates to prepayments 73

Yield to maturity 74

CitiMortgage’s securitization programs 76

Static pool information 77

The mortgage loans 77

Insurance and other credit support 82

Mortgage documents 83

The Depositor and other affiliates of CitiMortgage 84

Mortgage loan underwriting 85

Servicing 88

The Trust 94

Book-entry and physical certificates 97

European purchasers 99

erisa considerations 101

Legal investment considerations 102

Taxation of certificate holders 104

Taxation of the Trust 112

Legal aspects of mortgage loans 114

Use of proceeds 124

Additional information 124

INDEX 125

PROSPECTUS SUPPLEMENT

Summary

Offered certificates

Class	Principal balance at cut-off date, ± up to 5%	Annual Interest rate	Special features	Expected rating Fitch/Moody’s/S&P	Subordinated to
IA-1	$84,472,000	6%	Group I, TAC, accrual directed	AAA/Aaa/AAA	N/A
IA-2	100,000,000	6% (1)	Group I, TAC, super senior, accrual directed	AAA/Aaa/AAA	N/A
IA-3	100,000	6%	Group I, accrual	AAA/Aaa/AAA	N/A
IA-4	198,891,000	6%	Group I, PAC	AAA/Aaa/AAA	N/A
IA-5	19,212,000	6%	Group I, PAC	AAA/Aaa/AAA	N/A
IA-6	219,000	6%	Group I, PAC	AAA/Aaa/AAA	N/A
IA-7	40,319,000	6%	Group I, NAS, super senior	AAA/Aaa/AAA	N/A
IA-8	7,123,000	6%	Group I, NAS, super senior support	AAA/Aaa/AAA	N/A
IA-PO	369,485	0%	Group I, ratio-stripped PO	AAA/Aaa/AAA	N/A
IA-IO	465,814,574 (notional)(2)	Variable (3)	Group I, ratio-stripped IO	AAA/Aaa/AAA	N/A
IIA-1	21,236,000	5.5%	Group II	AAA/Aaa/AAA	N/A
IIA-IO	22,353,548 (notional)(2)	Variable (3)	Group II, ratio-stripped IO	AAA/Aaa/AAA	N/A
B-1	13,165,000	Blended (4)	Composite (5)	AA/-/-	A
B-2	3,974,000	Blended (4)	Composite (5)	A/-/-	A, B-1
B-3	2,981,000	Blended (4)	Composite (5)	BBB/-/-	A, B-1, B-2

Certificates not offered by this prospectus

Class	Principal balance at cut-off date, ± up to 5%	Annual Interest rate	Special features	Subordinated to
B-4	$1,739,000	Blended (4)	Composite (5)	A, B-1, B-2, B-3
B-5	1,490,000	Blended (4)	Composite (5)	A, B-1, B-2, B-3, B-4
B-6	1,490,839	Blended (4)	Composite (5)	A, B-1, B-2, B-3, B-4, B-5
Residuals	N/A	N/A	Residual	N/A

_________________

(1) Class IA-2 will benefit from a yield maintenance agreement with Bear Stearns Financial Products that may provide additional payments to holders of class IA-2 certificates for distribution days for which libor is greater than 5.5%. See “Allocations and distributions — Yield maintenance” below.

(2) After the first distribution day, each ratio-stripped IO class will have a notional balance on any distribution day equal to the aggregate scheduled principal balance of the premium loans of the related pool on the last day of the preceding month.

(3) Each ratio-stripped IO class will accrue interest on its notional balance at an annual rate equal to the weighted average net loan rate of the premium loans in its related pool minus the target rate for that pool. The initial annual interest rates for the ratio-stripped IO classes are expected to be approximately:
Class IA-IO	0.5510%
Class IIA-IO	0.7727%

(4) The “blended” interest rate for each class B composite class is based on annual interest rates of 6% on the principal balance of its group I component class and 5.5% on the principal balance of its group II component class. The initial annual blended rate is expected to be approximately 5.9775%.

(5) Each composite class B-1 through B-6 has at all times a principal balance equal to the sum of the principal balances of its group I and group II component classes. The approximate initial principal balances of these component classes are:

Composite class	Group I component class principal balance	Group II component class principal balance
B-1	$12,572,705	$592,295
B-2	3,795,209	178,791
B-3	2,846,885	134,116
B-4	1,660,762	78,238
B-5	1,422,965	67,035
B-6	1,423,766	67,073

Transaction participants
Sponsor and Servicer	CitiMortgage, Inc., a New York corporation
Depositor	Citicorp Mortgage Securities, Inc., a Delaware corporation (CMSI)
CitiMortgage and CMSI are located at 1000 Technology Drive O’Fallon, Missouri 63368-2240 (636) 261-1313 www.citimortgagembs.com
Issuing entity	CMALT (CitiMortgage Alternative Loan Trust), Series 2006-A6 (the Trust). The Trust’s CIK code for its SEC filings is 0001378942.
Underwriter
Greenwich Capital Markets, Inc. (Greenwich Capital) for the offered certificates other than the ratio-stripped IO class certificates. The ratio-stripped IO class certificates will initially be transferred to the Sponsor as partial consideration for the purchase of the mortgage loans by CMSI, and may be sold by the Sponsor or held in its portfolio.

Trustee	U.S. Bank National Association Corporate Trust Services One Federal Street - 3rd floor Boston, Massachusetts 02110 Phone: (617) 603-6402 Fax: (617) 603-6637 Website: http://www.usbank.com/abs

The Trustee, a national banking association organized under the laws of the United States, is a wholly-owned subsidiary of U.S. Bancorp, the sixth largest bank holding company in the United States with total assets at September 30, 2006 exceeding $217 billion. The Trustee has acted as trustee of mortgage-backed securities since 1987. As of September 30, 2006, the Trustee (and its affiliate, U.S. Bank Trust National Association) was acting as trustee on approximately 1,027 issuances of prime residential mortgage-backed securities, with an outstanding aggregate principal balance of approximately $466,527,900,000.

Paying agent, transfer agent and certificate registrar	Citibank, N.A. Agency and Trust 388 Greenwich Street New York, New York 10013 Attn: Structured Finance Group Phone: (212) 816-5685 Fax: (212) 816-5527 Website: http://www.sf.citidirect.com
More on the certificates
Relative size of classes	Class	Approximate principal balance of class as percentage of principal balance of all classes at cut-off date (the class percentage)
	A B B-1 B-2 B-3	95.00% 5.00% 2.65% 0.80% 0.60%
Ratings
The rating agencies for the senior classes are Fitch, Moody’s, and S&P; the rating agency for the offered subordinated classes is Fitch. The offered certificates will not be sold unless the rating agencies have rated the offered certificates as shown above. The ratings of class IA-2 do not address the likelihood that yield maintenance payments will be received.

You should evaluate these ratings independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities. A rating agency may revise or withdraw a rating at any time.

Denominations	$1,000 and any whole dollar amount above $1,000.
Distribution days	25th day (or, if that is not a business day, the next business day) of each month, beginning December 26, 2006.

Servicing fee	0.25% per annum on the scheduled principal balance of the mortgage loans, to be paid from collections of interest on the mortgage loans.
Distribution priorities
After payment of the servicing fee to the Servicer, payments on the mortgage loans will be distributed as principal and interest on the certificates first to the class A certificates, in accordance with the allocation described in “Allocations” and “Distributions” in the core prospectus and “Allocations and distributions” in this prospectus supplement. Any remainder will be distributed to the class B certificates in order of seniority. See “Subordination” in the core prospectus.

Loss allocations
Losses on the mortgage loans will generally be allocated to the most subordinated classes, in order of subordination. Once the principal balances of the subordinated classes have been reduced to zero, losses will generally be allocated to the senior classes (with some adjustments for any accrual classes) in proportion to their principal balances. See “Adjustments to class balances” in the core prospectus.

Last distribution day	Group I certificates Group II certificates Class B certificates	November 25, 2036 November 25, 2021 November 25, 2036
Optional redemption (clean-up call)
At any time that the principal balance of the mortgage loans is less than 10% of the scheduled principal balance of the mortgage loans as of the cut-off date, CMSI may repurchase all the mortgage loans for their unpaid principal balance plus accrued interest, and other property of the Trust for its appraised value after estimated liquidation expenses, less any unrecovered advances. Certificate holders would then receive a final distribution reducing the principal balance of their certificates to zero. Some certificates may receive less than their principal balance plus accrued interest if the appraised value of the other property, less estimated liquidation expenses, is less than the unpaid principal balance of the related mortgage loan.

Loss limits	There are no special hazard, fraud or bankruptcy loss limits.
Prepayment model and prepayment rates assumed in structuring series
100% of a prepayment curve model (the PPC prepayment model), which assumes prepayments are made at a 8% per annum rate in the first month, increasing by 12/11% (approximately 1.0909%) per annum in each following month until the 12th month, when the rate will be 20% per annum:

	Months (or partial months) since mortgage loan origination	Approximate per annum prepayment rate
	1	8.0000%
	2	9.0909%
	3	10.1818%
	4	11.2727%
	5	12.3636%
	6	13.4545%
	7	14.5455%
	8	15.6364%
	9	16.7273%
	10	17.8182%
	11	18.9091%
	12 and after	20.0000%
“Mortgage related securities” under SMMEA	Classes A and B-1
Record date
For a distribution day, the close of business on
• for class IA-2, the day preceding that distribution day, and
• for all other classes, the last business day of the calendar month preceding that distribution day.

Accrual periods for class IA-2
Class IA-2 will accrue interest from the 25th day of each month preceding the related distribution day through the 24th day of the following month. For this class, each accrual period will be considered to be 30 days, regardless of the actual number of days in the period.

Closing date	November 29, 2006
Conditions to closing
The certificates offered by this prospectus will not be sold unless the certificates in classes B-4, B-5 and B-6 (none of which are offered by this prospectus) are sold on the closing date. Greenwich Capital (the Purchaser) has agreed to purchase the class B-4, B-5 and B-6 certificates on the closing date, subject to the satisfaction of customary closing conditions. Also see “Ratings” above.

Federal taxes
The Trust is not expected to be subject to federal income tax. See “Taxation of the Trust” in the core prospectus.

Certificates will generally be taxed as if they were newly originated debt instruments. In particular, interest, original issue discount and market discount on a certificate will be ordinary income to the holder, and distributions of principal on a certificate will be a return of capital to the extent of the holder’s basis in the certificate. See “Taxation of certificate holders” in the core prospectus.

Certain classes of certificates are issued with original issue discount or premium. See “Federal income tax consequences” in this prospectus supplement.

Holders of class IA-2 certificates benefit from a yield maintenance agreement with Bear Stearns Financial Products. The yield maintenance agreement has special federal income tax aspects; see “Federal income tax consequences—Yield maintenance payments” in this prospectus supplement.

Series overview—the mortgage loans at November 1, 2006 (the cut-off date)

The mortgage loans have been divided into two pools of mortgage loans. The mortgage loans in pool I are mortgage loans that have original maturities of at least 20 but not more than 30 years. The mortgage loans in pool II have original maturities of at least 10 but not more than 15 years.
CMSI has made representations and warranties to the Trustee as to the description, condition, title, lien priority, payment status, legality and other matters regarding the mortgage loans. If there is a breach of a representation or warranty for a mortgage loan that materially and adversely affects the certificate holders, CMSI must cure the breach, repurchase the loan or substitute eligible mortgage loans. See “The mortgage loans—Representations by CMSI” and “—Repurchase or substitution of mortgage loans” in the core prospectus.

	Pool I	Pool II	Combined
Number	1,424	82	1,506
Scheduled principal balance (± up to 5%)	$474,427,777	$22,353,548	$496,781,325
less than $300,000	28.78%	33.53%	28.99%
less than $500,000	58.17%	60.69%	58.29%
greater than $1 million	2.15%	None	2.06%
Fixed rate one- to four-family residential, of which
single-family detached dwellings	82.49%	80.61%	82.40%
condominiums, condotel, townhouses, rowhouses or cooperative apartments	10.20%	6.63%	10.04%
investment properties	6.17%	12.89%	6.47%

determined by CMSI to be primary residence of homeowner	90.61%	81.54%	90.20%
Geographic concentration
California	30.76%	27.81%	30.62%
Illinois	4.93%	11.51%	5.23%
any other state	No more than 10%	No more than 10%	No more than 10%
any one ZIP code	0.55%	4.45%	0.53%
Loan-to-value ratios at origination (taking into account the loanable value of additional collateral)
greater than 80%	2.87%	None	2.75%
greater than 90%	0.36%	None	0.34%
weighted average	72.17%	62.43%	71.73%
Mortgage loans for which additional collateral (i.e., collateral other than the mortgaged property) was considered in calculating loan-to-value ratios	None	None	None
approximate weighted average loan-to-value ratio of such loans if additional collateral is not taken into account	N/A	N/A	N/A
Range of interest rates on mortgage loans (before deduction of servicing fee)	5.5% to 8%	5.75% to 7.625%	5.5% to 8%
Weighted average mortgage interest rate (before deduction of servicing fee)	6.786%	6.523%	6.775%
Servicing fee	0.25%	0.25%	0.25%
Range of original maturities	20 to 30 years	10 to 15 years	10 to 30 years
Latest scheduled maturity	November 1, 2036	November 1, 2021	November 1, 2036
Weighted average remaining term to stated maturity	357 months	177 months	349 months
Weighted average original term to maturity	359 months	179 months	351 months
Target rate	6%	5.5%	N/A
Discount mortgage loans—i.e., loans with net loan rates (interest rate less servicing fee) less than the target rate
number	24	None	N/A
scheduled principal balance	$8,613,204	$0	N/A
weighted average interest rate	5.993%	N/A	N/A
weighted average remaining term to stated maturity	358 months	N/A	N/A
weighted average original term to maturity	360 months	N/A	N/A
Premium mortgage loans—i.e., loans with net loan rates (interest rate less servicing fee) greater than or equal to the target rate
number	1,400	82	N/A

scheduled principal balance	$465,814,574	$ 22,353,548	N/A
weighted average interest rate	6.801%	6.523%	N/A
weighted average remaining term to stated maturity	357 months	177 months	N/A
weighted average original term to maturity	359 months	179 months	N/A
Originated from	August 1, 2005 through November 1, 2006	October 1, 2005 through November 1, 2006	August 1, 2005 through November 1, 2006
Mortgage loans originated under the Alt-A:
Full/Alt program	20.42%	24.42%	20.60%
Stated Income/Verified Assets program	61.85%	56.03%	61.59%
No Ratio (No Income/Verified Assets) program	5.61%	10.43%	5.83%
Stated Income/Stated Assets program	10.14%	8.89%	10.09%
No Income/No Assets program	1.98%	0.23%	1.90%
Verified Income/No Assets program	None	None	None
Refinanced mortgage loans	60.08%	78.75%	60.92%
“Home loans” subject to the Georgia Fair Lending Act and originated on or before the Act’s amendment, effective March 7, 2003.	None	None	None

In the preceding tables:
• All mortgage loans were originated or acquired by CitiMortgage.
• Percentages of mortgage loans shown above are percentages of scheduled principal balance. Interest rates and servicing fee shown above are per annum. Amounts and percentages relating to premium and discount loans are approximate.

Series risk factors
You should consider the following risk factors for this series, as well as the general risk factors for the certificates discussed in the core prospectus, before you purchase any certificates.

Alt-A mortgage loans
All the mortgage loans are Alt-A loans. Alt-A loans may involve higher loan-to-value ratios, different property types or more limited borrower documentation than other mortgage loans securitized by CMSI. Alt-A loans are described in the core prospectus under “Mortgage loan underwriting—Alt-A loans.”

Interest-only mortgage loans
Approximately $145.4 million (principal amount) of the mortgage loans are interest-only mortgage loans, distributed among the pools as follows:

Pool I	Pool II	Combined
30.64%	None	29.26%

The interest-only mortgage loans require homeowners to pay interest but not principal for the first 10 years of these loans; after 10 years, homeowners must make level payments of principal and interest for the next 20 years so as to fully amortize their loan. Risks attendant to interest-only mortgage loans are described in the core prospectus under “General risk factors — Interest-only mortgage loans.”

Yield maintenance payments: counterparty risk
Under certain circumstances, the paying agent may receive yield maintenance payments from

Bear Stearns Financial Products to be distributed to the holders of the class IA-2 certificates. See “Allocations and distributions—Yield maintenance” below. The paying agent’s ability to make these distributions will be subject to the credit risk of Bear Stearns Financial Products.

Limited senior status for ratio-stripped IO classes
The ratio-stripped IO classes are not entitled to all the benefits of subordination afforded to the other senior classes, nor are these ratio-stripped IO classes entitled to reimbursement of the type afforded a ratio-stripped PO class. In particular, a principal loss on a premium mortgage loan in a pool will reduce interest allocations to the related ratio-stripped IO class. See “Subordination—Limited senior status for ratio-stripped IO classes” in the core prospectus.

Housing price cycle
A number of commentators have recently suggested that home prices in the United States are at or near a cyclical high, and likely to fall substantially in the near future. There have been reports that housing prices in some areas are currently declining. A substantial fall in housing prices could cause an increase in defaults on the mortgage loans, and would reduce the amount that could be realized on foreclosure. This potential effect could be larger for Alt-A pools.

The mortgage loans
Detailed information
The detailed description of the mortgage loans at the end of this supplement contains additional information on the mortgage loans expected to be included in the Trust on the closing date. The mortgage loans actually included in the Trust may differ from the description in this supplement, but the differences will not be material.

Selection
Currently, CitiMortgage originates most fixed-rate non-conforming mortgage loans for sale rather than to be held in portfolio. CitiMortgage may sell such loans in bulk or securitize them, depending on market conditions. Mortgage loans included in this series represent all fixed-rate non-conforming loans recently originated by CitiMortgage or purchased from its affiliates, except that
• loans with FICO scores below 620, or with original principal balances greater than $2.5 million, are generally not included in the pool,
• a few recently originated loans are not included because of irregularities or data inconsistencies,
• a few loans originated earlier are included because their irregularities or data inconsistencies have recently been resolved, and
• some loans may be held in portfolio because of special circumstances or market conditions.

Allocations and distributions
Senior target-rate class allocations
On each distribution day before the subordination depletion date, the aggregate scheduled and unscheduled principal allocated to the senior target-rate classes of a group will be allocated to the individual senior target-rate classes of that group as follows:
Group I: Principal allocated to the group I senior target-rate classes from the pool I target-rate strip will be allocated sequentially as follows:
First, to classes IA-7 and IA-8, the amounts determined under ‘‘NAS classes’’ below.
Second, sequentially to classes IA-4 through IA-6, in that order, until their aggregate principal balance is reduced to their aggregate planned balance for that distribution day as shown in “—PAC classes” below.
Third, concurrently to classes IA-1 and IA-2, in proportion to their principal balances, until their aggregate principal balance is reduced to their aggregate targeted balance for that distribution day as shown in “—TAC classes” below.
Fourth, to class IA-3 until its principal balance is reduced to zero.
Fifth, concurrently to classes IA-1 and IA-2, in proportion to their principal balances, without regard to their aggregate targeted balance, until their principal balances are reduced to zero.
Sixth, sequentially to classes IA-4 through IA-6, in that order, without regard to their aggregate planned balance, until their principal balances are reduced to zero.
Seventh, concurrently to classes IA-7 and IA-8, in proportion to their principal balances, until their principal balances are reduced to zero.
Group II: Principal allocated to the group II senior target-rate classes from the pool II target-rate strip will be allocated to class IIA-1 until its principal balance is reduced to zero.
Beginning on the subordination depletion date, the priorities stated above will cease to be in effect, and the principal allocation for the senior target-rate classes of each group will be allocated to the senior target-rate classes of the group in proportion to their principal balances on the preceding day.
On the first distribution day, the senior target-rate classes are expected to be allocated between 94.50% and 95.50% of scheduled principal payments on the target-rate strips.

Accrual and accrual directed classes
While an accrual class may receive principal distributions prior to the subordination depletion date, an accrual class will not receive current interest distributions prior to the earlier of its accrual termination day or the subordination depletion date.
On each distribution day before interest is distributed to the accrual class IA-3, interest that is accrued on the principal balance of that class will be redirected to make principal distributions concurrently to its accrual directed classes IA-1 and IA-2, in proportion to their principal balances, until their aggregate principal balance is reduced to their aggregate targeted balance for that distribution day.
The accrual termination day for an accrual class will be the first distribution day after the principal balance of each of its accrual directed classes is reduced to zero.
An accrual class’s principal balance will be increased by the amount of any interest distribution that is redirected to other classes as principal.
Distributions to accrual classes are described in greater detail in “Distributions—Accrual and accrual directed classes” in the core prospectus.

Prepayments and other unscheduled principal
For the first nine years—that is, for distribution days 1 through 108—and, under the circumstances described below, for later distribution days, the senior target-rate classes of each group will receive disproportionately large allocations of unscheduled principal payments received during the preceding month on the target-rate strip of the related pool, as follows:
• Subject to the following provisos, on each distribution day the senior target-rate classes of a group will be allocated, in the aggregate, their proportionate share (based on principal balances of the group’s senior target-rate classes and the group’s subordinated target-rate component classes), plus the following percentage of the group’s subordinated target-rate component classes’ proportionate share, of unscheduled principal payments:
distribution day	percentage
1 - 60	100%
61 - 72	70%
73 - 84	60%
85 - 96	40%
97 - 108	20%
109 and after	0%
provided, that for any distribution day,
• if the ratio of the aggregate principal balance of the senior target-rate classes of all groups to the aggregate principal balance of all the target-rate classes exceeds that ratio on the cut-off date, the senior target-rate classes of each group will be allocated 100% of unscheduled principal payments on the related pool’s target-rate strip;
• if the distribution day is one on which the percentage shown in the preceding table is to be reduced—that is, the 61st, 73rd, 85th, 97th or 109th distribution day—and either the cumulative loss test or the delinquency test described below are not satisfied, then the percentage will not be reduced on that distribution day or on any subsequent distribution day until both the cumulative loss and delinquency tests are passed; and
• if the cumulative loss test is not satisfied for a distribution day, the percentage of unscheduled principal payments allocated to the senior target-rate classes of a group will be the greater of (a) the percentage for that distribution day calculated in accordance with the rules stated above, or (b) the percentage on the preceding distribution day.
Example: Suppose that on the 73rd distribution day, the aggregate principal balance of the senior target-rate classes of group I is $94 million, the aggregate principal balance of the subordinated group I target-rate component classes is $6 million, and the Trust received $2 million of unscheduled principal payments on the pool I target-rate strip during the preceding month. Then the senior target-rate classes of group I will be allocated their 94% proportionate share of the $2 million (that is, $1,880,000) plus, per the table, 60% of the remaining $120,000, or $72,000, for a total of $1,952,000.
If, however, the ratio of the principal balance of the senior target-rate classes of all groups to the principal balance of all the target-rate classes is greater than that ratio on the cut-off date, then the senior target-rate classes of group I will receive the entire $2 million of unscheduled principal.
The cumulative loss test is satisfied for a distribution day if cumulative realized losses (for all pools) through that distribution day do not exceed the following percentages of the initial principal balance of the subordinated (composite) classes:
distribution day	percentage of initial principal balance of subordinated (composite) classes
61 - 72	30%
73 - 84	35%
85 - 96	40%
97 - 108	45%
109 and after	50%
The delinquency test is satisfied for a distribution day if the average of the aggregate scheduled principal balance of mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure and real estate owned by the Trust as a result of homeowner default) for that distribution day and the preceding five distribution days is either (1) less than 50% of the average of the principal balance of the subordinated classes for those distribution days, or (2) less than 2% of the average scheduled principal balance of all of the mortgage loans for those distribution days.

NAS classes
Classes IA-7 and IA-8 are non-accelerated senior, or NAS classes.
For the first 60 distribution days, the principal allocation for a NAS class will be zero.
For distribution day 61 and after, the principal allocation for each NAS class will equal
• its proportionate share, based on the principal balances of the group’s target-rate classes, of scheduled principal payments on the related pool’s target-rate strip allocated to the group’s target-rate classes for that distribution day, plus
• the following percentage of its proportionate share, based on principal balances of the group‘s target-rate classes, of unscheduled principal payments on the related pool’s target-rate strip allocated to the group’s target-rate classes for that distribution day:
distribution day	percentage
0 - 60	0%
61 - 72	30%
73 - 84	40%
85 - 96	60%
97 - 108	80%
109 and after	100%
A NAS class’s weighted average life will be longer, and could be significantly longer, than if it always received its proportionate share of principal distributions.

Yield maintenance
Bear Stearns Financial Products Inc. (Bear Stearns Financial Products or the yield maintenance provider) has agreed with CMSI and the Trustee that the yield maintenance provider will make additional yield maintenance payments to the paying agent to be distributed to holders of the class IA-2 certificates.
Each yield maintenance payment to the paying agent will be a per annum percentage (the yield maintenance percentage) equal to the excess of LIBOR for the accrual period over 5.5%, subject to a maximum of 3.5%, of an assumed principal balance for the class for the relevant distribution day.
The paying agent will pass the yield maintenance payments through to the holders of the class IA-2 certificates, but not more than will be required to pay the class IA-2 certificates an amount (the yield maintenance amount) for that distribution day equal to the yield maintenance percentage of the actual principal balance for the class for that distribution day.
If for any distribution day, the assumed principal balance is greater than the aggregate outstanding principal balance of the class IA-2 certificates, the yield maintenance payment by the yield maintenance provider to the paying agent may exceed the yield maintenance payment required to be made to the holders of the class IA-2 certificates. In such case, the paying agent will deposit any excess in a yield maintenance reserve fund maintained in an account at the paying agent. The yield maintenance reserve fund will be used to cover any shortfalls in interest distributions or, as a result of the actual principal balance being greater than the assumed principal balance, any failure of the sum of interest distributions on the class IA-2 certificates plus yield maintenance payments for that distribution day to equal LIBOR plus 0.5% per annum (but not more than 9.5% per annum). When the principal balance of the class IA-2 certificates has been reduced to zero, any funds remaining in the yield maintenance reserve fund will be paid to the Underwriter.
The assumed principal balances for class IA-2 are:

Distribution day in	Class IA-2 assumed principal balance
December 2006	$100,000,000.00
January 2007	98,080,043.60
February 2007	95,978,464.34
March 2007	93,699,207.64
April 2007	91,246,869.19
May 2007	88,626,686.27
June 2007	85,844,525.78
July 2007	82,906,868.98
August 2007	79,820,793.11
September 2007	76,593,949.61
November 2007	73,234,539.33
November 2007	69,751,284.52
December 2007	66,400,587.40
January 2008	63,180,548.76
February 2008	60,089,263.97
March 2008	57,124,822.75
April 2008	54,285,309.02
May 2008	51,568,800.81
June 2008	48,973,370.12
July 2008	46,497,082.96
August 2008	44,137,999.31
September 2008	41,894,173.24
November 2008	39,763,652.93

Distribution day in	Class IA-2 assumed principal balance
November 2008	37,744,480.91
December 2008	35,834,694.14
January 2009	34,032,324.31
February 2009	32,335,398.06
March 2009	30,741,937.30
April 2009	29,249,959.51
May 2009	27,857,478.17
June 2009	26,511,452.55
July 2009	25,210,881.09
August 2009	23,954,781.76
September 2009	22,742,191.66
November 2009	21,572,166.69
November 2009	20,443,781.14
December 2009	19,356,127.39
January 2010	18,308,315.58
February 2010	17,299,473.21
March 2010	16,328,744.89
April 2010	15,395,291.97
May 2010	14,498,292.22
June 2010	13,636,939.54
July 2010	12,810,443.68
August 2010	12,018,029.85
September 2010	11,258,938.55
November 2010	10,532,425.18
November 2010	9,837,759.80
December 2010	9,174,226.87
January 2011	8,541,124.93
February 2011	7,937,766.39
March 2011	7,363,477.21
April 2011	6,817,596.69
May 2011	6,299,477.20
June 2011	5,808,483.90
July 2011	5,343,994.57
August 2011	4,905,399.31
September 2011	4,492,100.31
November 2011	4,103,511.67
November 2011	3,739,059.11
December 2011	3,398,179.79
January 2012	3,210,894.77
February 2012	3,044,900.22
March 2012	2,899,672.76
April 2012	2,774,699.59
May 2012	2,669,478.22
June 2012	2,583,516.33
July 2012	2,516,331.54
August 2012	2,467,451.25
September 2012	2,436,412.42
November 2012	2,422,761.41
November 2012	2,422,375.36
December 2012	2,421,987.39
January 2013	2,421,597.48
February 2013	2,421,205.62
March 2013	2,420,811.80
April 2013	2,420,416.01
May 2013	2,420,018.24
June 2013	2,419,618.48
July 2013	2,419,216.73
August 2013	2,418,812.96
September 2013	2,418,407.18
November 2013	2,417,999.36
November 2013	2,417,589.51
December 2013	2,417,177.61
January 2014	2,416,763.65
February 2014	2,416,347.62
March 2014	2,415,929.51
April 2014	2,415,509.31
May 2014	2,415,087.01
June 2014	2,414,662.59
July 2014	2,414,236.06
August 2014	2,413,807.39
September 2014	2,413,376.58
November 2014	2,412,943.61
November 2014	2,412,508.48
December 2014	2,412,071.17
January 2015	2,411,631.68
February 2015	2,411,189.99
March 2015	2,410,746.09
April 2015	2,410,299.98
May 2015	2,409,851.63
June 2015	2,409,401.04
July 2015	2,408,948.19
August 2015	2,408,493.08
September 2015	2,408,035.70

Distribution day in	Class IA-2 assumed principal balance
November 2015	2,407,576.03
November 2015	2,407,114.06
December 2015	2,406,649.78
January 2016	2,406,183.18
February 2016	2,405,714.25
March 2016	2,405,242.97
April 2016	2,404,769.34
May 2016	2,404,293.34
June 2016	2,403,814.96
July 2016	2,403,334.18
August 2016	2,402,851.01
September 2016	2,402,365.41
November 2016	2,401,877.39
November 2016	2,401,386.93
December 2016	2,400,894.01
January 2017	2,400,398.64
February 2017	0.00

The yield maintenance provider will not make yield maintenance payments for any distribution day after January 2017.
You should note that the yield maintenance provider will determine LIBOR under the yield maintenance agreement, and may use different procedures than under the provisions for interest payments on the certificates. Accordingly, yield maintenance payments could be higher or lower than if LIBOR was determined under the procedures used for determining interest due on the certificates.
The “significance percentage” for the yield maintenance agreement, as calculated in accordance with Item 1115 of Regulation AB under the Securities Act of 1933 is less than 10%.
The Underwriter will pay the yield maintenance provider for the yield maintenance agreement, and there will be no charge to the Trust.
If the ratings of the yield maintenance provider’s debt obligations fall below levels set in the yield maintenance agreement, the yield maintenance provider must either
• post collateral,
• take other action to restore the required ratings, or
• assign the yield maintenance agreement to, or have the yield maintenance provider’s obligations under the agreement guaranteed by, a third party with the required ratings.
The yield maintenance provider may also have to assign the yield maintenance agreement if the yield maintenance provider can not provide the Depositor with certain information required to enable the Depositor to fulfill its disclosure obligations under the federal securities laws.
The yield maintenance provider, Bear Stearns Financial Products, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. Bear Stearns Financial Products engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. As of the date of this prospectus, Bear Stearns Financial Products has a ratings classification of “AAA” from S&P and “Aaa” from Moody’s. Bear Stearns Financial Products will provide upon request, without charge, to each person to whom this prospectus is delivered, a copy of (i) the ratings analysis from each of S&P and Moody’s evidencing those respective ratings or (ii) the most recent audited annual financial statements of Bear Stearns Financial Products. Requests for information should be directed to the DPC Manager of Bear Stearns Financial Products Inc. at (212) 272-4009 or in writing at 383 Madison Avenue, 36th Floor, New York, New York 10179.

PAC classes
Classes IA-4 through IA-6 are PAC classes. Classes IA-1 through IA-3 are the support classes for the PAC classes.
The aggregate planned balance for the PAC classes on each distribution day is shown in the following table. The aggregate planned balances for the PAC classes were calculated assuming that
• the mortgage loans and the certificates conform to the structuring assumptions described in “Weighted average lives and yields to maturity” below, and
• the mortgage loans are prepaid at any constant rate within the range 125% to 400% of the PSA prepayment model.

Distribution day in	Classes IA-4 through IA-6 aggregate planned balance
Initial	$218,322,000.00
December 2006	217,751,924.48
January 2007	217,080,510.40
February 2007	216,308,905.64
March 2007	215,437,350.35
April 2007	214,466,148.81
May 2007	213,395,669.31
June 2007	212,226,344.08
July 2007	210,958,669.11
August 2007	209,593,203.87
September 2007	208,130,571.03
October 2007	206,571,456.06
November 2007	204,916,606.75
December 2007	203,166,832.74
January 2008	201,323,004.89
February 2008	199,386,054.63
March 2008	197,356,973.26
April 2008	195,236,811.15
May 2008	193,026,676.86
June 2008	190,727,736.28
July 2008	188,341,211.59
August 2008	185,868,380.26
September 2008	183,310,573.93
October 2008	180,669,177.24
November 2008	177,945,626.64
December 2008	175,141,409.06
January 2009	172,258,060.63
February 2009	169,297,165.27
March 2009	166,261,698.96
April 2009	163,246,066.00
May 2009	160,250,427.67
June 2009	157,274,655.41
July 2009	154,318,621.49
August 2009	151,382,199.04
September 2009	148,465,261.99
October 2009	145,567,685.10
November 2009	142,689,343.97
December 2009	139,830,114.98
January 2010	136,989,875.35
February 2010	134,168,503.07
March 2010	131,365,876.94
April 2010	128,581,876.57
May 2010	125,816,382.33
June 2010	123,069,275.38
July 2010	120,340,437.67
August 2010	117,629,751.90
September 2010	114,937,101.56
October 2010	112,262,370.88
November 2010	109,605,444.86
December 2010	106,966,209.25
January 2011	104,344,550.54
February 2011	101,740,355.98
March 2011	99,153,513.53
April 2011	96,583,911.92
May 2011	94,031,440.57
June 2011	91,495,989.64
July 2011	88,977,450.02
August 2011	86,475,713.31
September 2011	83,990,671.80
October 2011	81,522,218.50
November 2011	79,070,247.12
December 2011	76,812,891.84
January 2012	74,571,538.20
February 2012	72,346,082.50
March 2012	70,136,421.71
April 2012	67,942,453.48
May 2012	65,764,076.14
June 2012	63,601,188.66
July 2012	61,453,690.70
August 2012	59,321,482.56

Distribution day in	Classes IA-4 through IA-6 aggregate planned balance
September 2012	57,204,465.22
October 2012	55,102,540.28
November 2012	53,015,610.01
December 2012	50,987,421.94
January 2013	48,973,751.69
February 2013	46,974,503.98
March 2013	45,026,752.73
April 2013	43,133,042.65
May 2013	41,292,043.07
June 2013	39,502,454.66
July 2013	37,763,008.69
August 2013	36,072,466.33
September 2013	34,429,617.95
October 2013	32,833,282.47
November 2013	31,282,306.66
December 2013	30,031,455.28
January 2014	28,817,423.15
February 2014	27,639,249.79
March 2014	26,495,998.33
April 2014	25,386,754.92
May 2014	24,310,628.23
June 2014	23,266,748.86
July 2014	22,254,268.84
August 2014	21,272,361.13
September 2014	20,320,219.13
October 2014	19,397,056.14
November 2014	18,502,104.95
December 2014	17,849,009.81
January 2015	17,215,383.63
February 2015	16,600,695.76
March 2015	16,004,429.26
April 2015	15,426,080.53
May 2015	14,865,159.00
June 2015	14,321,186.80
July 2015	13,793,698.44
August 2015	13,282,240.48
September 2015	12,786,371.29
October 2015	12,305,660.67
November 2015	11,839,689.65
December 2015	11,557,851.12
January 2016	11,282,626.70
February 2016	11,013,862.72
March 2016	10,751,409.04
April 2016	10,495,119.00
May 2016	10,244,849.31
June 2016	10,000,459.99
July 2016	9,761,814.30
August 2016	9,528,778.66
September 2016	9,301,222.54
October 2016	9,072,990.27
November 2016	8,850,160.40
December 2016	8,632,670.90
January 2017	8,420,395.86
February 2017	8,213,212.32
March 2017	8,011,000.15
April 2017	7,813,642.07
May 2017	7,621,023.50
June 2017	7,433,032.54
July 2017	7,249,559.91
August 2017	7,070,498.87
September 2017	6,895,745.18
October 2017	6,725,197.03
November 2017	6,558,754.98
December 2017	6,396,321.93
January 2018	6,237,803.03
February 2018	6,083,105.66
March 2018	5,932,139.37
April 2018	5,784,815.79
May 2018	5,641,048.65
June 2018	5,500,753.70
July 2018	5,363,848.63
August 2018	5,230,253.08
September 2018	5,099,888.57
October 2018	4,972,678.44
November 2018	4,848,547.85
December 2018	4,727,423.69
January 2019	4,609,234.56
February 2019	4,493,910.77
March 2019	4,381,384.21
April 2019	4,271,588.41
May 2019	4,164,458.43
June 2019	4,059,930.87
July 2019	3,957,943.82

Distribution day in	Classes IA-4 through IA-6 aggregate planned balance
August 2019	3,858,436.79
September 2019	3,761,350.75
October 2019	3,666,628.03
November 2019	3,574,212.33
December 2019	3,484,048.65
January 2020	3,396,083.31
February 2020	3,310,263.87
March 2020	3,226,539.13
April 2020	3,144,859.10
May 2020	3,065,174.94
June 2020	2,987,438.99
July 2020	2,911,604.70
August 2020	2,837,626.60
September 2020	2,765,460.31
October 2020	2,695,062.49
November 2020	2,626,390.82
December 2020	2,559,403.97
January 2021	2,494,061.58
February 2021	2,430,324.27
March 2021	2,368,153.55
April 2021	2,307,511.87
May 2021	2,248,362.54
June 2021	2,190,669.74
July 2021	2,134,398.53
August 2021	2,079,514.74
September 2021	2,025,985.04
October 2021	1,973,776.89
November 2021	1,922,858.50
December 2021	1,873,198.85
January 2022	1,824,767.63
February 2022	1,777,535.27
March 2022	1,731,472.89
April 2022	1,686,552.29
May 2022	1,642,745.95
June 2022	1,600,026.98
July 2022	1,558,369.14
August 2022	1,517,746.82
September 2022	1,478,135.00
October 2022	1,439,509.27
November 2022	1,401,845.77
December 2022	1,365,121.25
January 2023	1,329,312.96
February 2023	1,294,398.74
March 2023	1,260,356.92
April 2023	1,227,166.36
May 2023	1,194,806.42
June 2023	1,163,256.95
July 2023	1,132,498.27
August 2023	1,102,511.20
September 2023	1,073,276.97
October 2023	1,044,777.29
November 2023	1,016,994.29
December 2023	989,910.54
January 2024	963,509.01
February 2024	937,773.08
March 2024	912,686.53
April 2024	888,233.53
May 2024	864,398.61
June 2024	841,166.69
July 2024	818,523.04
August 2024	796,453.28
September 2024	774,943.38
October 2024	753,979.64
November 2024	733,548.70
December 2024	713,637.49
January 2025	694,233.28
February 2025	675,323.64
March 2025	656,896.43
April 2025	638,939.81
May 2025	621,442.21
June 2025	604,392.35
July 2025	587,779.22
August 2025	571,592.07
September 2025	555,820.40
October 2025	540,453.97
November 2025	525,482.80
December 2025	510,897.13
January 2026	496,687.43
February 2026	482,844.43
March 2026	469,359.05
April 2026	456,222.44
May 2026	443,425.98

Distribution day in	Classes IA-4 through IA-6 aggregate planned balance
June 2026	430,961.22
July 2026	418,819.96
August 2026	406,994.15
September 2026	395,475.98
October 2026	384,257.80
November 2026	373,332.14
December 2026	362,691.73
January 2027	352,329.48
February 2027	342,238.44
March 2027	332,411.85
April 2027	322,843.12
May 2027	313,525.81
June 2027	304,453.62
July 2027	295,620.44
August 2027	287,020.28
September 2027	278,647.30
October 2027	270,495.80
November 2027	262,560.23
December 2027	254,835.17
January 2028	247,315.32
February 2028	239,995.53
March 2028	232,870.75
April 2028	225,936.08
May 2028	219,186.71
June 2028	212,617.98
July 2028	206,225.32
August 2028	200,004.28
September 2028	193,950.51
October 2028	188,059.78
November 2028	182,327.96
December 2028	176,751.01
January 2029	171,325.00
February 2029	166,046.10
March 2029	160,910.55
April 2029	155,914.71
May 2029	151,055.02
June 2029	146,328.00
July 2029	141,730.26
August 2029	137,258.50
September 2029	132,909.49
October 2029	128,680.09
November 2029	124,567.23
December 2029	120,567.92
January 2030	116,679.23
February 2030	112,898.33
March 2030	109,222.43
April 2030	105,648.84
May 2030	102,174.90
June 2030	98,798.04
July 2030	95,515.76
August 2030	92,325.59
September 2030	89,225.16
October 2030	86,212.13
November 2030	83,284.24
December 2030	80,439.26
January 2031	77,675.03
February 2031	74,989.45
March 2031	72,380.47
April 2031	69,846.09
May 2031	67,384.34
June 2031	64,993.32
July 2031	62,671.18
August 2031	60,416.12
September 2031	58,226.35
October 2031	56,100.16
November 2031	54,035.88
December 2031	52,031.87
January 2032	50,086.52
February 2032	48,198.30
March 2032	46,365.68
April 2032	44,587.18
May 2032	42,861.37
June 2032	41,186.83
July 2032	39,562.21
August 2032	37,986.16
September 2032	36,457.39
October 2032	34,974.63
November 2032	33,536.64
December 2032	32,142.21
January 2033	30,790.18
February 2033	29,479.41
March 2033	28,208.76

Distribution day in	Classes IA-4 through IA-6 aggregate planned balance
April 2033	26,977.17
May 2033	25,783.56
June 2033	24,626.91
July 2033	23,506.21
August 2033	22,420.48
September 2033	21,368.77
October 2033	20,350.14
November 2033	19,363.69
December 2033	18,408.53
January 2034	17,483.81
February 2034	16,588.68
March 2034	15,722.32
April 2034	14,883.95
May 2034	14,072.78
June 2034	13,288.06
July 2034	12,529.05
August 2034	11,795.03
September 2034	11,085.31
October 2034	10,399.20
November 2034	9,736.04
December 2034	9,095.19
January 2035	8,476.01
February 2035	7,877.90
March 2035	7,300.25
April 2035	6,742.49
May 2035	6,204.05
June 2035	5,684.37
July 2035	5,182.93
August 2035	4,699.19
September 2035	4,232.65
October 2035	3,782.81
November 2035	3,349.19
December 2035	2,931.33
January 2036	2,528.75
February 2036	2,141.02
March 2036	1,767.70
April 2036	1,408.38
May 2036	1,062.63
June 2036	730.06
July 2036	410.28
August 2036	102.91
September 2036	0.94
October 2036	0.00

TAC classes
Classes IA-1 and IA-2 are TAC classes. Class IA-3 is the support class for the TAC classes.
The aggregate targeted balance for the TAC classes on each distribution day is shown in the following table. The targeted balances were calculated assuming that the mortgage loans and the certificates conform to the structuring assumptions described in “Weighted average lives and yields to maturity” below, and the mortgage loans are prepaid at a constant rate of 75% per annum of the principal balance of the mortgage loans.

Distribution day in	Classes IA-1 and IA-2 aggregate targeted balance
Initial	$184,472,000.00
December 2006	133,079,757.67
January 2007	87,486,224.87
February 2007	47,065,901.48
March 2007	11,262,601.13
April 2007	0.00

Cross-collateralization
This is a cross-collateralized multiple-pool series, as described in “Multiple pool series” and “Cross-collateralization” in the core prospectus. In certain circumstances, losses on mortgage loans in one pool may be absorbed by, and some payments received on mortgage loans in one pool may be distributed to, classes in unrelated groups, as described in the core prospectus.
Because the pool II target-rate strip has a lower interest rate than the pool I target-rate strip, if group I is undercollateralized after the subordination depletion date, interest payments from the pool II target-rate strip that remain after interest distributions to the group II target-rate classes will not be sufficient to fully cover interest shortfalls on the group I target-rate classes.

Super senior and super senior support classes
The following table lists the super senior classes, and their respective super senior support classes.

Super senior class	Super senior support class	Support amount
IA-2	IA-8	$5,000,000
IA-7	IA-8	$2,123,000

After the subordination depletion date, any loss (other than a non-subordinated loss) on a target-rate strip that would otherwise reduce the principal balance of a super senior class will instead reduce the principal balance of its super senior support classes, up to the support amount shown for the super senior support class.

Maintenance of subordination
The degree of credit enhancement enjoyed by a class due to subordination may be measured by that class’s subordination level, which is the sum of the class percentages of all classes that are subordinated to that class. On the closing date, the following classes will have the following approximate initial subordination levels:
Class	%	$
Class A:	5.00%	$24,839,839
Class B-1:	2.35%	$11,674,839
Class B-2:	1.55%	$7,700,839
Class B-3:	0.95%	$4,719,839
Thus, the subordinated classes will have an aggregate principal balance on the closing date that is approximately 5% of the aggregate principal balance of all the classes.
The subordinated classes are also entitled to maintain a degree of credit enhancement by subordination throughout the life of the transaction. If on a distribution day, a subordinated class has an impaired subordination level—that is, its subordination level on that day is less than its initial subordination level—then all principal originally allocated to the subordinated classes will be allocated to the most senior of the subordinated classes with an impaired subordination level and to those subordinated classes that are senior to the impaired class, in proportion to their principal balances, up to those classes’ principal balances, and any remainder will be allocated to the remaining subordinated classes, in order of seniority, up to those classes’ principal balances.
Example: Suppose that on a distribution day, (a) each of classes B-1 through B-6 has a principal balance of $1,000, (b) the aggregate principal allocation to the subordinated classes is $3,120, and (c) class B-2 has an impaired subordination level. Then on that distribution day
(1) the entire amount allocated to the subordinated classes will be allocated to classes B-1 and B-2, in proportion to their principal balances, up to their principal balances, and
(2) the remaining $1,120 will be allocated to class B-3 until its principal balance is reduced to zero, and
(3) the remaining $120 will be allocated to class B-4.
Because this is a cross-collateralized multiple-pool series, impairment of subordination for subordinated classes will be determined based on composite class principal balances, not component class principal balances. In determining whether a composite class has an impaired subordination level, the principal balance of the composite class will equal the sum of the principal balances of its component classes. If a subordinated composite class has an impaired subordination level, then principal will be allocated among the subordinated composite classes as described above. The principal balance of each component class will then be adjusted so that the principal balance of the component class from each group will be in the same proportion for each subordinated composite class.

Special hazard, bankruptcy and fraud loss limits
There are no special hazard, bankruptcy or fraud loss limits.

Weighted average lives and yields to maturity
The following tables of weighted average lives and yields to maturity have been prepared using the following structuring assumptions:
• The mortgage loans and the classes have the characteristics set forth in “Summary—Series overview” above, without regard to any variation or approximation provided for in that section.
• The mortgage loans in the pools prepay at the indicated percentage of the applicable PPC prepayment model.
• Scheduled payments of principal and interest on the mortgage loans are received in a timely manner.
• CMSI does not make a clean-up call.
• You purchase the certificates on the closing date.
• Each discount loan (other than an IO loan) in pool I, each discount IO loan in pool I, and each discount loan in pool II has an original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period (if applicable) equal to the weighted average of the original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period for all the discount loans in the related pool or sub-pool, as shown in the table below.
• Each premium loan (other than an IO loan) in pool I, each premium IO loan in pool I, and each premium loan in pool II has an original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period (if applicable) equal to the weighted average of the original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period for all the premium loans in the related pool or sub-pool, as shown in the table below.

Discount loans	Pool I (other than IO)	Pool I (IO only)	Pool II
Weighted average original term to maturity	360 months	360 months	N/A
Weighted average remaining term to stated maturity	357 months	359 months	N/A
Gross weighted average interest rate	5.9711546341%	6.0990520343%	N/A
Aggregate scheduled principal balance	$7,168,003.88	$1,445,200.00	$0
Weighted average remaining IO period	N/A	119 months	N/A
Premium loans	Pool I (other than IO)	Pool I (IO only)	Pool II
Weighted average original term to maturity	359 months	360 months	179 months
Weighted average remaining term to stated maturity	357 months	358 months	177 months
Gross weighted average interest rate	6.7938090168%	6.8172321881%	6.5227235680%
Aggregate scheduled principal balance	$321,884,767.38	$143,929,806.16	$22,353,547.56
Weighted average remaining IO period	N/A	118 months	N/A

In the following tables,
• for any IO classes, the percentages shown are notional balances as a percent of initial notional balances, and
• ‘*’ indicates that between zero and 0.5% of initial principal or notional balance is outstanding.
The prepayment models, the structuring assumptions and the other assumptions described below are made for illustrative purposes only. It is highly unlikely that the mortgage loans will prepay at a constant rate until maturity or that the mortgage loans in each pool will prepay at the same rate. The characteristics of the actual mortgage loans are also likely to differ from the structuring and other assumptions. As a result, the actual principal or notional balances, weighted average lives and pre-tax yields of the certificates are likely to differ from those shown in the tables in this “Weighted average lives and yields to maturity” section, even if all of the mortgage loans prepay at the indicated percentages of the prepayment model. We urge you to consult your investment advisor and to make your investment decision based on your own determination as to anticipated rates of prepayment under a variety of scenarios and the suitability of a class of certificates to your investment objectives.

Principal balance as percent of initial principal balance

	Classes IA-1 and IA-2				Class IA-3						Class IA-4
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2007	100	85	65	44	23	106	106	106	106	106	98	93	93	93	93
November 25, 2008	100	75	35	0	0	113	113	113	0	0	96	80	80	79	50
November 25, 2009	100	71	19	0	0	120	120	120	0	0	95	62	62	41	12
November 25, 2010	100	69	9	0	0	127	127	127	0	0	92	45	45	15	0
November 25, 2011	100	68	4	0	0	135	135	135	0	0	90	30	30	0	0
November 25, 2012	100	67	3	0	0	143	143	143	0	0	88	17	17	0	0
November 25, 2013	100	66	3	0	0	152	152	152	0	0	86	6	7	0	0
November 25, 2014	100	62	3	0	0	161	161	161	0	0	83	0	1	0	0
November 25, 2015	100	57	3	0	0	171	171	171	0	0	81	0	0	0	0
November 25, 2016	100	51	3	0	0	182	182	182	0	0	78	0	0	0	0
November 25, 2017	100	46	3	0	0	193	193	193	0	0	73	0	0	0	0
November 25, 2018	100	41	2	0	0	205	205	205	0	0	69	0	0	0	0
November 25, 2019	100	36	2	0	0	218	218	218	0	0	63	0	0	0	0
November 25, 2020	100	31	1	0	0	231	231	231	0	0	58	0	0	0	0
November 25, 2021	100	27	1	0	0	245	245	245	0	0	52	0	0	0	0
November 25, 2022	100	24	1	0	0	261	261	261	0	0	46	0	0	0	0
November 25, 2023	100	20	1	0	0	277	277	277	0	0	39	0	0	0	0
November 25, 2024	100	18	*	0	0	294	294	294	0	0	32	0	0	0	0
November 25, 2025	100	15	*	0	0	312	312	312	0	0	24	0	0	0	0
November 25, 2026	100	13	*	0	0	331	331	331	0	0	16	0	0	0	0
November 25, 2027	100	10	*	0	0	351	351	351	0	0	7	0	0	0	0
November 25, 2028	100	9	*	0	0	373	373	373	0	0	0	0	0	0	0
November 25, 2029	97	7	0	0	0	396	396	285	0	0	0	0	0	0	0
November 25, 2030	85	5	0	0	0	421	421	205	0	0	0	0	0	0	0
November 25, 2031	73	4	0	0	0	446	446	143	0	0	0	0	0	0	0
November 25, 2032	59	3	0	0	0	474	474	95	0	0	0	0	0	0	0
November 25, 2033	45	2	0	0	0	503	503	59	0	0	0	0	0	0	0
November 25, 2034	30	1	0	0	0	534	534	32	0	0	0	0	0	0	0
November 25, 2035	13	*	0	0	0	567	567	12	0	0	0	0	0	0	0
November 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	26.53	10.35	2.09	0.97	0.71	29.82	29.57	24.73	1.99	1.41	14.19	3.86	3.88	2.79	2.08

Principal balance as percent of initial principal balance

	Class IA-5				Class IA-6						Classes IA-7 and IA-8
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2007	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2008	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2009	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2010	100	100	100	100	0	100	100	100	100	0	100	100	100	100	93
November 25, 2011	100	100	100	64	0	100	100	100	100	0	100	100	100	100	36
November 25, 2012	100	100	100	0	0	100	100	100	0	0	99	96	93	78	9
November 25, 2013	100	100	100	0	0	100	100	100	0	0	98	91	84	47	0
November 25, 2014	100	95	100	0	0	100	100	100	0	0	96	84	72	29	0
November 25, 2015	100	60	69	0	0	100	100	100	0	0	95	76	60	18	0
November 25, 2016	100	45	48	0	0	100	100	100	0	0	94	68	47	13	0
November 25, 2017	100	33	33	0	0	100	100	100	0	0	91	59	37	9	0
November 25, 2018	100	24	24	0	0	100	100	100	0	0	89	52	28	6	0
November 25, 2019	100	17	17	0	0	100	100	100	0	0	86	45	22	4	0
November 25, 2020	100	13	13	0	0	100	100	100	0	0	83	39	17	3	0
November 25, 2021	100	9	9	0	0	100	100	100	0	0	80	34	13	2	0
November 25, 2022	100	6	6	0	0	100	100	100	0	0	77	29	10	1	0
November 25, 2023	100	4	4	0	0	100	100	100	0	0	73	25	8	1	0
November 25, 2024	100	3	3	0	0	100	100	100	0	0	70	22	6	1	0
November 25, 2025	100	2	2	0	0	100	100	100	0	0	66	18	4	*	0
November 25, 2026	100	1	1	0	0	100	100	100	0	0	61	15	3	*	0
November 25, 2027	100	*	*	0	0	100	100	100	0	0	57	13	2	*	0
November 25, 2028	74	0	0	0	0	100	83	83	0	0	52	11	2	*	0
November 25, 2029	0	0	0	0	0	57	57	57	0	0	47	9	1	*	0
November 25, 2030	0	0	0	0	0	38	38	38	0	0	41	7	1	*	0
November 25, 2031	0	0	0	0	0	25	25	25	0	0	35	5	1	*	0
November 25, 2032	0	0	0	0	0	15	15	15	0	0	29	4	*	*	0
November 25, 2033	0	0	0	0	0	9	9	9	0	0	22	3	*	*	0
November 25, 2034	0	0	0	0	0	4	4	4	0	0	14	2	*	*	0
November 25, 2035	0	0	0	0	0	2	2	2	0	0	7	1	*	*	0
November 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	22.27	10.65	10.82	5.19	3.69	24.11	23.88	23.88	5.66	3.91	21.14	13.60	10.63	7.65	4.89

Principal balance as percent of initial principal balance

	Class IA-PO				Class IA-IO						Class IIA-1
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2007	99	91	82	74	66	99	91	83	75	67	96	88	80	72	63
November 25, 2008	98	81	65	51	39	98	82	66	52	40	91	75	60	46	34
November 25, 2009	96	72	51	35	23	98	73	52	36	24	87	63	44	29	18
November 25, 2010	95	64	41	24	14	97	65	42	25	14	82	53	33	18	8
November 25, 2011	94	56	32	17	8	96	58	33	17	8	76	44	24	11	3
November 25, 2012	92	50	25	12	5	95	51	26	12	5	70	37	17	6	1
November 25, 2013	90	44	20	8	3	94	46	21	8	3	64	30	12	3	0
November 25, 2014	89	39	16	5	2	92	41	16	6	2	58	24	8	2	0
November 25, 2015	87	34	12	4	1	91	36	13	4	1	51	19	6	1	0
November 25, 2016	85	30	10	3	1	90	32	10	3	1	43	15	4	1	0
November 25, 2017	83	26	7	2	*	87	28	8	2	*	35	11	3	*	0
November 25, 2018	80	23	6	1	*	85	25	6	1	*	27	7	2	*	0
November 25, 2019	78	20	4	1	*	82	21	5	1	*	17	4	1	*	0
November 25, 2020	75	17	3	1	*	80	19	4	1	*	8	2	*	*	0
November 25, 2021	72	15	3	*	*	77	16	3	*	*	0	0	0	0	0
November 25, 2022	69	13	2	*	*	74	14	2	*	*	0	0	0	0	0
November 25, 2023	65	11	2	*	*	70	12	2	*	*	0	0	0	0	0
November 25, 2024	62	9	1	*	*	67	10	1	*	*	0	0	0	0	0
November 25, 2025	58	8	1	*	*	63	9	1	*	*	0	0	0	0	0
November 25, 2026	54	7	1	*	*	59	7	1	*	*	0	0	0	0	0
November 25, 2027	50	6	*	*	*	54	6	1	*	*	0	0	0	0	0
November 25, 2028	46	5	*	*	*	50	5	*	*	*	0	0	0	0	0
November 25, 2029	41	4	*	*	*	45	4	*	*	*	0	0	0	0	0
November 25, 2030	36	3	*	*	0	39	3	*	*	*	0	0	0	0	0
November 25, 2031	30	2	*	*	0	34	2	*	*	*	0	0	0	0	0
November 25, 2032	25	2	*	*	0	27	2	*	*	*	0	0	0	0	0
November 25, 2033	19	1	*	*	0	21	1	*	*	*	0	0	0	0	0
November 25, 2034	12	1	*	*	0	14	1	*	*	*	0	0	0	0	0
November 25, 2035	6	*	*	0	0	6	*	*	*	*	0	0	0	0	0
November 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	19.36	7.86	4.37	2.91	2.13	20.36	8.13	4.49	2.97	2.18	8.57	5.24	3.45	2.41	1.79

Principal balance as percent of initial principal balance

	Class IIA-IO					Classes B-1, B-2 and B-3
	Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100
November 25, 2007	96	88	81	73	65	99	99	99	99	99
November 25, 2008	91	76	61	49	37	98	98	98	98	98
November 25, 2009	87	65	47	32	21	97	97	97	97	97
November 25, 2010	82	55	35	21	12	96	96	96	96	96
November 25, 2011	76	46	26	14	7	95	95	95	95	95
November 25, 2012	70	38	19	9	4	94	91	88	84	80
November 25, 2013	64	31	14	6	2	92	86	79	72	58
November 25, 2014	58	25	10	4	1	91	79	68	57	34
November 25, 2015	51	20	7	2	1	89	72	56	42	20
November 25, 2016	43	15	5	1	*	87	63	44	29	12
November 25, 2017	35	11	3	1	*	85	55	34	20	7
November 25, 2018	27	8	2	*	*	82	48	26	13	4
November 25, 2019	17	5	1	*	*	79	42	20	9	2
November 25, 2020	8	2	*	*	*	76	36	16	6	1
November 25, 2021	0	0	0	0	0	73	31	12	4	1
November 25, 2022	0	0	0	0	0	70	27	9	3	*
November 25, 2023	0	0	0	0	0	67	23	7	2	*
November 25, 2024	0	0	0	0	0	64	20	5	1	*
November 25, 2025	0	0	0	0	0	60	17	4	1	*
November 25, 2026	0	0	0	0	0	56	14	3	1	*
November 25, 2027	0	0	0	0	0	52	12	2	*	*
November 25, 2028	0	0	0	0	0	47	10	2	*	*
November 25, 2029	0	0	0	0	0	43	8	1	*	*
November 25, 2030	0	0	0	0	0	38	6	1	*	*
November 25, 2031	0	0	0	0	0	32	5	1	*	*
November 25, 2032	0	0	0	0	0	26	3	*	*	*
November 25, 2033	0	0	0	0	0	20	2	*	*	*
November 25, 2034	0	0	0	0	0	13	1	*	*	*
November 25, 2035	0	0	0	0	0	6	1	*	*	*
November 25, 2036	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	8.57	5.37	3.64	2.64	2.01	19.81	12.89	10.15	8.81	7.59

Yields on certain classes
The following tables indicate sensitivity to various rates of prepayment on the mortgage loans of the pre-tax yields to maturity on a corporate bond equivalent basis of the classes shown below. In addition to the structuring assumptions described in “Weighted average lives and yields to maturity” above, we have assumed that the classes have the following purchase prices :

Class	Purchase price (as % of initial principal or notional balance)
IA-PO	70%
IA-IO	1.8297*
IIA-IO	2.4427*
B-2	97.5*
B-3	89*
* Plus accrued interest from November 1, 2006 for classes IA-IO, IIA-IO, B-1 and B-2.

You should note that the only prepayments that affect
• the class B-2 and B-3 certificates are prepayments on the hypothetical loans in the target-rate strips,

• ratio-stripped PO class certificates are prepayments on the hypothetical loans in their related PO strips, and
• ratio-stripped IO class certificates, which are not entitled to receive payments of principal, are prepayments on the hypothetical loans in their related IO strips.
The pre-tax yields set forth in the following tables were calculated by
• determining the monthly discount rates that, when applied to the streams of cash flows assumed to be paid on the certificates, would make the discounted present value of the assumed stream of cash flows equal to the assumed purchase price on the closing date for each class, and
• converting the monthly rates to corporate bond equivalent rates.
The calculation does not take into account the interest rates at which you might reinvest distributions received by you on the certificates.

Pre-tax yields to maturity

Class	Percentage of prepayment model
	0%	50%	100%	150%	200%
IA-PO	1.910%	5.262%	9.775%	14.839%	20.397%
IA-IO	30.234	19.334	7.837	(4.370)	(17.436)
IIA-IO	25.772	15.208	4.062	(7.772)	(20.442)

In the following yield tables for classes B-2 and B-3, we assumed that
• scheduled interest and principal payments on the mortgage loans are received timely, except for mortgage loans on which defaults occur in accordance with the indicated percentages of SDA,
• defaults on the mortgage loans in each pool will at all times occur at the same rate,
• all defaulted loans are liquidated after exactly 12 months,
• there are realized losses of a percentage (referred to in the tables as the “loss severity” percentage) of the principal balance at liquidation of the defaulted mortgage loans,
• all realized losses are covered by subordination,
• the class A prepayment percentages are reduced only when permitted as described under “Allocations and distributions—Prepayments and other unscheduled principal” above, and
• there are no reductions to interest allocations due to prepayment interest shortfalls.

Pre-tax yield to maturity of class B-2

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	6.319%	6.357%	6.385%	6.319%	6.357%	6.385%
100%	6.321	6.357	6.385	6.323	6.358	6.385
150%	6.323	6.358	6.385	6.326	6.358	6.385
200%	6.324	6.358	6.386	6.310	6.359	6.386

Pre-tax yield to maturity of class B-3

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	7.461%	7.667%	7.818%	7.464%	7.669%	7.818%
100%	7.471	7.669	7.819	7.482	7.673	7.819
150%	7.484	7.675	7.821	5.302	7.674	7.820
200%	6.962	7.674	7.822	(2.846)	6.959	7.822

The following table shows aggregate realized losses on the certificates under each of the scenarios in the preceding tables, expressed as a percentage of the initial principal balance:

Aggregate realized losses

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	0.248%	0.165%	0.112%	0.372%	0.247%	0.169%
100%	0.492	0.328	0.224	0.738	0.492	0.336
150%	0.733	0.489	0.334	1.099	0.733	0.501
200%	0.970	0.648	0.443	1.455	0.972	0.665

Investors should note that
• the loss severity percentage does not purport to be a historical description of loss severity experience or a prediction of the anticipated loss severity of any pool of mortgage loans, and
• even if subsequently cured, delinquencies may affect the timing of distributions on the offered subordinated classes, because the entire amount of the delinquencies would be borne by the subordinated classes in reverse order of seniority before they would affect the senior classes.

Static pool information
CMSI has only securitized six previous series of Alt-A mortgage loans. Information (so-called static pool information) regarding delinquencies, cumulative losses, prepayments and other features of four of those series, 2005-A1, 2006-A1, 2006-A2, and 2006-A3, may be obtained, free of charge, by going to CitiMortgage’s website, www. citimortgagembs.com, clicking on “Reg AB,” selecting “CMALT” under “Shelf,” and clicking the “Go” button. The static pool information is in a Microsoft Excel™ spreadsheet for the quarters listed; for example, information as of the end of December 2005 (as the “current month” referred to in the spreadsheet) was posted in the first quarter of 2006 under the heading “1Q06.” The second tab of the spreadsheet contains definitions of terms used in the spreadsheet column headings. If you do not have the Excel program, you can read or print this information with Excel Viewer, a free program that you can download from Microsoft’s website at www.-micro-soft.-com.
CMSI has not purchased or originated a material number of Alt-A loans other than the loans included in the series referred to in the preceding paragraph, and the current series. Accordingly, no “vintage data” is available for such loans.
Static pool information regarding pools of residential mortgage loans composed primarily of loans other than Alt-A loans that were previously securitized by CitiMortgage may also be obtained free of charge on CitiMortgage’s website by clicking on “Reg AB,” selecting “CMSI” under “Shelf,” clicking the “Go” button, and selecting the appropriate quarter. Static pool information under the CMSI heading may not be an appropriate guide for assessing future performance of a series where the pool consists primarily of Alt-A loans.
Static pool information on the website as of the close of each calendar quarter is posted on the website about the middle of the following month, that is, about the 15th of January, April, July and October. Investors are urged to access the updated information when it becomes available.
Please note that static pool information about pools securitized before 2006 is not deemed to be a part of this prospectus or the registration statement for this prospectus.

Non-affiliated originators
Approximately the following percentages of mortgage loans (by principal balance) in the pools were originated by organizations not affiliated with CitiMortgage. These organizations originated the mortgage loans under guidelines that are substantially in accordance with CitiMortgage’s guidelines for its own originations.

Pool I	Pool II	Combined
57.97%	60.79%	58.10%
None of these organizations originated as much as 10% of the mortgage loans in any pool, except that American Home Mortgage Corp., a subsidiary of American Home Mortgage Investment Corp., and its affiliated companies, headquartered in Melville, New York, originated approximately 30.93% of the mortgage loans in pool I, 33.34% of the mortgage loans in pool II, and 31.04% of the mortgage loans in the combined pool.

Possible special servicer
CitiMortgage has entered into a special servicing agreement with Credit-Based Asset Servicing and Securitization LLC (C-BASS) and Litton Loan Servicing LP (Litton). Under the agreement, if C-BASS holds 100% of the outstanding certificates of the then most subordinated class of certificates, C-BASS may designate Litton as the servicer of any mortgage loans that are more than 90 days delinquent and of any mortgaged property owned by the Trust.
The special servicing agreement has been filed as exhibit 4.2 to the registration statement.

Additional ERISA considerations
The Department of Labor has granted the Underwriter, Greenwich Capital, an administrative exemption, Prohibited Transaction Exemption PTE 90-59, from some of ERISA’s prohibited transaction rules and some of the excise taxes imposed by the Internal Revenue Code for the initial purchase, the holding and the subsequent resale by ERISA plans of certificates in pass-through trusts that meet the conditions and requirements of the Underwriter’s exemption. The Underwriter’s exemption should apply to the acquisition, holding, and resale of the offered certificates by an ERISA plan, provided that specified conditions are met, including
• the acquisition of offered certificates by an ERISA plan is on terms that are at least as favorable to the ERISA plan as they would be in an arm’s-length transaction with an unrelated party,
• at the time the ERISA plan acquired the offered certificates, S&P, Fitch or Moody’s rated the certificates in one of the four highest generic rating categories,
• the sum of all payments made to the Underwriter in connection with the distribution of the offered certificates represents not more than reasonable compensation for underwriting those certificates, and
• the sum of all payments made to and retained by the servicer represents not more than reasonable compensation for the services provided to the Trust by the servicer and for reimbursement of the servicer’s reasonable expenses in providing those services.
The Underwriter’s exemption does not apply to the acquisition and holding of offered certificates by ERISA plans sponsored by CMSI, the Underwriter, the Trustee or any of their affiliates. Moreover, the exemption provides relief from certain self-dealing/conflict of interest prohibited transactions only if, among other requirements
• an ERISA plan’s investment in each class of offered certificates does not exceed 25% of the outstanding amount of that class at the time it acquired that position, and
• immediately after it acquired that position, no more than 25% of the assets of an ERISA plan with respect to which the person who has discretionary authority or renders advice are invested in certificates representing an interest in a trust containing assets sold or serviced by the same person.
A governmental plan as defined in section 3(32) of ERISA is not subject to ERISA or Internal Revenue Code section 4975. However, a governmental plan may be subject to similar federal, state or local laws. A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under such similar laws.

Legal investment
The class A and B-1 certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, (SMMEA), so long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The class B-2 and B-3 certificates will not be “mortgage related securities” under SMMEA.

Federal income tax consequences
The assets of the Trust will consist of mortgage loans. For federal income tax purposes, an election will be made to treat the Trust as one or more REMICs. Each class of the offered certificates will be designated as a regular interest in a REMIC. The regular interests represented by the offered certificates will be treated as debt instruments for US federal income tax purposes. In addition, the beneficial interest of the class IA-2 certificates in the yield maintenance agreement will be treated as a grantor trust for US federal income tax purposes.
It is anticipated that
• the class IA-PO certificates will be issued with original issue discount (OID) equal to the excess of their initial principal balance over their issue price,
• the class IA-IO and IIA-IO certificates will be issued with OID equal to the excess of all distributions of interest expected to be received on these certificates over their respective issue prices (including accrued interest from November 1, 2006),
• the class IA-3 certificates will be issued with OID equal to the excess of the sum of all expected distributions of principal and interest (whether current or accrued) on these certificates over their issue price (including accrued interest from November 1, 2006),
• the class IA-4, IA-5, IA-7, and IA-8 certificates will be issued at a premium,
• the regular interest represented by the class IA-2 certificates, and the class IA-6, IIA-1, B-1 and B-2 certificates, will be issued with de minimis OID, and
• the class IA-1 and B-3 certificates will be issued with OID equal to the excess of their initial principal balances (plus four days of accrued interest) over their respective issue prices (including accrued interest from November 1, 2006).

Yield maintenance payments
Each purchaser of a class IA-2 certificate must allocate the certificate’s purchase price between the related REMIC regular interest and the right to receive yield maintenance payments, based on the relative fair market values of each property right. CMSI is required to allocate the issue price, and that allocation will be binding on a holder unless the holder explicitly discloses on its tax return that its allocation is different from CMSI’s allocation.
CMSI intends to treat yield maintenance payments as includible in the income of the class IA-2 certificate holders based on IRS regulations relating to “notional principal contracts.” If this treatment of yield maintenance payments is respected, holders will be able to amortize any separate price deemed paid for the right to the payments under a level payment method, as if the price represented the present value of a series of equal payments made over the life of the yield maintenance arrangement (adjusted to take into account decreases in principal amount) discounted at a rate equal to the rate used to determine the price of the right to receive yield maintenance payments, or some other reasonable rate.
Yield maintenance payments should be ordinary income to holders of class IA-2 certificates as such amounts accrue to the Trust, to the extent distributable to the holders of the class IA-2 certificates. The IRS could contend that the payments represent capital gain, but such treatment is unlikely, at least in the absence of further regulations. Any regulations requiring capital gain treatment would presumably apply only prospectively. The Underwriter will be treated as the beneficial owner of the yield maintenance agreement and of any yield maintenance payments in excess of those distributable to holders of the class IA-2 certificates.
Under the notional principal contract regulations, upon the sale of a class IA-2 certificate, the amount of the sale price allocated to the seller’s right to receive yield maintenance payments would be considered a “termination payment,” and the seller would have gain or loss equal to the termination payment minus the unamortized portion of any amount the seller is deemed to have paid for the right to receive yield maintenance payments. Such gain or loss will generally be treated as capital gain or loss. Moreover, for a bank or thrift institution, Internal Revenue Code section 582(c) would likely not apply to treat such gain or loss as ordinary income.
Holders of class IA-2 certificates will not have income or gain with respect to deposits into or distributions from the yield maintenance reserve fund in excess of amounts distributable to such holders.
Holders of class IA-2 certificates will receive annual information returns with respect to their share of income and amortization of allocated purchase price with respect to the yield maintenance agreement (as if such holders were original holders) for the preceding calendar year.
Holders of class IA-2 certificates are advised to consult their own tax advisors regarding the allocation of the purchase price of their certificates, the appropriate method of amortizing the price of their right to receive yield maintenance payments, and the timing, character and source of income and deductions resulting from the ownership of these certificates.

Other
The offered certificates (other than the portion of the basis of a class IA-2 certificate allocable to the right to receive yield maintenance payments) will be treated as
• “loans . . . secured by an interest in real property which is . . . residential real property” and “regular interests in a REMIC” for domestic building and loan associations, and
• “real estate assets” for real estate investment trusts.
The offered certificates (other than the class IA-2 certificates) will be treated as “qualified mortgages” for another REMIC.

Legal proceedings
There are no legal proceedings that would be material to investors pending against CMSI, CitiMortgage, Citibank, the Trust, or to CMSI’s knowledge, the Trustee, nor does CMSI know of any such proceeding contemplated by any governmental authorities.

Plan of distribution
Subject to the terms and conditions of the underwriting agreement between Greenwich Capital, Citigroup and CMSI, Greenwich Capital, as Underwriter, will purchase the offered certificates (other than the ratio-stripped IO class certificates) from CMSI upon issuance.
The Underwriter has committed to purchase all the offered certificates (other than the ratio-stripped IO class certificates) if any certificates are purchased. The Underwriter will distribute the offered certificates it purchases from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.
Proceeds to CMSI from the offered certificates purchased by the Underwriter will be approximately 99.51049% of the aggregate initial principal balance of the senior classes purchased by the Underwriter, and 97.02466% of the aggregate initial principal balance of the offered subordinated classes, plus accrued interest on each group’s senior classes at the target rate for that group, and on the offered subordinated classes at approximately 5.977505%, and before deducting expenses of approximately $350,000 payable by CMSI. However, if the initial principal balance of the senior classes is less than the aggregate principal balance of the senior classes shown in “Summary—Series overview” above, the aggregate proceeds to CMSI (stated as a percentage of the initial principal balance of the senior classes) will be adjusted upwards by not more than 0.001%, and if the aggregate initial principal balance of the senior classes is greater than the aggregate principal balance of the senior classes shown in “Summary—Series overview” above, the aggregate proceeds to CMSI (stated as a percentage of the initial principal balance of the senior classes) will be adjusted downwards by not more than 0.001%. In connection with the purchase and sale of the offered certificates, the Underwriter may be deemed to have received compensation from CMSI in the form of underwriting discounts.
Subject to the terms and conditions of the purchase agreement between Citigroup, CMSI and Greenwich Capital, Greenwich Capital will purchase the unoffered subordinated certificates upon issuance. Greenwich Capital has committed to purchase all of the unoffered subordinated certificates if any offered certificates are purchased. Greenwich Capital will offer the unoffered subordinated certificates through one or more negotiated transactions, as a private placement to a limited number of institutional investors. The closing of the sale of the unoffered subordinated certificates is a condition to the closing of the sale of the offered certificates to the Underwriter.
The underwriting agreement provides that CMSI and Citigroup will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933 or contribute to payments the Underwriter may be required to make under that Act.
In connection with this offering, the Underwriter may over-allot or effect transactions that stabilize or maintain the market price of the offered certificates at a level above that which might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.
The ratio-stripped IO class certificates will be transferred by the Depositor to the Sponsor as partial consideration for the purchase of the mortgage loans. The Sponsor may sell these certificates or hold them in its portfolio.
CMSI anticipates that certificates will be sold primarily to institutional investors. A purchaser of certificates, including a dealer, may be deemed to be an “underwriter” of those securities under the Securities Act of 1933 in making re-offers and sales by it of certificates. Certificate holders should consult their legal advisers as to the consequences of being deemed an “underwriter.”
Underwriters and agents participating in the distribution of the certificates, and their affiliates, may engage in transactions with and perform services for Citigroup or its affiliates in the ordinary course of business.

Legal opinions
Legal opinions will be delivered for CMSI and Citigroup by Michael S. Zuckert, as General Counsel, Finance and Capital Markets of Citigroup, and for the Underwriter by Cadwalader, Wickersham & Taft LLP, New York, New York. Mr. Zuckert owns or has the right to acquire less than 0.01% of the outstanding common stock of Citigroup. Cadwalader, Wickersham & Taft LLP will deliver opinions on ERISA and federal income tax matters for CMSI.

Additional SEC filings
All documents subsequently filed with the SEC by CMSI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the certificates, are incorporated by reference into this prospectus.

Appendix—Detailed description of the mortgage loans
The following tables give additional information about the mortgage loans as of the cut-off date. The mortgage loans actually included in the Trust may differ from their description below, but the differences will not be material.

Years of origination
	Pool I loans		Pool II loans		Combined
Year originated	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
2005	5	$ 1,825,702	1	$ 253,984	6	$ 2,079,687
2006	1,419	472,602,075	81	22,099,564	1,500	494,701,638
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Types of dwellings
	Pool I loans		Pool II loans		Combined
Type of dwellings	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Detached house	1,116	$391,332,651	58	$18,020,284	1,174	$409,352,937
2 to 4 family	114	34,695,808	13	2,850,657	127	37,546,464
Townhouse	57	13,038,615	1	100,325	58	13,138,940
Condominium (one to four stories)	106	25,181,595	8	964,513	114	26,146,108
Condominium (over four stories)	16	6,135,964	0	0	16	6,135,964
Cooperative	15	4,043,144	2	417,769	17	4,460,912
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Number of units in dwellings
	Pool I loans		Pool II loans		Combined
Type	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
1-family	1,310	$439,731,969	69	$19,502,891	1,379	$459,234,860
2-family	90	27,321,295	5	1,634,611	95	28,955,906
3-family	15	4,971,582	3	390,892	18	5,362,474
4-family	9	2,402,931	5	825,154	14	3,228,085
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Size of loans
	Pool I loans		Pool II loans		Combined
Principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
$149,999 and under	279	$ 28,996,953	36	$ 3,591,629	315	$ 32,588,580
$150,000 through $199,999	192	33,887,934	10	1,777,640	202	35,665,575
$200,000 through $249,999	174	39,166,513	7	1,621,714	181	40,788,228
$250,000 through $299,999	125	34,472,972	2	503,984	127	34,976,956
$300,000 through $349,999	96	31,082,625	3	965,143	99	32,047,768
$350,000 through $399,999	70	26,140,550	4	1,507,176	74	27,647,726
$400,000 through $449,999	107	45,305,208	4	1,647,759	111	46,952,968
$450,000 through $499,999	78	36,942,274	4	1,950,542	82	38,892,816
$500,000 through $549,999	89	46,684,016	4	2,159,345	93	48,843,360
$550,000 through $599,999	65	37,627,787	1	584,137	66	38,211,924
$600,000 through $649,999	51	32,003,767	1	621,213	52	32,624,980
$650,000 through $699,999	25	16,886,021	1	670,444	26	17,556,465
$700,000 through $749,999	17	12,337,440	0	0	17	12,337,440
$750,000 through $799,999	7	5,472,672	0	0	7	5,472,672
$800,000 through $849,999	14	11,614,443	0	0	14	11,614,443
$850,000 through $899,999	8	6,934,534	1	879,270	9	7,813,804
$900,000 through $949,999	3	2,791,858	1	913,121	4	3,704,979
$950,000 through $999,999	12	11,860,164	3	2,960,431	15	14,820,595
$1,000,000 and over	12	14,220,046	0	0	12	14,220,046
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Distribution by interest rates
	Pool I loans		Pool II loans		Combined
Interest rate	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
5.500%	1	$ 399,562	0	$ 0	1	$ 399,562
5.501% - 6.000%	12	5,025,007	6	2,643,471	18	7,668,478
6.001% - 6.500%	268	103,441,176	49	12,171,699	317	115,612,873
6.501% - 7.000%	870	295,139,291	19	5,155,602	889	300,294,895
7.001% - 7.500%	225	58,971,473	7	1,388,869	232	60,360,342
7.501% - 8.000%	48	11,451,268	1	993,907	49	12,445,175
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Distribution by loan-to-value ratio at origination

	Pool I loans		Pool II loans		Combined
Loan-to-value ratio	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
65.000% and below	291	$104,347,612	48	$10,821,307	339	$115,168,919
65.001% - 75.000%	319	117,861,749	19	6,569,049	338	124,430,798
75.001% - 80.000%	755	238,581,495	15	4,963,192	770	243,544,687
80.001% - 85.000%	16	3,736,083	0	0	16	3,736,083
85.001% - 90.000%	37	8,210,994	0	0	37	8,210,994
90.001% - 95.000%	6	1,689,844	0	0	6	1,689,844
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Geographic distribution
	Pool I loans		Pool II loans		Combined
State	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Alabama	7	$ 1,295,226	0	$ 0	7	$ 1,295,226
Arizona	39	13,036,091	0	0	39	13,036,091
Arkansas	14	3,583,001	1	101,219	15	3,684,220
California	313	145,921,389	22	6,215,873	335	152,137,258
Colorado	33	9,312,347	1	64,347	34	9,376,695
Connecticut	21	7,614,842	4	937,473	25	8,552,314
Delaware	6	1,284,540	0	0	6	1,284,540
District of Columbia	3	1,453,600	0	0	3	1,453,600
Florida	138	37,717,624	6	1,520,415	144	39,238,040
Georgia	36	7,926,967	0	0	36	7,926,967
Hawaii	5	2,086,336	0	0	5	2,086,336
Idaho	8	886,681	0	0	8	886,681
Illinois	78	23,389,573	5	2,572,030	83	25,961,603
Indiana	5	598,528	0	0	5	598,528
Iowa	7	1,278,660	1	980,000	8	2,258,660
Kansas	11	3,101,391	1	51,839	12	3,153,231
Kentucky	5	753,771	0	0	5	753,771
Louisiana	11	2,354,799	1	209,275	12	2,564,073
Maine	9	1,970,609	0	0	9	1,970,609
Maryland	60	21,259,836	3	744,905	63	22,004,741
Massachusetts	43	15,509,267	1	124,165	44	15,633,432
Michigan	15	2,595,343	0	0	15	2,595,343
Minnesota	24	5,686,347	2	617,918	26	6,304,265
Mississippi	4	547,316	0	0	4	547,316
Missouri	24	3,904,026	2	147,791	26	4,051,817
Montana	4	1,237,691	0	0	4	1,237,691
Nebraska	2	598,835	0	0	2	598,835

	Pool I loans		Pool II loans		Combined
State	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Nevada	14	4,319,646	1	214,284	15	4,533,930
New Hampshire	11	3,250,729	1	84,137	12	3,334,866
New Jersey	56	21,984,396	4	2,077,923	60	24,062,320
New Mexico	1	592,000	0	0	1	592,000
New York	119	46,850,521	9	2,199,591	128	49,050,112
North Carolina	24	6,209,574	3	389,646	27	6,599,220
North Dakota	3	428,118	0	0	3	428,118
Ohio	19	3,136,489	1	548,194	20	3,684,684
Oklahoma	9	1,221,341	1	63,200	10	1,284,541
Oregon	30	12,412,491	2	612,001	32	13,024,492
Pennsylvania	39	7,571,491	2	361,469	41	7,932,960
Puerto Rico	2	905,397	0	0	2	905,397
Rhode Island	5	1,866,934	0	0	5	1,866,934
South Carolina	12	2,920,584	1	88,005	13	3,008,589
South Dakota	5	729,623	0	0	5	729,623
Tennessee	9	1,970,423	0	0	9	1,970,423
Texas	44	10,961,829	3	388,965	47	11,350,795
Utah	17	5,460,005	1	348,822	18	5,808,827
Virginia	38	12,672,340	0	0	38	12,672,340
Washington	32	9,588,443	2	201,430	34	9,789,873
West Virginia	2	584,280	0	0	2	584,280
Wisconsin	7	1,268,899	1	488,631	8	1,757,530
Wyoming	1	617,588	0	0	1	617,588
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Distribution by FICO scores and loan-to-value ratios at origination

FICO score	Pool I loan-to-value ratio
	65.00% and below	65.001% - 75.000%	75.001% - 80.000%	80.001% - 85.000%	85.001% - 90.000%	90.001% - 95.000%	All Pool I loans
Less than 620	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
620 - 649	0.05	0.20	0.50	0.10	0.04	0.00	0.90
650 - 699	6.18	7.84	13.96	0.33	0.76	0.00	29.07
700 - 749	7.20	10.52	21.35	0.16	0.69	0.25	40.17
750 - 799	7.86	5.94	13.30	0.15	0.22	0.11	27.57
800 and above	0.70	0.35	1.18	0.05	0.01	0.00	2.29
Total	21.99%	24.84%	50.29%	0.79%	1.73%	0.36%	100.00%

FICO score	Pool II loan-to-value ratio
	65.00% and below	65.001% - 75.000%	75.001% - 80.000%	80.001% - 85.000%	85.001% - 90.000%	90.001% - 95.000%	All Pool II loans
Less than 620	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
620 - 649	0.00	0.00	0.00	0.00	0.00	0.00	0.00
650 - 699	13.23	7.84	8.14	0.00	0.00	0.00	29.20
700 - 749	10.56	7.20	7.71	0.00	0.00	0.00	25.48
750 - 799	20.34	14.35	6.35	0.00	0.00	0.00	41.04
800 and above	4.28	0.00	0.00	0.00	0.00	0.00	4.28
Total	48.41%	29.39%	22.20%	0.00%	0.00%	0.00%	100.00%

Percentages shown are of scheduled principal balances of mortgage loans in the referenced pools as of the cut-off date. In calculating the values in the preceding tables, if no FICO score is available for a mortgage loan, the loan is assigned a FICO score of zero.
FICO credit scores are used by many mortgage lenders to help assess a borrower's credit-worthiness. The scores are based on computer models developed by third parties that evaluate information from credit reporting bureaus regarding historical patterns of consumer credit behavior in relation to default experience for similar types of borrower profiles. CMSI generally obtains several FICO scores for an individual. For purposes of credit scoring, CMSI selects one of the scores for an individual or multiple borrowers by a proprietary algorithm, which score is the one used to generate the preceding tables. The score so selected may not be the lowest FICO score for the borrowers obligated on a mortgage loan. Examination of FICO scores is only one aspect of CMSI’s loan underwriting procedures, which are described in “Mortgage loan underwriting” in the core prospectus.

CORE PROSPECTUS

Summary
On the closing date, the Sponsor, CitiMortgage, Inc., will set up a common law Trust under New York law as the Issuing Entity. The name of the Trust/Issuing Entity is stated on the cover page of this prospectus, and the Trustee for the Trust is identified in the supplement. The Trust will not have any officers or directors, and no continuing duties other than to hold assets and to issue the series of certificates described in this prospectus. CitiMortgage will set up other trusts for other series of certificates.
As of the cut-off date designated in the supplement, Citicorp Mortgage Securities, Inc. (CMSI) will purchase one or more pools of mortgage loans from CitiMortgage for a purchase price equal to the amount to be received by CMSI from the Underwriter(s) and the Purchaser(s) identified in the supplement. CMSI will, as of the same day, transfer the mortgage loans to the Trust in exchange for certificates with an outstanding principal balance equal to the scheduled principal balance of the mortgage loans.

The certificates
The certificates received by CMSI from the Trust in exchange for the mortgage loans will comprise a single series of certificates. CMSI will sell the certificates offered by this prospectus to the Underwriter(s). Some of the remaining certificates will be sold to unaffiliated purchasers in private transactions, and the remainder will be retained by CMSI or CitiMortgage.
CMSI has registered the certificates offered by this prospectus with the Securities and Exchange Commission (the SEC) on a registration statement, file number 333-130333. The registration statement and other reports and information regarding CMSI are available without charge on the SEC’s Internet site at www.sec.gov. You can also read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
This prospectus describes the series of certificates to be offered by CMSI. This core prospectus describes features of the series that it shares with series of other trusts set up by CMSI; the supplement describes some unique features of this series.
A certificate holder will own, through the Trust, a portion of the payments on the mortgage loans received by the Trust and other property held by the Trust. The certificates are mortgage pass-through certificates—that is, principal and interest payments on the mortgage loans received by the Trust will, after deduction of servicing and other costs, be distributed (“passed through”) to the certificate holders. Distributions to certificate holders will be made on periodic distribution days, which will be monthly unless otherwise stated in the supplement.
Each mortgage loan will be secured, usually by a first-priority mortgage on a one- to four-family residential property. Some mortgage loans may be loans on cooperative apartments, which will be secured by a first-priority lien on shares in a cooperative apartment corporation and the related lease or occupancy agreement. Other mortgage loans may be secured by leases of residential property. Some mortgage loans may be partially secured by pledges of investment securities. The supplement describes the mortgage loans in the Trust.

REMIC election
The Trust will elect to be treated as one or more “real estate mortgage investment conduits” (or REMICs) under US federal tax laws. A REMIC is generally not subject to US federal corporate tax, so payments of principal and interest received by the Trust can generally be distributed to certificate holders without deduction for those taxes. See “Taxation of the Trust” below.

General risk factors
You should consider the following general risk factors, and any risk factors described in the supplement that are specific to this series, before you purchase any certificates.

Limited credit enhancement
Credit enhancement for the senior classes of certificates is provided by the subordination of other classes. The amount of credit enhancement provided by subordination for any class will, however, be limited and will decrease over the life of the transaction due to reductions of the principal balances of the subordinated classes through the distribution of principal and allocation of principal losses to them. Also, dollar limits may be specified in the supplement for the amount of special hazard, fraud and bankruptcy losses that may be allocated to the subordinated classes; once any such limits are reached, such losses on the hypothetical mortgage loans in the target-rate strip will be allocated proportionally among all target-rate classes, and such losses on the hypothetical mortgage loans in a PO strip will be allocated to the related ratio-stripped PO class. (Losses allocated to an accrual class will be allocated on the basis of the lesser of that class’s current or initial principal balance.)

Limited liquidity
The liquidity of the certificates may be limited.
• A secondary market for a class of certificates may not develop or, if it does, it may not provide you with liquidity of investment or continue for the life of the certificates.
• While CMSI anticipates that the Underwriter will establish a secondary market for the certificates, the Underwriter will not have to do so or to continue doing so for any period of time.
• CMSI does not intend to list any certificates on a securities exchange or automated quotation system.

Limited assets
The Trust’s assets are generally limited to mortgage loans. If payments and recoveries on the mortgage loans are insufficient to make all distributions of interest and principal on the certificates, there may be no other assets available to make up the deficiency.
CitiMortgage will advance its own funds to cover delinquent payments of principal or interest on a mortgage loan it services; if CitiMortgage fails to make the advance, the paying agent will make it. But CitiMortgage and the paying agent are required to make these advances only to the extent that they determine that the advance will be recoverable from future payments and proceeds on the mortgage loan.
Other servicers and master servicers of third-party mortgage loans must advance their own funds to cover delinquent scheduled payments of principal and interest on the loans they service, but again, only to the extent they determine that the advance will be recoverable from future payments and proceeds on the related mortgage loans.
To the extent that CitiMortgage, other servicers and master servicers and the paying agent do not make advances, the only source of cash for distributions on the certificates will be cash received on the mortgage loans.

Subordination
Shortfalls in payments received on the mortgage loans will result in shortfalls in distributions to the subordinated classes, in the following order of priority:
• Class B-1 is subordinated to the senior classes. Class B-1 will therefore not receive a distribution of interest or principal on a distribution day until the senior classes have received full distributions on that day.

• Class B-2 is subordinated to the senior classes and class B-1. Class B-2 will therefore not receive a distribution of interest or principal on a distribution day until the senior classes and class B-1 have received full distributions on that day.
• Class B-3 is subordinated to the senior classes and classes B-1 and B-2. Class B-3 will therefore not receive a distribution of interest or principal on a distribution day until the senior classes and classes B-1 and B-2 have received full distributions on that day.
If a principal loss is allocated to a class, it reduces (by the amount of the loss) the principal that can ultimately be distributed to that class. Principal losses realized on mortgage loans are generally allocated to the most subordinated class until its principal balance is reduced to zero, then to the next most subordinated class until its principal balance is reduced to zero, and so on through the subordinated classes. As a result, the ultimate distribution to holders of the offered subordinated classes of certificates of their principal balances depends upon the timing and the level of losses realized on the mortgage loans and other shortfalls in payments on the mortgage loans.
Although some realized losses on mortgage loans may initially be allocated to a ratio-stripped PO class, these losses are likely to be borne ultimately by the subordinated classes. This is because a ratio-stripped PO class will generally be reimbursed for principal losses out of amounts of principal otherwise distributable to the subordinated classes.

Uncertainty of yields
The yield to maturity of each class of certificates will be sensitive, in varying degrees, to
• the rate of principal prepayments and other unscheduled receipts on the mortgage loans,
• the allocation of prepayments and unscheduled receipts among the classes of certificates,
• the amount, timing and cause of losses and payment shortfalls on the mortgage loans,
• the allocation of losses and distribution shortfalls among the classes of certificates, and
• any difference between the purchase price of a certificate and its principal balance at the time of purchase.
If you purchase a certificate at a discount, a slower than anticipated rate of prepayment will result in an actual yield lower than the anticipated yield. If you purchase a certificate at a premium, a faster than anticipated rate of prepayment will result in an actual yield lower than the anticipated yield. If losses or distribution shortfalls are allocated to your certificates, your actual yield will be adversely affected. You should therefore understand the terms and conditions of any certificates you are considering purchasing and the priorities for principal and interest distributions and allocations of losses and shortfalls before you make an investment. See “Allocations” and “Distributions” below and “Allocations and distributions” and “Weighted average lives and yields to maturity” in the supplement.

Geographic concentration
A table of geographic distribution in the prospectus supplement under “Detailed description of the mortgage loans” shows the initial number and aggregate principal amount of mortgage loans (by pool and combined) in each state; the table “Series overview—the mortgage loans at [the cut-off date]” in the supplement shows, for each state having mortgaged properties securing more than 10% of the initial scheduled principal balance of the mortgage loans in any pool, the percentage of the initial scheduled principal balance of mortgage loans so secured.
In recent years, California, the New York/ New Jersey metropolitan area and several other regions have experienced significant fluctuations in housing prices. Weaker economic conditions and housing markets may result in a higher rate of delinquencies and defaults by homeowners and in less proceeds being realized upon liquidations of defaulted mortgage loans. Any concentration of mortgage loans in such a region presents risk considerations in addition to those generally present for similar mortgage-backed securities. In addition, California, Florida, the Gulf Coast, and other regions have experienced natural disasters such as earthquakes, fires, floods and hurricanes. These disasters may adversely affect property values generally in the region, and may result in physical damage to mortgaged properties located in such regions. Any direct damage to a mortgaged property caused by such disasters, and any deterioration in housing prices or in economic conditions in a region, may reduce the ability of homeowners to make scheduled monthly payments on their mortgage loans. This in turn may increase the likelihood and magnitude of delinquencies and losses on mortgage loans.

Interest-only mortgage loans
Certain mortgage loans may be interest-only mortgage loans. A homeowner with an interest-only mortgage loan is required to pay interest but not principal for an initial “interest-only” period, and then to make level payments of principal and interest for the remaining term of the loan so as to fully amortize the loan. The supplement states if there are any interest-only mortgage loans in the Trust, and if so states the principal amount of such loans in each pool and describes the interest-only periods for such loans.
The increased payment of principal that a homeowner is required to make after the expiration of the interest-only period will increase the burden on the homeowner, which may increase the risk of default under the mortgage loan. In underwriting an interest-only mortgage loan, the homeowner’s ability to make principal payments after the expiration of the interest-only period is usually not considered. In addition, the increase in the monthly payment may induce the homeowner to refinance the mortgage loan, which would result in a prepayment of the loan.

Homeowners called into military service
If a homeowner who is member of the armed forces reserves is called to active duty, the interest rate limitations and other provisions of the U.S. Servicemembers Act and any comparable state law, including for California homeowners, the California Servicemembers Act, would apply to the mortgage loan during the homeowner’s period of active duty. In addition, homeowners who enter military service after the origination of their mortgage loans (including homeowners who are members of the National Guard at the origination of their mortgage loans and are later called to active duty) would be covered by the U.S. Servicemembers Act, any comparable state or local law, and for California homeowners, the California Servicemembers Act. The interest paid to the holders of the certificates will be reduced by any reductions in the amount of interest collectible as a result of the U.S. Servicemembers Act, any comparable state law or the California Servicemembers Act. These interest shortfalls are generally not covered by insurance policies for any insured classes of certificates. See “Legal aspects of mortgage loans—Anti-deficiency laws and other limitations on lenders” below.
CMSI will not determine which mortgage loans, if any, might be affected by the U.S. or California Servicemembers Act.

Legal investment
Institutions whose investment activities are subject to legal investment laws and regulations or to regulatory review may be subject to restrictions on investment in certificates. CMSI cannot represent that any class of certificates will be a legal investment for you. You should consult your counsel on whether any class of certificates is a legal investment for you.

Restrictions on transfer
The purchase and holding of certain subordinated classes of certificates by or on behalf of an employee benefit plan subject to the Employee Retirement Security Act of 1974 (ERISA) may result in prohibited transactions under ERISA, the Internal Revenue Code or similar law. These laws may restrict the number and types of investors that can buy these subordinated classes of certificates and could therefore adversely affect the liquidity of these certificates.
The Trust will not register or recognize a transfer of certificates of a subordinated class unless the transferee satisfies the conditions set forth in “ERISA considerations—Class exemption” and “—Underwriters’ exemptions” below.

Ratings considerations
The rating agencies rating the certificates of this series are stated in the supplement.
The ratings of Standard & Poor’s Ratings Services (S&P) on mortgage pass-through certificates address the likelihood of the receipt by certificate holders of timely payments of interest and the ultimate return of principal. S&P’s ratings take into consideration the credit quality of the mortgage pool, including any credit support providers, structural and legal aspects associated with the certificates, and the extent to which the payment stream on the mortgage pool is adequate to make payments required under the certificates. S&P’s ratings on such certificates do not, however, constitute a statement regarding frequency of prepayments on the mortgage loans. S&P’s ratings do not address the possibility that investors may suffer a lower than anticipated yield as a result of prepayments of the underlying mortgages. In addition, in some structures a default on a mortgage is treated as a prepayment and may have the same effect on yield as a prepayment.
The ratings of Moody’s Investors Service, Inc. (Moody’s) on mortgage pass-through certificates address (1) the likelihood of the receipt by certificate holders of all distributions to which they are entitled and (2) the structural, legal and issuer aspects associated with the certificates, including the nature of the underlying mortgage loans and the credit quality of any credit support provider. Moody’s ratings on mortgage pass-through certificates do not represent an assessment of the likelihood or rate of principal prepayments.
The ratings assigned by Fitch Ratings (Fitch) to mortgage pass-through certificates address the likelihood of the receipt by certificate holders of timely payments of interest and the ultimate return of principal. Fitch’s ratings reflect its analysis of the riskiness of the underlying mortgage loans and the structure of the transaction as described in the operative documents. Fitch’s ratings do not address the effect on the certificates’ yield attributable to prepayments or recoveries on the underlying mortgage loans. Further, the rating on any IO class certificates does not address whether investors therein will recoup their initial investments. The rating on any PO class certificates only addresses the return of the certificate’s principal balance. The ratings do not address the possibility that certificate holders might suffer a lower than anticipated yield due to non-credit events or that the holders of any IO class certificates may fail to recover fully their initial investments.
Upon the issuance of a series of certificates, each rating agency, as part of its overall fee, charges a one-time “surveillance fee,” which pays for the rating agency to monitor the performance of the mortgage loans through the life of the series and, if necessary, adjust the ratings of the certificates.

Series structure
Payments on mortgage loans
All payments of principal and interest on the mortgage loans by homeowners (or advances of such payments by CitiMortgage, third-party servicers, or the paying agent), and certain recoveries of losses on the mortgage loans, will, after deduction of servicing fees and other expenses, be distributed to the certificate holders. There will be no other source of payments on the certificates. (In this prospectus, we usually refer to the borrower under a mortgage loan as the homeowner, even though he or she may be a tenant or a cooperative apartment shareholder.)
Principal and interest payments received on the mortgage loans will include scheduled payments of principal and interest on the mortgage loans, voluntary prepayments of principal, proceeds of foreclosure proceedings on the mortgaged properties securing the mortgage loans, and payments of hazard or other insurance on the mortgaged properties or mortgage loans. The Trust may also receive other payments described in this prospectus that are not considered payments of principal or interest, and that will not be available for distribution to certificate holders. The Trust’s expenses will include fees paid to CitiMortgage and/or others for servicing the mortgage loans, expenses of foreclosure proceedings, and other expenses.
Each mortgage loan will have a scheduled payment for each month that is due on the first day of the month. The scheduled payment will consist of
• interest on the loan’s principal balance for the preceding month, and
• a part of the loan’s principal balance. (For interest-only mortgage loans, there is an initial period during which there are no scheduled principal payments.)
Scheduled payments of principal will include scheduled payments on a defaulted mortgage loan until foreclosure of the related mortgaged property by the Trust.
It is important to understand that a scheduled payment is an amount, not an actual payment—that is, a scheduled payment may not be received by the Trust. Many allocations and other calculations involving the certificates are based on scheduled payments, which means that those allocations or other calculations do not depend on whether the Trust actually receives the full amount of the scheduled payments.
Scheduled payments may also include payments for real estate taxes or other assessments and for property insurance. Scheduled payments will be reduced by any reduction in the homeowner’s scheduled principal payments due to a bankruptcy proceeding, if the reduction is not covered by subordination.
The homeowner usually has a grace period in which he or she can make a scheduled payment without having to pay additional interest or a late payment charge.
In addition to scheduled payments, there will also be unscheduled payments of principal on a mortgage loan. These will consist primarily of voluntary prepayments by homeowners. A homeowner may prepay part or all of his or her mortgage loan at any time. That is, a homeowner can pay more principal than he or she is scheduled to pay. The homeowner can include this additional payment with the scheduled payment of principal and interest, or can pay it at some other time. The prospectus supplement will state if any material percentage of the loans permit the lender to impose a prepayment charge for prepaying the loan.
In addition to voluntary prepayments, there are a number of other types of prepayments (such as foreclosure proceeds) that may be included in unscheduled payments, and which are described in “Sensitivity of certificates to prepayments—Types of prepayment” below.
CMSI anticipates that a significant number of mortgage loans will be prepaid in whole or in part. Homeowner mobility, economic conditions, enforceability of due-on-sale clauses, mortgage market interest rates and the availability of mortgage funds will all influence the level of prepayments.

Property of the Trust; the cut-off date
The initial unpaid principal amount of each mortgage loan (the initial principal balance of the mortgage loan) in the Trust will be determined as of the first day of the month in which the certificates are issued (the cut-off date). Prepayments of principal received on or before the cut-off date will not be property of the Trust. Nor will scheduled payments of principal and interest for months ending before the cut-off date, even if the homeowners make the payments on or after the cut-off date.
Example: Suppose a Trust issues certificates on January 27. Then January 1 is the cut-off date. Principal prepayments received on or before January 1 are not property of the Trust, nor are scheduled payments of principal and interest due on January 1, no matter when they are received. Principal prepayments received after January 1 are property of the Trust, as are scheduled payments due on February 1 and after, even if the scheduled payments were received before the cut-off date.
The scheduled principal balance of a mortgage loan for any day will equal its initial principal balance, reduced by
• scheduled principal payments due after the cut-off date and on or before the first day of the month in which the day falls, whether or not received by the Trust, and
• prepayments received by the Trust after the cut-off date and before the first day of the month.
Other property of the Trust may include mortgaged properties acquired by foreclosure, reserve funds or other credit support, and insurance policies.
The mortgage loans in the Trust may be either
• affiliated mortgage loans originated by CMSI or its affiliates or purchased from third parties and serviced by CMSI or its affiliates, or
• third-party mortgage loans originated by third parties and sold to CMSI on a “servicing retained” basis—that is, where a third party (a third-party servicer) continues to service the loan.

Classes of certificates
The certificates of the series are divided into a number of classes with different interest and principal payment characteristics. The supplement describes each class of certificates in the series. Some classes of certificates may not be offered publicly but may be retained by CMSI or sold privately (including sales to CMSI affiliates). Only certificates rated as investment grade by a nationally recognized rating agency are offered by this prospectus.
In addition to those regular classes of certificates that have a principal balance and/or an interest rate, there will be one or more residual classes of certificates that will have no interest rate and may have no principal balance. A residual class will receive in each month only amounts that were available for distribution but that exceeded the distributions to be made to the regular classes. Because the distributions of principal and interest on the regular classes are designed to equal the scheduled principal and interest payments on the mortgage loans, the residual certificates will have negligible value. Residual certificates are not offered by this prospectus.

Principal and notional balances of classes and certificates
Each class of certificates, other than a residual class, will have a principal balance or a notional balance. If a class only receives allocations and distributions of interest, it is an interest-only (or IO) class and will have only a notional balance. Otherwise—that is, if the class receives allocations and distributions of principal—the class will have a principal balance. Some principal-only (or PO) classes will receive allocations and distributions of principal but not of interest.
The initial principal or notional balance of each class of the series is stated in the supplement. The aggregate of the initial principal balances of the classes equals the initial principal balance of the mortgage loans. The principal or notional balance of each class of certificates will be adjusted on each distribution day, as described in “Adjustments to class balances” below.

The aggregate of the initial principal or notional balances of the certificates of a class will equal the class’s initial principal or notional balance. Thereafter, except for any retail classes (see “Distributions—Retail classes” below), a certificate’s principal or notional balance will equal its proportional share of the principal or notional balance of the class, based on the initial principal or notional balances of the certificates of the class. (Any retail classes in this series are described in the supplement.)

Ratio stripping
In structuring a series, it is often desirable that most of the mortgages have the same interest rate. To achieve this, most series use a structuring technique known as ratio stripping. Ratio stripping converts a pool of mortgage loans with varying interest rates into three pools of hypothetical mortgage loans:
• a pool with a single fixed target interest rate,
• a pool of principal-only mortgage loans (i.e., loans with a zero interest rate), and
• a pool of interest-only mortgage loans (i.e., loans that pay interest but not principal).
This structure is achieved by dividing the loans into a group of premium loans with net loan rates equal to or greater than a target rate, which is stated in the supplement, and a group of discount loans with net loan rates less than the target rate. (The net loan rate is the interest rate on the mortgage loan minus the servicing fee.) Then:
• For each premium loan, the interest rate in excess of the target rate is “stripped off” from the loan and considered as a separate hypothetical “interest-only” mortgage loan. For example, suppose the target rate is 6%. Then a premium loan with a 7% net loan rate—1% greater than the target rate—and a principal balance of $100,000 will be divided into a hypothetical target-rate loan with a 6% net loan rate and a $100,000 principal balance, and a hypothetical interest-only (or IO) loan with a $100,000 notional balance and a 1% net loan rate. The IO loan will distribute 1% per annum on its notional balance, but will never pay any principal. The two hypothetical loans will thus pay the same interest and principal as the single premium loan.
• For each discount loan, a portion of the principal of the loan is stripped off and applied to create a hypothetical principal-only (or PO) loan. This stripping-off of principal is done to make the effective yield on the remaining loan equal the target rate. For example, suppose a discount loan has a 5.4% net loan rate and a $100,000 principal balance. Such a loan would be split into a hypothetical target-rate loan with a $90,000 principal balance (5.4% of $100,000 being the same as 6% of $90,000) and a hypothetical $10,000 PO loan. The PO loan will make scheduled payments of principal equal to one-tenth of the scheduled principal payments on the original discount loan (before stripping), but will not pay any interest. Again, the two hypothetical loans will pay the same interest and principal as the single discount loan.
In general, the principal amount of the target-rate loan can be calculated by solving the equation:
principal of discount loan x net interest rate on discount loan = principal of target-rate loan x target rate.
The principal amount of the PO loan is then found by subtracting the principal amount of the target-rate loan from the principal amount of the discount loan.
• Finally, all the target-rate loans are grouped into a target-rate strip, all the PO loans are grouped into a PO strip, and all the IO loans are grouped into an IO strip.
The following drawing illustrates the examples of ratio stripping given above (drawing not to scale):

Ratio Stripping Examples

Mortgage loans
Hypothetical mortgage loans
Strips
$100,000 (notional) 1%
IO strip
$100,000 7%
premium loan
$100,000 6%
target-rate strip
$90,000 6%
$100,000 5.4%
discount loan
$10,000 0%
PO strip

Subject to any qualifications described below or in the supplement,
• principal payments received on the PO strip will be distributed to a ratio-stripped PO class, which has an initial principal balance equal to the initial principal balance of the PO strip, rounded down to the nearest dollar,
• interest payments received on the IO strip will be distributed to a ratio-stripped IO class, which has an initial notional balance equal to the initial notional balance of the IO strip, and
• principal and interest payments received on the target-rate strip will be distributed to the remaining target-rate classes, which have an initial aggregate principal balance equal to the initial principal balance of the target-rate strip.
Prepayments on a discount loan are divided between the target-rate loan and the PO loan in proportion to their principal balances. Thus, a $10,000 prepayment on the $100,000 discount loan described above would result in an $9,000 prepayment of the target-rate loan and a $1,000 prepayment of the PO loan. These prepayments on the target-rate and PO loans will reduce the principal balance of the target-rate strip by the same $9,000 and of the PO strip by the same $1,000.
Prepayments on a premium loan work a bit differently: the full prepayment reduces both the principal balance of the target-rate loan (and the target-rate strip) and the notional balance of the IO loan (and the IO strip). For example, for the $100,000 premium loan described above, a $10,000 prepayment will reduce both the principal balance of the target-rate loan and the notional balance of the IO loan to $90,000 (and similarly for the strips of which the target-rate and IO loans are a part). The $10,000 prepayment on the premium loan would be allocated solely to the target-rate classes.
Principal losses are handled similarly. A $10,000 principal loss on the $100,000 discount loan described above would reduce the principal balance of the target-rate loan (and the target-rate strip) by $9,000 and the principal balance of the PO loan (and the PO strip) by $1,000. A $10,000 principal loss on the premium loan described above will reduce both the principal balance of the target-rate loan and the notional balance of the IO loan by $10,000 (and similarly for the strips of which the target-rate and IO loans are a part).
If a homeowner pays only part of a scheduled payment of interest and principal, the payment will be allocated between the target-rate loan and the IO or PO loan on the basis that the payment will be of interest up to the scheduled interest payment, and then of principal.
The target rate may be selected so that there are no discount loans in a pool—that is, no mortgage loans with a net interest rate less than the target rate. In such case, there would be no hypothetical PO loans, no PO strip, and no ratio-stripped PO class for the pool. There would, however, be IO and target-rate loans, strips and classes.
Alternatively, the target rate may be selected so that there are no premium loans in the pool—that is, no mortgage loans with a net interest rate greater than the target rate. In such a case, there would be no hypothetical IO loans, no IO strip, and no ratio-stripped IO class for the pool. There would, however, be PO and target-rate loans, strips and classes.
The target-rate, IO and PO strips are groups of hypothetical mortgage loans, not real mortgage loans. The obligations of a homeowner with a premium or discount loan are not affected in any way by ratio stripping. Principal and interest payments received on premium loans will not be segregated from principal and interest payments on discount loans, nor will funds to be distributed to target-rate classes be kept separately from funds to be distributed to other classes. Rather, the strips are ways of understanding how mortgage loan payments and realized losses are allocated among the different classes of a ratio-stripped series.
In this core prospectus, we usually assume that the series is ratio-stripped. If not, then references in this core prospectus to “target-rate classes” and “senior target-rate classes” should be understood to refer to all classes or all senior classes of the series, respectively.

Subordination
The classes of a series will generally be divided between one or more senior classes and six subordinated classes. Subordination involves the disproportionate allocation of losses and distribution shortfalls to the subordinated classes.
Senior classes will generally be designated with the prefix A, as A-1, A-2, etc. Subordinated classes will generally be designated with the prefix B, with B-1 being the least subordinated, B-2 being the next least subordinated, etc., and class B-6 being the most subordinated. The senior classes will occasionally be referred to collectively as class A, and the subordinated classes will occasionally be referred to collectively as class B. Unless otherwise stated in the supplement, the three most subordinated classes, B-4, B-5 and B-6, are not offered by this prospectus.
Subordination protects the more senior classes against realized losses on the mortgage loans and against distribution shortfalls. Losses are generally allocated in order of subordination—that is, first to the most subordinated class until its principal balance is reduced to zero, then to the next most subordinated class until its principal balance is reduced to zero, and so on until the loss has been fully allocated.
Example: Suppose a series has two senior classes, A-1 and A-2, and six subordinated classes B-1 through B-6, of which B-6 is the most subordinated, B-5 the next most subordinated, etc., with B-1 being the least subordinated. In this structure, all subordinated losses would be allocated first to class B-6 until its principal balance is reduced to zero. Losses would then be allocated to class B-5 until its principal balance is reduced to zero, then to class B-4, and so on through class B-1. Once the principal balance of each subordinated class is reduced to zero, additional losses would be allocated to the senior classes, usually in proportion to their principal balances.
Cash available for distribution is generally distributed in order of seniority—that is, first to the most senior class up to its allocated interest and principal, then to the next most senior class, and so on until a full distribution of allocated interest and principal has been made or the cash available for distribution is exhausted. Accordingly, if the amount available for distribution is less than the total amount allocated to the classes, the subordinated classes, beginning with the most subordinated class, will not receive their full principal and interest allocations.
Notwithstanding anything to the contrary in this prospectus, no distribution will be made to a subordinated class on a distribution day if on that distribution day the principal balance of a more senior class would be reduced by any part of the principal portion of a realized subordinated loss.
Once principal or interest is distributed to a subordinated class, the distributions do not have to be refunded even if, on a later distribution day, full distributions can not be made to a more senior class.
The date on which the principal balances of all the subordinated classes are reduced to zero is the subordination depletion date. After the subordination depletion date, the senior classes will absorb all realized losses and distribution shortfalls.

Losses and shortfalls not subject to subordination
Certain non-subordinated losses are not subject to subordination; these losses on the mortgage loans in the target-rate strip are generally allocated to the target-rate classes, senior and subordinated, in proportion to their principal balances. Losses not subject to subordination are:
1 Delinquencies and losses resulting from certain extraordinary events, including hostile or warlike action in peace or war,
• the use of a nuclear weapon in peace or war, and
• insurrection, rebellion, revolution or civil war, or governmental action to prevent such occurrences (but not including peacetime looting or rioting).
2 Interest shortfalls caused by the application of the U.S. or California Servicemembers Act and similar legislation described in “Legal aspects of mortgage loans—Anti-deficiency laws and other limitations on lenders” below. Such shortfalls for the target-rate classes and any ratio-stripped IO classes will be deducted from the interest allocations to those classes in proportion to their accrued interest.
3 When a homeowner makes a prepayment, he or she will often not pay any interest on the prepayment. However, since the Trust does not distribute this prepayment until the following month, interest will accrue on the prepayment amount for the entire month.
Example: Suppose a homeowner prepays $1,000 on January 10, and pays no interest with this prepayment. The homeowner’s February 1 scheduled payment also does not include any interest on the $1,000 prepayment. The $1,000 prepayment will be distributed to the certificate holders on the February distribution day. However, the classes in the series will accrue interest on the prepaid $1,000 for the entire month of January, and the accrued interest will be allocated to the classes of the series even though it was not paid by the homeowner.
Prepayments thus create a gap, called a prepayment interest shortfall between the interest accrued on the certificates and the interest paid by homeowners. If there is a prepayment interest shortfall on a distribution day for affiliated mortgage loans, CitiMortgage will apply up to one-half of the servicing fee it would be entitled to retain out of the scheduled principal and interest payments on the mortgage loans for the month (but not more than the servicing fee it actually receives during the calendar month before the distribution day) to reduce the shortfall. (For mortgage loans serviced by a third-party or special servicer, the servicer will be required to make up the entire shortfall.) To the extent a net shortfall remains for the target-rate classes and any ratio-stripped IO classes, it will be deducted from the interest allocations to those classes in proportion to their accrued interest. This shortfall will not be carried forward or distributed on any subsequent distribution day.
4 Losses on mortgage loans include
• special hazard losses—that is, direct physical loss or damage from a cause that is not an extraordinary event referred to in the first exception to subordination listed above and is not covered by (a) a homeowner’s fire, flood or extended coverage insurance policy required by the mortgage loan or (b) hazard insurance on the mortgaged property that CMSI is required to maintain,
• bankruptcy losses attributable to the actions of a bankruptcy court, and
• fraud losses resulting from fraud committed by the borrower in obtaining the mortgage loan.
Special hazard, bankruptcy and fraud losses may only be covered by subordination up to dollar limits specified by the rating agencies for each type of loss. Once the limit for one of these types of losses is exceeded,
• excess principal losses on the target-rate strip will generally be deducted from the principal balances of those classes in proportion to their principal balances, and
• excess losses of accrued interest will be deducted from interest allocations in proportion to interest accrued.
Example 1: Suppose that the principal balance of the most subordinated class B-6 is $1,000 and of the next most subordinated class B-5 is also $1,000. Then a realized $1,500 principal loss on the target-rate strip that is covered by subordination would be deducted from the principal balance of class B-6 until its principal balance is reduced to zero. The remaining $500 of the loss would then be deducted from the principal balance of class B-5, reducing its principal balance to $500.

Example 2: Same facts, except that the loss is a bankruptcy loss that exceeds the limit for such losses. Since such an excess loss is not covered by subordination, it will be deducted from the principal balances of the senior target-rate classes and each subordinated class in proportion to their principal balances.
The supplement states whether there are any initial limits for special hazard, bankruptcy and fraud losses for this series, and if so, the amounts.

Reimbursement of ratio-stripped PO classes
A ratio-stripped PO class does not have the same senior status as the senior target-rate classes. Instead, if such a class’s principal balance is reduced by a principal loss on a hypothetical mortgage loan in the PO strip that is covered by subordination, the ratio-stripped PO class will be reimbursed on that day for the amount of the loss, and for any loss from a prior distribution day that is covered by subordination and has not been reimbursed. Reimbursement will be made from principal distributions on that distribution day to the subordinated classes in order of subordination. As a result, one or more subordinated classes may have part or all of their principal distributions redirected to a ratio-stripped PO class. The ratio-stripped PO class’s principal balance will not be reduced by reimbursement from the subordinated classes. Conversely, the subordinated classes’ principal balances will be reduced by the principal distribution allocated to them, even though part of that principal distribution is not distributed to the subordinated classes but is instead used to reimburse the ratio-stripped PO class.

Limited senior status for ratio-stripped IO classes
A ratio-stripped IO class is not entitled to all the benefits of subordination afforded to senior target-rate classes. In particular, a loss on a premium loan will reduce the principal and notional balance, respectively, of the target-rate and IO strips. That part of the loss that reduces the principal balance of the target-rate strip will, if it is not a non-subordinated loss, reduce the principal balance of the subordinated classes up to their aggregate principal balance before it reduces the principal balances of the senior target-rate classes. The reduction to the notional balance of the IO strip will reduce interest allocations to the ratio-stripped IO class.

Allocations
Principal allocations
Except as described in “—Homeowner bankruptcy” below, scheduled principal payments on the target-rate strip for a distribution day will be allocated between the senior target-rate classes as a group and the subordinated classes as a group in proportion to principal balances. (Remember that a “scheduled payment” is the amount that is required to be paid by the homeowner, not the amount that is actually received by the Trust.) However, unscheduled principal payments on the target-rate strip may be disproportionally allocated to the senior target-rate classes for some period of time. Allocations to the subordinated classes as a group will generally be allocated among the individual subordinated classes in proportion to their principal balances, except that the more senior subordinated classes may receive disproportionally large allocations if necessary to maintain their subordination levels, as described in the supplement.
Among the senior classes, the allocation will generally be structured so that some senior classes will receive disproportionally large principal allocations, with the result that the principal balances of these classes will be reduced much sooner than the principal balances of the other senior classes or of the subordinated classes.
Example: Suppose that in a ratio-stripped series, there are two senior target-rate classes, A-1 and A-2, each with a principal balance of $470,000 (for a total of $940,000), and six subordinated target-rate classes, B-1 through B-6, each with a principal balance of $10,000 (for a total of $60,000). The aggregate principal balance of all the target-rate classes is thus $1,000,000, of which the senior target-rate classes have 94% and the subordinated classes have 6%. Suppose that scheduled and unscheduled principal payments on the target-rate strip for the preceding month total $50,000. Then the principal payments will be allocated between the senior and the subordinated classes in proportion to their principal balances—that is, $47,000 (94%) of these payments will be allocated to the two senior target-rate classes, and the remaining $3,000 (6%) will be allocated to the subordinated classes.
The $3,000 allocated to the six subordinated classes will be allocated based on their principal balances; since in our example their principal balances are the same, each of the six subordinated classes will be allocated $500. However, the $47,000 allocated to the senior target-rate classes will usually not be allocated in proportion to principal balances. For example, the series may be structured so that all principal allocated to the senior target-rate classes will be allocated to class A-1 until its principal balance is reduced to zero, and then to class A-2 until its principal balance is reduced to zero. Thus, for this distribution day, the entire $47,000 allocated to the senior target-rate classes will be allocated to class A-1, with no principal being allocated to class A-2. As a result, holders of class A-1 certificates may receive principal distributions equal to the entire initial principal balance of their certificates before holders of class A-2 certificates receive any distributions of principal at all.
A senior class’s priority in allocations does not make it senior to other senior classes. If there are realized losses on the target-rate strip that are not subject to subordination, they will generally be allocated to the senior target-rate classes in proportion to their principal balances. And if there is not enough cash available to the Trust to make a full distribution to the senior target-rate classes of the principal payments allocated to them, the shortfall will be allocated to the senior-target-rate classes in proportion to their principal allocations.
There may be a number of other differences among the senior target-rate classes. For example, different classes may be allocated interest at different rates on their principal balances. In particular, target-rate principal-only classes will not be allocated any interest, and target-rate interest-only classes will be allocated interest on their notional balance but will not be allocated any principal. (These target-rate PO and IO classes would be in addition to any ratio-stripped PO or IO classes.)
The supplement may describe other types of senior target-rate classes.
A ratio-stripped PO class will be allocated on each distribution day all scheduled principal payments on the PO strip for the month, and all unscheduled principal payments on the PO strip received during the preceding month.

Interest allocations
Interest will accrue on the principal balance or notional balance of each class at the annual rate stated in the supplement. The interest rate for a class may differ from the average interest rate on the mortgage loans or the rate on any particular mortgage loan. However, except for the possibility of prepayment interest shortfalls (discussed above under “Subordination—Losses and shortfalls not subject to subordination”) and reduced interest payments ordered by a bankruptcy court (discussed below under “—Homeowner bankruptcy”), the series is structured so that total scheduled interest payments on the mortgage loans for each month will equal the aggregate interest allocated to the certificates.
In calculating accrued interest,
• a class’s principal or notional balance on the last day of a month will be considered to be the class’s principal or notional balance on every day of the month, and
• interest for a month will be calculated at 1/12 of the certificate rate, regardless of the number of days in the month.

Example: Suppose that on January 1, a class has a principal balance of $1,020,000 and a certificate rate of 6% per annum. On the January distribution day, the class’s principal balance is reduced by $20,000. As a result, the principal balance of the class on January 31 is $1 million. Then the interest accrued for the class during January (which is paid on the February distribution day) is 1/12 of 6% of $1 million = $5,000; that the principal balance of the class was greater than $1 million before the January distribution day, and that January has 31 days, are irrelevant.
A class’s interest allocation for a distribution day will be the sum of
• accrued interest on the class for the preceding month, minus the class’s proportionate share of the interest portion of any non-subordinated losses (the current interest allocation), plus
• any excess of the class’s interest allocation for the preceding distribution day over the interest distributed to the class on that preceding distribution day (the interest allocation carryforward from that distribution day).
Example: Suppose a class has a principal balance of $1 million on January 31 and an annual interest rate of 6%. Then interest accrued during January will be 1/12 of 6%, or 0.5%, of $1 million, which equals $5,000.
If there is no interest allocation carryforward from December, the class’s interest allocation for January will be $5,000. Suppose that, owing to defaults by homeowners, only $4,500 in interest is distributed to the class for January. Then the interest allocation carryforward to February will be $500. Assuming that the principal balance of the class remains $1 million, the class’s interest allocation for February will be $5,500—$5,000 in accrued interest for February, plus the $500 interest carryforward from January. If only $4,500 in interest is distributed for February, the interest carryforward to March will be $1,000.
Interest accrued on mortgage loans during a calendar month will be due from the homeowner on the first day of the following month, along with the scheduled principal payment due on that first day of that month, but will not be distributed to certificate holders until the distribution day. These payments of principal and interest will not accrue interest from the first day of the month to the distribution day. For example, interest accrued during January on the principal balances of the mortgage loans, and the scheduled payments of principal, will be due from the homeowners on February 1 but will not earn interest from February 1 to the February distribution day. This delay in the certificate holder’s receipt of principal and interest for a period during which no additional interest accrues means that the effective interest rate on a certificate with a fixed interest rate will be lower than its stated interest rate.

LIBOR and inverse LIBOR classes
Some classes may be LIBOR or inverse LIBOR classes. (LIBOR is an abbreviation for London Interbank Offered Rate.)
A LIBOR class will have an interest rate for each distribution day that equals LIBOR plus or minus a fixed percentage, subject to a maximum interest rate. The procedure for determining LIBOR for the distribution day is described below.
A LIBOR class will generally be accompanied by an inverse LIBOR class. The inverse LIBOR class will have an interest rate equal to a fixed rate minus LIBOR or a multiple of LIBOR, and will have a principal or notional balance set at an amount so that the LIBOR and inverse LIBOR classes will, in combination, pay the same interest and principal as a single class that had the same principal balance as the combined LIBOR and inverse LIBOR classes and a fixed interest rate.
Example: Suppose class A-1 is a LIBOR class with an interest rate of LIBOR plus 0.5% per annum, subject to a maximum interest rate of 8% per annum. Class A-2, the accompanying inverse LIBOR class, is an interest-only class with a notional balance equal to class A-1’s principal balance and an interest rate of 7.5% per annum minus LIBOR. Together, the two classes accrue interest at 8% per annum on the principal balance of class A-1. To see this, suppose LIBOR for a distribution day is 6% per annum. Then class A-1 will have an interest rate of 6.5% per annum for that distribution day, and class A-2 will have an interest rate of 7.5% minus 6%, or 1.5%, per annum.
The yield on an interest-only inverse LIBOR class will be very sensitive to both prepayments on the hypothetical loans in the target-rate strip and to changes in LIBOR. A faster than anticipated rate of prepayment of these loans or higher LIBOR rates will lower the yield on an inverse LIBOR class, while a slower than anticipated rate of prepayment or lower LIBOR rates will raise the yield. If higher LIBOR rates should coincide with higher rates of mortgage prepayments, the yield on an interest-only inverse LIBOR class could be extremely volatile.
Interest allocations for LIBOR and inverse LIBOR classes are much like interest allocations for other classes, except that:
• Interest will accrue on each LIBOR and inverse LIBOR class for a monthly LIBOR accrual period that will usually (a) begin on the 25th day of the month and run through the 24th day of the following month, or (b) begin on the first and run through the last day of the month, with interest being distributed in either case on the following distribution day. The first LIBOR accrual period for a class will be the latest possible LIBOR accrual period that ends before the first distribution day. If the accrual period begins on the 25th day of the month, LIBOR and inverse LIBOR classes may receive interest distributions with less delay than other classes, and purchasers of LIBOR or inverse LIBOR class certificates will pay accrued interest from and including the 25th day of the month to the date of purchase. (No interest will accrue for any period prior to the 25th day of the month in which the closing date occurs, even if the closing date is prior to the 25th day of that month.) However, for purposes of calculating interest on a LIBOR or inverse LIBOR class, each LIBOR accrual period will be considered to be 30 days, regardless of the actual number of days in the period.
• The record date for interest and principal distributions on a LIBOR or inverse LIBOR class may be the day preceding the distribution day, whether or not a business day.
If there are LIBOR or inverse LIBOR classes, the accrual periods and record dates for the classes, the interest rates for the first accrual period, and the formulas for determining the interest rates for subsequent periods are stated in the supplement. The LIBOR rate for each following LIBOR accrual period will be the British Bankers Association LIBOR rate for US dollar deposits with a one-month maturity at 11AM, London time, on the second London Banking Day (as such terms are defined in the International Swap Dealers Association, Inc. 1991 ISDA Definitions) before the first day of the LIBOR accrual period, as such rate appears on Telerate Page 3750, Bloomberg Page BBAM, or another page of these or any other financial reporting service in general use in the financial services industry, rounded upward, if necessary, to the nearest multiple of 1/16 of 1%. CitiMortgage will determine the LIBOR rate and the amount of interest to be paid on LIBOR and inverse LIBOR classes for each LIBOR accrual period.
If no rate is so reported on the day a LIBOR rate is to be determined, CitiMortgage will select at least four prime banks in the London interbank market, and request the principal London office of each of the banks to quote a rate at approximately 11AM, London time, on that day for a one-month deposit of not less than $1 million that is representative for a single transaction in that market at that time. If CitiMortgage receives at least two quotations, LIBOR will be the average of all the quotations.
If CitiMortgage receives fewer than two quotations, CitiMortgage will select three major banks in New York City and request them to quote rates at approximately 11AM, New York time, on that day for a one-month loan of not less than $1 million to leading European banks that is representative for a single transaction in that market at that time. CitiMortgage will then determine LIBOR as the average of the quoted rates.
If the banks selected by CitiMortgage are not quoting such rates, the LIBOR rate for a LIBOR accrual period will be the LIBOR rate for the preceding LIBOR accrual period.
CitiMortgage may designate an affiliate or a third party to determine LIBOR.

Homeowner bankruptcy
If a homeowner files for protection under the federal bankruptcy laws, the bankruptcy court may reduce
•	the outstanding principal balance of the mortgage loan, or
•	some monthly scheduled principal payments by reducing the loan’s interest rate and/or extending its maturity, or both. Either of such reductions by a bankruptcy court will be a bankruptcy loss.
If a bankruptcy court reduces the original scheduled monthly payment on a mortgage loan, the reduction, after taking into account any reduction in the outstanding principal balance ordered by the bankruptcy court, will be a debt service reduction.
Example: Suppose a homeowner has a mortgage loan with an outstanding principal balance of $50,000 and an interest rate of 7%. The loan has 10 years to run. The homeowner files for bankruptcy, and the bankruptcy court (1) reduces the outstanding principal balance to $40,000, (2) reduces the interest rate to 6%, and (3) stretches the remaining payments out to 20 years. Then
• the $10,000 reduction in principal owed will be a bankruptcy loss, and
• the difference between the monthly payment the homeowner would have made on the remaining $40,000 at the original interest rate and maturity, and the monthly payment the homeowner is now required to make on the new lower interest rate and extended maturity, will be a debt service reduction (and also a bankruptcy loss).
Since a debt service reduction is a form of bankruptcy loss, debt service reductions will be counted toward any bankruptcy loss limit stated in the prospectus supplement, but will not be considered realized losses for purposes of adjusting principal balances of classes under “Adjustments to class balances” below.
Even though debt service reductions will not be realized losses for purposes of adjusting class balances, debt service reductions can cause reductions to the principal balances of the subordinated classes. This is because, until the subordination depletion date occurs or any bankruptcy loss limit is reached, debt service reductions will be ignored in calculating principal and interest allocations. As a result, aggregate principal and interest allocations will exceed aggregate principal and interest payments due from homeowners. Consequently, principal distributions to the subordinated classes may be less than their principal allocations, which would result in reductions to the principal balance of the subordinated classes, as described in “Adjustments to class balances” below.
Once any bankruptcy loss limit or the subordination depletion date is reached, principal allocations to the classes will be reduced by the principal portion of any debt service reductions.
A bankruptcy loss will not be realized so long as CMSI has notified the Trustee in writing that CMSI is diligently pursuing any remedies that may exist in connection with the representations and warranties made regarding the related mortgage loan, and either
•	the mortgage loan is current on payments due, or
•
delinquent payments of principal and interest on the mortgage loan, premiums on any applicable standard hazard insurance policy and any escrow payments for the mortgage loan are being advanced on a current basis by CitiMortgage, in each case without giving effect to any reduction in monthly payments on the loan due to bankruptcy proceedings.

Distributions
Timing of distributions
The Trust will distribute principal and interest on the certificates at regular intervals. For most series, distributions will be made monthly, but distributions can be made quarterly, semi-annually or at other intervals, but not less often than annually. In this core prospectus, unless otherwise stated, we assume that distributions are monthly.
On the determination day, which is usually the 18th day of each month, CMSI will determine the amount of
• scheduled principal and interest payments due on the first day of that month that have been received by the persons administering and servicing the mortgage loans (the servicers) and forwarded to the Trust, and
• prepayments received by the servicers and forwarded to the Trust in the preceding calendar month.
After deduction of the servicers’ fees, these funds will be distributed to the certificate holders on the distribution day, which is usually the 25th day of the month. (If the 25th day of the month is not a business day, the distribution day will be the next succeeding business day; if the 18th day of the month is not a business day, the determination day will be the immediately preceding business day.)
Example: Suppose that on March 1, a homeowner makes a full scheduled payment of principal and interest, and also makes a $1,000 principal prepayment. The scheduled payment of principal and interest will be distributed to certificate holders on the March distribution day, but the $1,000 prepayment will generally not be distributed until the April distribution day.

Advances
Payments on mortgage loans are generally due on the first day of each month. Homeowners from time to time delay making scheduled payments until after the determination day for the month. If there are delinquent payments, the Trust may not have enough money available to make full distributions of principal and interest allocated to the classes on the distribution day, or to pay taxes or insurance premiums on mortgaged properties.
To avoid distributions of less than allocated amounts, and to pay taxes and insurance premiums, CitiMortgage may make an advance to the certificate or servicing account of delinquent payments on an affiliated mortgage loan. Agreements with third-party servicers may require them to make voluntary advances of delinquent payments on third-party mortgage loans. To the extent that CitiMortgage and any third-party servicers do not advance delinquent payments of principal and interest, the paying agent will make the advances. However, CitiMortgage and the paying agent are only obligated to make advances for a mortgage loan to the extent that they determine that the advances will be recoverable from future payments and proceeds on the mortgage loan. CitiMortgage and the paying agent have no obligation to make an advance to the extent that the delinquent payment results from legislation granting homeowners a full or partial moratorium on mortgage payments while the homeowner is on active military service .
CitiMortgage may reimburse itself, a third-party servicer, or the paying agent for an advance, without interest, out of later payments received on the mortgage loan for which the advance was made, or if the advancing person determines that the advance will not be recoverable from payments on that mortgage loan, from payments on other mortgage loans.
While the Trust is in existence, CitiMortgage will reimburse the paying agent for all paying agent advances. After the Trust is terminated, the paying agent will reimburse CitiMortgage for any paying agent advances on affiliated or third-party mortgage loans for which

CitiMortgage reimbursed the paying agent and that were not recovered from later collections on the affiliated or third-party mortgage loans, respectively.
CitiMortgage or CMSI have made all advances they were required to make for certificates issued by CMSI since its founding in 1987.

Distribution shortfalls
Distributions can only be made from cash that is available to the trust. If available cash is less than the aggregate amounts allocated to the classes, some classes will not receive a distribution of their full allocated amounts. Instead, the available cash will be distributed to the classes in accordance with the priorities described in “—Distribution priorities” below. Since interest and principal allocations are based on scheduled payments rather than actual payments, if delinquent payments are not covered by advances, there are likely to be distribution shortfalls.
Not all cash held by the Trust may be available for distribution on a distribution day. For instance, a scheduled payment that the Trust receives after the determination day is not available to be distributed on the following distribution day. Also, as described above, prepayments will not be generally available for distribution until a later distribution day, although they may be used for advances by the Trust. And escrowed or other funds held by the Trust or a servicer for a special purpose (such as the payment of real estate taxes on the mortgaged properties) will not be available for distribution at all.
Cash available for distribution may include recoveries of interest and principal on a mortgage loan that had previously been considered a realized loss on the loan. Recoveries may be of subordinated or non-subordinated losses.

Types of distributions
Each distribution to a regular class will be either an interest distribution, a principal distribution, or a reimbursement.
Except as stated in “—Distribution priorities” below, cash available for distribution may be used for an interest or principal distribution or a reimbursement to a class without regard to whether the cash was received as principal or interest or as a recovery on a mortgage loan. Thus, cash received by the Trust as principal payments on mortgage loans may be distributed to certificate holders as interest, and vice-versa.

Distribution priorities
On each distribution day, cash in the Trust that is available for distribution will first be distributed to any insurer of a class of certificates to pay any insurance premium, and then to the classes in the following order of priority:
1 To each senior class, first, its current interest allocation for that distribution day, and second its interest allocation carryforward from the preceding distribution day, except that an accrual class’s interest distributions may be redirected as described in “—Accrual and accrual directed classes” below. Distributions of current allocations among the senior classes will be in proportion to current interest allocations for, and distributions of interest allocation carryforwards will be in proportion to interest allocation carryforwards to, that distribution day.
2 (a) To a ratio-stripped PO class, its principal allocation for that distribution day, and (b) to the senior target-rate classes as a group, their principal allocation for that distribution day, to be allocated to the individual senior target-rate classes according to the priorities described in “Allocations and distributions” in the supplement.
3 To each subordinated class, in order of seniority, first, its interest allocation for that distribution day, and second, its principal allocation for that distribution day, except that a subordinated class’s principal distribution may be used to reimburse a ratio-stripped PO class as described in the following paragraph 4.
Example: Suppose there are six subordinated classes, B-1 through B-6 in order of seniority. Classes B-1 and B-2 each have an interest allocation of $1,000 and a principal allocation of $200. After the distributions described in paragraphs 1 and 2 above, there is only $1,350 available for interest and principal distributions to the subordinated classes. Then class B-1 will receive interest and principal distributions equal to its full $1,000 interest and $200 principal allocations. The remaining $150 will be distributed as interest to class B-2. Class B-2 will not receive the other $850 of interest allocated to it nor will it receive any of its principal allocation. The other subordinated classes, B-3 through B-6, will not receive any distributions of interest or principal.
4 Principal that would otherwise be distributed to the subordinated classes under the preceding paragraph 3 will instead be used to reimburse a ratio-stripped PO class up to the amount of (a) any realized subordinated losses that were previously allocated to the ratio-stripped PO class, and (b) any reduction to the ratio-stripped PO class’s principal balance under paragraph 7 of “Adjustments to class balances” below to reflect the excess on any distribution day of the principal allocation over the principal distribution to the ratio-stripped PO class, to the extent that such losses and reductions were not previously reimbursed under this paragraph 4 or “Loss recoveries” below. The reimbursements will be taken from distributions to the subordinated classes in order of subordination.
5 To each class, in order of seniority, reimbursement of any reduction to the class’s principal balance under paragraph 7 of “Adjustments to class balances” below to reflect the excess on any distribution day of the principal allocation over the principal distribution to the class, to the extent such reductions were not previously reimbursed. Classes with equal seniority will share in the reimbursement in proportion to such unreimbursed reductions.
6 To any insurer of a class of certificates, reimbursement of amounts previously paid by the insurer under the certificate insurance policy, with accrued interest, plus all other amounts due to the insurer pursuant to the certificate insurance policy.
7 To the residual certificates, the remaining cash available for distribution.
A class that is no longer outstanding can not receive a distribution.
Distributions to a class (other than a retail class) will be distributed to the certificates of the class in proportion to the principal or notional balances of the certificates.
The distribution priorities described above may be diagrammed as follows:

DISTRIBUTION PRIORITIES
CASH AVAILABLE FOR DISTRIBUTION
INSURANCE PREMIUM (if applicable)
SENIOR TARGET-RATE CLASSES
1 Current interest allocation
2 Any interest allocation carryforward
RATIO-STRIPPED PO CLASSES
Principal allocation
SENIOR TARGET-RATE CLASSES
Principal allocation
SUBORDINATED CLASSES
(in order of seniority)
1 Interest allocation
2 Principal allocation
Reimbursement to ratio-stripped PO classes for realized subordinated losses and reductions in principal balance for past excesses of principal allocations over principal distributions
TARGET-RATE CLASSES
(in order of seniority)
Reimbursements for reductions in principal balance for past excesses of principal allocations over principal distributions
INSURER REIMBURSEMENT
(if applicable)
RESIDUAL CERTIFICATES

Accrual and accrual directed classes
Some classes in the series may be accrual classes. Each accrual class will have one or more associated accrual directed classes. On each distribution day, and before other principal distributions, the interest distribution for an accrual class will be redirected to its accrual directed classes as a principal distribution in accordance with rules stated in the supplement, and in exchange an equal amount of the accrual directed classes’ principal balances will be transferred to the accrual class. This redirection of interest in exchange for principal balance will cease once the principal balance of the accrual directed classes is reduced to zero.
Example: Suppose class A-1 is an accrual class and class A-2 and A-3 are its accrual directed classes. On a distribution day, class A-1 has an interest distribution of $60. According to the series’ rules for redirecting class A-1’s interest distribution, class A-2 receives $20 and class A-3 receives the remaining $40 of class A-1’s interest distribution. As a result, class A-1’s principal balance will increase by $60, while class A-2’s principal balance will decrease by $20 and class A-3’s principal balance will decrease by $40.
The first distribution day on which the principal balances of all of an accrual class’s accrual directed classes, before distributions, are zero is the accrual class’s accrual termination day. On the last distribution day before an accrual class’s accrual termination day, an accrual class’s interest distribution may exceed the aggregate principal balance of its accrual directed classes. In that case, only that portion of the accrual class’s interest distribution that equals the aggregate principal balances of its accrual directed classes will be redirected to the accrual directed classes, and the excess interest distribution will be distributed to the accrual class as principal. (If interest distributions on multiple accrual classes are directed to the same accrual directed classes, then on the last distribution day before those accrual classes’ accrual termination day, the redirected portion of the interest distribution for each such accrual class will be in proportion to the interest distributions, before redirection, to each such accrual class on that distribution day.) This conversion of the accrual class’s excess interest distribution to a principal distribution will simultaneously raise the class’s principal balance (to reflect the lost interest distribution), and reduce it (to reflect the principal distribution), with the net effect that the accrual class’s principal balance will remain unchanged.
An accrual class may also be an accrual directed class. Such a class may receive principal distributions redirected from interest distributions to another class and/or to the accrual class itself.

PAC and TAC classes
A planned amortization (or PAC) class or a targeted amortization (or TAC) class is structured so that its principal balance on each distribution day will equal a scheduled planned balance (for a PAC class) or targeted balance (for a TAC class). Alternatively, groups of PAC (or TAC) classes may be structured so that their aggregate principal balance on each distribution day will equal a planned (or targeted) balance. The planned and targeted balances for any PAC or TAC classes in this series are given in tables in the supplement.
The planned or targeted balance for a PAC or TAC class on each distribution day is determined by determining the principal distribution to the class under the distribution priorities for the class (described in “Allocations and distributions—Senior class allocations” in the supplement), structuring assumptions (described in “Weighted average lives and yields to maturity” in the supplement), and a range of constant percentages of the prepayment model (described in “Sensitivity of certificates to prepayments—The prepayment model” below). For a TAC class, the scheduled balance is the principal balance that would occur if the mortgage loans in the target-rate strip for the TAC class occurred at a single constant percentage of the prepayment model. For a PAC class, two constant percentages of the prepayment model are selected, and the class’s principal balance on a distribution day is the higher of the principal balances for the two percentages.
Example: Suppose a PAC class is structured using constant prepayment percentages of 100% and 300%. For a particular distribution day, the principal balance of the PAC class would be $1,000,000 if the mortgage loans in the class’s target-rate strip always prepaid at a constant rate of 100% of the prepayment model, and $900,000 if the mortgage loans always prepaid at a constant rate of 300% of the prepayment model. Then the scheduled principal balance of the PAC class for that distribution day will be $1,000,000.
A TAC or PAC class will usually have one or more support classes. In the order of priority for principal distributions, a TAC or PAC class will receive a principal distribution on a distribution day up to its targeted or planned balance. Principal will then be distributed to its support classes until their principal balances are reduced to zero. Only then will the PAC or TAC class receive additional distributions on that distribution day that will reduce its principal balance below its planned or targeted balance.
Whether the principal balance of a PAC or TAC class on a distribution day equals its planned or targeted balance will depend in part upon how long it takes for the principal balances of its support classes to be reduced to zero. Under relatively fast prepayment scenarios, the support classes may be reduced to zero while the PAC or TAC class is still outstanding. In that case, subsequent principal distributions to the PAC or TAC class could reduce its principal balance below its planned or targeted balance. Conversely, under relatively slow prepayment scenarios, principal distributions to the PAC or TAC class on a distribution day might not be sufficient to reduce its principal balance to its planned or targeted balance.
Once the principal balances of the support classes for a TAC or PAC class are reduced to zero, principal distributions to the TAC or PAC class will become more sensitive to variations in prepayment rates.

Retail classes
Some classes may be retail classes, as indicated in the supplement. Unlike other classes, holders of retail class certificates will not receive pro rata distributions of amounts distributed to the class as principal. Instead, principal distributions will be made to holders of retail class certificates in $1,000 increments based on a queuing procedure described in the supplement.

Method of distribution
The paying agent will generally make distributions by wire transfer (if it receives appropriate instructions) to registered holders of certificates with an initial principal or notional balance of at least $1 million.

Adjustments to class balances
After distributions are made on a distribution day, the principal balance of each class that is not an interest-only class will be adjusted, in the following order, as follows:
1 PO losses. The principal balance of a ratio-stripped PO class will be reduced by realized losses on the PO strip for the preceding month, whether or not reimbursed.
2 Non-subordinated losses. The aggregate principal balance of the target-rate classes will be reduced by the principal portion of realized non-subordinated losses on the target-rate strip for the preceding month. The reduction will first be allocated between the subordinated classes, collectively, and the senior target-rate classes, collectively, in proportion to aggregate principal balances. The reduction for the subordinated classes will be allocated to the individual subordinated classes in proportion to their principal balances. The reduction for the senior target-rate classes will be allocated to the individual senior target-rate classes in proportion to their principal balances, except that the principal balance of an accrual class will be deemed to be the lesser of its principal balance or its initial principal balance.
3 Accrual classes. To the extent that on the distribution day an interest distribution to an accrual class is redirected to an accrual directed class, the principal balance of the accrual class will be increased.
4 Principal distributions. The principal balance of each class will be reduced by its principal distributions for that distribution day (including (a) principal distributions to an accrual directed class that are redirected from interest distributions to an accrual class, and (b) principal distributions to a subordinated class, even if part or all of those principal distributions are used to reimburse a ratio-stripped PO class. However, any portion of an accrual class’s interest distribution that, on the last distribution day before the class’s accrual termination day, is distributed to the class as principal, will neither increase nor decrease the class’s principal balance.
5 Subordinated losses. The aggregate principal balance of the target-rate classes will be reduced by the principal portion of realized subordinated losses on the target-rate strip for the preceding month. The reductions will be applied first to the subordinated classes in order of subordination, in each case until the principal balance of the class is reduced to zero. If the losses exceed the principal balance of the subordinated classes, the principal balance of the senior target-rate classes will be reduced by the amount of the excess. The reduction will be allocated to the senior target-rate classes in proportion to their principal balances, except that for this allocation, the principal balance of an accrual class will be deemed to be the lesser of its current or its initial principal balance.
6 PO shortfalls. The principal balance of a ratio-stripped PO class will be reduced by the excess of (a) the class’s principal allocation over (b) the class’s principal distribution for that distribution day.
7 Shortfalls. The principal balance of each target-rate class will be reduced, in order of subordination, in an aggregate amount equal to the excess of (a) the aggregate principal allocations to the target-rate classes over (b) the aggregate principal distributions to the target-rate classes. Classes of equal seniority will share in the reduction in proportion to the amounts by which their principal allocations exceeded their principal distributions.
In the preceding paragraphs 1 through 7,
• the principal portion of a debt service reduction is not considered a realized loss, and
• references to class principal balances mean the principal balances after the adjustments required by the preceding numbered paragraphs.

Realized losses
When a mortgage loan becomes seriously delinquent, CMSI may take steps to foreclose. Foreclosure involves seizure and sale of the mortgaged property. The proceeds of the sale are used first to pay CitiMortgage’s expenses of foreclosure and advances, then to pay accrued interest, and lastly to pay the principal balance of the mortgage loan. The foreclosure process and some alternatives to foreclosure are described below in “Servicing—Realizing on defaulted mortgage loans.”
Mortgage loan originators take precautions to reduce the risk of foreclosure and of foreclosure losses. These primarily involve checking the creditworthiness of potential homeowners and the value of the mortgaged property. The mortgage loan underwriting policies of originators affiliated with CMSI (affiliated originators). are described below under “Mortgage loan underwriting.”
Certificate holders may also be protected against losses by various types of insurance and credit support, including the subordination of some classes.

A mortgage loan becomes a liquidated loan if CMSI either
• determines that all recoverable liquidation and insurance proceeds have been received, or
• accepts payment for the release of the mortgage of less than the principal balance of the loan after determining that liquidation expenses would exceed the difference between the cash portion of the payment and the principal balance.
Liquidation proceeds are amounts received or property acquired by CMSI from foreclosure sales, insurance or otherwise in liquidating a defaulted mortgage loan; net liquidation proceeds are liquidation proceeds after reimbursement to CitiMortgage, third-party and special servicers, and the Trustee for liquidation expenses on the mortgage loan.
If the net liquidation proceeds on a liquidated mortgage loan are less than the loan’s actual (not scheduled) principal balance plus accrued interest through the last day of the month in which the loan was liquidated, the difference will be a realized loss. Realized losses also include special hazard, fraud and bankruptcy losses.
Net liquidation proceeds are applied first to accrued interest through the last day of the month in which the loan is liquidated, and then as a principal payment on the mortgage loan.
Example: Suppose a defaulted mortgage loan with a principal balance of $80,000 plus accrued but unpaid interest through the end of October of $2,000 is liquidated in October. Liquidation proceeds after payment of liquidation expenses are $70,000. There is thus a $12,000 realized loss on the loan. Because the net liquidation proceeds will be applied first as accrued interest on the mortgage loan through the last day of October, and the remainder will be treated as an unscheduled principal payment, the $12,000 realized loss will be a principal loss. After reimbursement of advances, the net liquidation proceeds will be distributed, and the realized loss applied, on the November distribution day.

Loss recoveries
Any amount received on a liquidated loan after the month in which the mortgage loan became a liquidated loan, net of expenses and amounts applied to the reduction of outstanding advances for the liquidated loan, is a loss recovery. The following rules for loss recoveries supersede any conflicting rules in “Distributions” or “Adjustments to class balances” above.
On each distribution day, the amount of any loss recovery for the preceding month will be distributed as follows:
First, to each senior class to the extent of and in proportion to its aggregate realized losses for that and all preceding months that were not previously reimbursed under this paragraph or, for a ratio-stripped PO class, paragraph 4 of “Distributions—Distribution priorities” above.
Second, to the target-rate classes in the same manner as a distribution of unscheduled principal.
Distributions made pursuant to paragraph First above will not result in any adjustments to class balances, but distributions made pursuant to paragraph Second above will result in the normal adjustments to the class balances described in paragraph 4 of “Adjustments to class balances” above.
The principal balances of the subordinated classes will be increased in order of seniority to the extent of their aggregate realized losses for that and all preceding months that were not previously reimbursed under this paragraph, up to an aggregate amount for all subordinated classes equal to the loss recovery less the amounts distributed to the senior classes under paragraph First above.
Example: In May, there is a $1,000 loss recovery. On the June distribution day, prior to any distributions or adjustments, the senior classes have aggregate unreimbursed losses of $100 and the subordinated classes have aggregate unreimbursed losses of $700. Then on the June distribution day,
1 $100 of the loss recovery will be distributed to the senior classes to reimburse them for previously allocated losses, but the distribution will not reduce the principal balances of the senior classes.
2 The remaining $900 of the loss recovery will be distributed to the target-rate classes in the same manner as unscheduled principal, and class balances will be reduced by the amount of the distributions.
3 The principal balances of the subordinated classes will be increased by the remaining $900. (The increase may be less than $900 if any of the subordinated classes are no longer outstanding.)

Voting rights
Each IO class will have a 1% voting interest. The remaining voting interest will be allocated to the other classes in proportion to their principal balances. The voting interest of any class will be allocated among the certificates of the class in proportion to their principal or notional balances, except that an insurer of a class of certificates will be entitled to the voting interest of the insured class for as long as the insured class is outstanding and the insurer is not in default.

Composite and component classes
Any composite classes of the series, and each composite class’s component classes are shown in the table in “Summary—Series overview—the certificates” in the supplement.
Each composite class is comprised of two or more component classes. Certificates are only issued for composite classes. Component classes can not be severed from their composite classes, and can not be separately transferred. Component classes are, however, considered classes for all purposes of the preceding sections on allocations and distributions except that all distributions to the component classes of a composite class will become distributions to the composite class. A composite class is not considered a class for purposes of allocations and distributions, but instead receives all the distributions made to any of its component classes. Voting is by composite, not component, classes.

Multiple pool series
Some series may be structured by dividing the mortgage loans into two or more pools based on the characteristics of the mortgage loans. For example, a series might have one pool that contains only mortgage loans with an original term of 20 years or less, and another pool that contains only mortgage loans with an original term of more than 20 years.
In a multiple-pool series, principal and interest payments from a single pool are allocated to separate senior classes and subordinated classes. (If the multiple-pool series is “cross collateralized,” as described below, the subordinated classes will be component classes.) Those classes that receive allocations from a single pool will constitute a group. If the series uses ratio-stripping, each pool will be separately ratio-stripped, with the result that there will be a separate ratio-stripped PO class and ratio-stripped IO class (either of which could be a component class) for each pool. Any ratio-stripped IO or PO component classes, and the subordinated component classes, would then be combined into ratio-stripped IO, PO and subordinated composite classes. For most series, pools and the classes of their related groups will be designated by Roman numerals.
Example: Suppose a series has two pools of mortgage loans, I and II. The pools are separately ratio-stripped to give separate IO, PO and target-rate strips for each pool. Principal and interest payments on the pool I target-rate strip are allocated to senior classes IA-1 and IA-2 and to subordinated classes IB-1 through IB-6, while principal and interest payments on the pool II target-rate strip are allocated to senior classes IIA-1, IIA-2 and IIA-3 and subordinated classes IIB-1 through IIB-6. Payments on the pool I PO strip are allocated to the ratio-stripped PO class IA-PO and payments on the pool I IO strip are allocated to the ratio-stripped IO class IA-IO. Similarly, payments on the pool II PO strip are allocated to the ratio- stripped PO class IIA-PO and payments on the pool II IO strip are allocated to the ratio-stripped IO class IIA-IO.

The senior classes IA-1 and IA-2, the subordinated classes IB-1 through IB-6, the ratio-stripped PO class IA-PO and the ratio-stripped IO class IA-IO comprise group I; the senior classes IIA-1, IIA-2 and IIA-3, the subordinated classes IIB-1 through IIB-6, the ratio-stripped PO class IIA-PO, and the ratio-stripped IO class IIA-IO comprise group II.

Cross-collateralization
In a multiple-pool series where there is cross-collateralization, losses on mortgage loans in one pool may be absorbed by, and some payments received on mortgage loans in one pool may be distributed to, classes in unrelated groups, as described below. Also, prior to the subordination depletion date, reductions to principal allocations due to (a) interest shortfalls due to the U.S. or California Servicemembers Act (described in “Legal aspects of mortgage loans—Anti-deficiency laws and other limitation on lenders” below,) and (b) prepayment interest shortfalls not covered out of CitiMortgage’s servicing fees, will be allocated pro rata to all the classes of all the groups, regardless of the pools in which the shortfalls originate.
Example: Assume that the two-pool series described in the preceding section is cross-collateralized. Then the subordinated classes IB-1 and IIB-1 will be component classes, and will comprise the subordinated composite class B-1, the subordinated classes IB-2 and IIB-2 will be component classes comprising the subordinated composite class B-2, and so on. (The composite classes B-1 through B-6 do not have roman numeral prefixes because they receive principal and interest allocations from both pools, and are therefore not part of any group.).

Adjustment of subordinated component class principal balances
In a multiple-pool series that is cross-collateralized, the aggregate amount of any
•	realized subordinated losses on the mortgage loans in a pool, or
•	excess of the aggregate principal allocations to the related group’s target-rate classes over the aggregate principal distributions to those classes, for a distribution day that, in accordance with “Adjustments to class balances” above, would reduce the principal balances of the group’s subordinated component classes in order of subordination if the pool and the related groups were considered a separate series, will instead reduce
•	the principal balances of the subordinated composite classes in order of subordination, and
•	the aggregate principal balance of the group’s subordinated component classes, by that amount. This means that losses in one pool can result in a reduction to a subordinated composite class that exceeds the principal balance of that class’s subordinated component class related to that pool.
Such reduction in the aggregate principal balance of a group’s subordinated component classes will result in adjustments to the principal balances of all the subordinated component classes of each group so that for each subordinated composite class, the ratio of the subordinated component classes from each group will be the same.
Example 1: Suppose two groups of target-rate classes, I and II. Each group has an aggregate principal balance of $30,000. Accordingly, the aggregate scheduled principal balance of the pool I target-rate strip would generally be $30,000, and the aggregate scheduled principal balance of the pool II target-rate strip would also generally be $30,000. (The aggregate scheduled principal balance of a target-rate strip may occasionally be greater or less than the aggregate principal balance of its related group, as discussed in “— Undercollateralized groups” below.)
Further suppose subordinated composite classes B-1 through B-6, each with a principal balance of $1,000 and each with a group I component class of $500 and a group II component class of $500. The aggregate principal balance of each group’s subordinated component classes is therefore $3,000, and the aggregate principal balance of each group’s senior classes is $27,000.
Now assume a $1,500 subordinated loss in the pool II target-rate strip. Then:
• the principal balance of class B-6 will be reduced by $1,000, to $0, and the principal balance of class B-5 will be reduced by the remaining $500 of the loss, to $500. These reductions will reduce the aggregate principal balance of the subordinated composite classes to $4,500;
• the aggregate principal balance of the group II subordinated component classes will be reduced by $1,500, to $1,500, while the aggregate principal balance of the group I subordinated component classes will remain at $3,000;
• the ratio of the aggregate principal balance of the group I subordinated component classes to the aggregate principal balance of the group II subordinated component classes will be $3,000 to $1,500, or 2 to 1;
• for classes B-1 through B-4, the principal balance of the composite class will remain at $1,000, but the principal balance of its group I component class will be approximately $666.67, and the principal balance of its group II component class will be approximately $333.33 (a ratio of 2 to 1); and
• class B-5’s principal balance of $500 will be comprised of a group I component class with a principal balance of approximately $333.33, and a group II component class of approximately $166.67 (again, a ratio of 2 to 1).
Because on each distribution day the ratio of the component classes of each composite class will be the same, each subordinated class will have the same blended interest rate on that distribution day.
The example, after allocation of the loss, can be diagrammed in part as follows (drawing not to scale):

If subordinated losses on a mortgage pool for a distribution day exceed the aggregate principal balance of the subordinated component classes of the related group, the aggregate principal balance of that group’s component classes will be reduced to zero, and the aggregate principal balance of the subordinated component classes of the other groups will be reduced by the excess.
Example 2: Suppose that as in the series in the preceding example, pool I and pool II each have an aggregate scheduled principal balance of $30,000, and the group I and group II classes each have an aggregate principal balance of $30,000, with the senior classes of each group having an aggregate principal balance of $27,000 and the subordinated component classes of each group having an aggregate principal balance of $3,000. As in the preceding example, each subordinated composite class has a principal balance of $1,000, divided evenly between its component classes.

Now suppose that there is a $4,000 loss on the mortgage loans in pool II, reducing that pool’s scheduled principal balance to $26,000. There are, however, no losses on the mortgage loans in pool I, whose scheduled principal balance remains at $30,000.
The entire $4,000 loss will be allocated to the subordinated classes, reducing the principal balance of composite classes B-3 through B-6 to zero. Composite classes B-1 and B-2 will each retain a principal balance of $1,000, comprised of a group I component class with a principal balance of $1,000 and a group II component class with a principal balance of $0. The principal balance of the subordinated group I component classes will thus be reduced by $1,000 even though there are no losses on the mortgage loans in pool I’s target-rate strip. The senior classes in each group will retain their $27,000 principal balance.
The example, after allocation of the loss, can be diagrammed in part as follows (drawing not to scale):

Subject to “—Undercollateralized groups” below, if realized subordinated losses on a distribution day exceed the aggregate principal balance of the subordinated classes, the aggregate principal balance of the senior classes in each group will be reduced by the group’s proportional share of such excess, based on the proportions of all the losses for that distribution day in the mortgage loan pools.
Example 3: Assume that for a distribution day, there are $2,250 of realized subordinated losses in the pool I target-rate strip and $4,500 of realized subordinated losses in the pool II target-rate strip. The aggregate principal balance of the subordinated classes is only $6,000. Then the principal balance of the subordinated classes will be reduced to $0, and the remaining $750 of losses will reduce the aggregate principal balance of the senior classes of group I by $250 (or 1/3 of $750), and will reduce the aggregate principal balance of the senior classes of group II by $500 (or 2/3 of $750). The principal balances of the component classes of the subordinated classes are irrelevant for these purposes.

Distribution shortfalls
If on a distribution day for a cross-collateralized series, payments on the mortgage loans in the target-rate strip for one pool are not sufficient to permit payments of all interest and principal allocated to the senior target-rate classes of the related group, then the group may receive interest and principal distributions from payments on the mortgage loans in another pool once full interest and principal distributions are made to the senior target-rate classes of the group related to the other pool.
Example: Suppose that on a distribution day, cash available for distribution to the group I senior-target-rate classes from payments on the pool I mortgage loans is $1,000 less than the aggregate interest and principal allocations to group I’s senior target-rate classes, while cash available for distribution to the group II senior-target-rate classes from payments on the pool II mortgage loans exceeds the aggregate interest and principal allocations to group II’s senior target-rate classes by $1,500. Then $1,000 of the extra $1,500 available to group II will be used to make full interest and principal distributions to the group I senior target-rate classes, and only the remaining $500 will be distributed to the group II subordinated component classes.

Undersubordination
For a multiple-pool series, the principal balances of all the senior target-rate classes of a group could be reduced to zero before the principal balances of the group’s subordinated classes are reduced to zero. If the series is cross-collateralized, and there is undersubordination (as defined below), then payments of unscheduled principal on the target-rate strip of the related mortgage loan pool that would otherwise be allocated on a distribution day to the group (except for any amounts required to reimburse ratio-stripped PO classes) will instead be allocated as principal to the senior target-rate classes of the other groups. The allocation will be made between the other groups in proportion to the aggregate principal balances of their senior target-rate classes, and to the senior target-rate classes of each group in accordance with the group’s normal rules for allocations to senior target-rate classes. Appropriate adjustments will be made to the principal balances of the affected classes.
There is undersubordination on a distribution day if either
• the subordination level of the senior classes (without regard to group) on that distribution day is less than 200% of the initial subordination level of the senior classes, or
• the aggregate scheduled principal balance of the mortgage loans in any pool that are delinquent 60 days or more (including for this purpose mortgage loans in foreclosure and real estate owned by the Trust as a result of homeowner default), averaged over the last six months, is 50% or more of the principal balance of the related group’s subordinated component classes.

Undercollateralized groups
For a cross-collateralized series, if subordinated losses on a pool’s mortgage loans exceed the aggregate principal balance of the subordinated component classes of the related group, the excess will be allocated, to the extent possible, to the subordinated component classes of the other groups, as described in “—Adjustment of subordinated component class principal balances” above. Consequently, the scheduled principal balance of a pool’s target-rate strip could be greater or less than the aggregate principal balance of the related group’s target-rate classes. If the scheduled principal balance of a pool’s target-rate strip is less than the aggregate principal balance of the related group’s target-rate classes, the group will be undercollateralized by the amount of the difference; conversely, if the scheduled principal balance of a pool’s target-rate strip is greater than the aggregate principal balance of the related group’s target-rate classes, the group will be overcollateralized by the amount of the difference.
Example: In Example 2 in “—Adjustment of subordinated component class principal balances” above, $1,000 of the losses in the pool II target-rate strip were allocated to the group I subordinated component classes. As a result, group I was overcollateralized by $1,000 — that is, the scheduled principal balance of the pool I target-rate strip remained at $30,000, but the principal balance of group I was reduced to $29,000, comprised of $27,000 of senior classes and $2,000 of subordinated component classes. Conversely, group II was undercollateralized by $1,000 — its principal balance was only reduced by $3,000, to $27,000, while the scheduled principal balance of the pool II target-rate strip was reduced by the full $4,000 loss, to $26,000.
The aggregate principal balance of all the hypothetical mortgage loans in the target-rate strips for all the pools will always equal the aggregate principal balance of the target-rate classes for all the groups. Accordingly, if one or more groups is undercollateralized by some aggregate amount, then the remaining groups will be overcollateralized by the same amount—that is, the aggregate scheduled principal balance of the target-rate strips related to those groups that are not undercollateralized will exceed by that amount the sum of the principal balances of those groups’ senior target-rate classes and subordinated component classes.
Example: If all the groups except group I are undercollateralized by an aggregate of $50, then the scheduled principal balance of the pool I target-rate strip will exceed the aggregate principal balance of group I’s senior target-rate classes and subordinated component classes by $50—that is, group I will be overcollateralized by $50.
If a group is undercollateralized, the normal distribution rules will be adjusted as follows:
• Whether before or after the subordination depletion date, if a group is overcollateralized, then to the extent that scheduled interest payments on the target-rate strip for the overcollateralized group exceed the aggregate interest allocations to that groups’ target-rate classes, that excess, up to the amount of any interest allocation carryforwards that the undercollateralized groups would otherwise experience on that distribution day, will be deducted from the amounts available for distribution attributable to payments on mortgage loans in the pool (the pool distribution amount) for the overcollateralized group and added to the pool distribution amounts for the undercollateralized groups. If there is more than one overcollateralized group, or more than one undercollateralized group, then (1) amounts will be deducted from the pool distribution amounts for the groups that are overcollateralized in proportion to their excess interest payments, up to the aggregate amount of the interest allocation carryforwards for the undercollateralized groups, and (2) amounts will be added to the pool distribution amounts of the undercollateralized groups in proportion to the amount of their interest allocation carryforwards.
• Before the subordination depletion date, if one or more groups is undercollateralized and the principal balance of each of the groups’ subordinated component classes has been reduced to zero, then (1) all amounts that (after required reimbursements to any ratio-stripped PO classes) would otherwise be distributed as principal to the subordinated component classes of the other groups, up to the aggregate amount by which such undercollateralized groups are undercollateralized, will, in proportion to the aggregate principal balance of the subordinated component classes of such groups, be deducted from the amount available for distribution and the principal allocations to the subordinated components of such groups, and (2) such amount will be added to the amounts available for distribution and the principal allocations of the target-rate classes of such undercollateralized groups, in proportion to the amount by which those groups are undercollateralized.
• After the subordination depletion date, if one or more groups are undercollateralized, then
1 once a group’s target-rate classes are all reduced to zero, any principal payments on the target-rate strip of the group will be added to the amounts available for distribution and the principal allocations of the target-rate strips of the undercollateralized groups, in proportion to the amounts by which they are undercollateralized, and
2 realized losses on the target-rate strips of the overcollateralized groups will, up to the amount by which the group is overcollateralized, not reduce the principal balances of the target-rate classes of those groups but will instead reduce the principal balances of the target-rate classes of the undercollateralized groups, in proportion to the amounts by which they are undercollateralized, and in accordance with “Adjustments to class balances” above. If there is more than one overcollateralized group, the losses that will not result in reductions in principal balance will be in proportion to the amount by which each group is overcollateralized. If there is more than one undercollateralized group, the aggregate reductions in principal balances for each group will be in proportion to the amounts by which such groups are undercollateralized.

Clean-up call
CMSI may, at any time after the principal balance of the mortgage loans is less than a percentage (usually 10%) stated in the supplement of the initial scheduled principal balance, repurchase the mortgage loans and any other property owned by the Trust for
•  the loans’ principal balances plus accrued interest, and
• the appraised value of the other property after estimated liquidation expenses, in each case reduced by unrecovered advances. Such a repurchase is called a clean-up call. Certificate holders would then receive a final distribution reducing the principal balance of their certificates to zero. The final distribution of principal on the certificates will be made according to the distribution rules in this prospectus. Some certificates may not receive a distribution equal to their principal balance plus accrued interest to the extent that CMSI’s purchase price for the other property is based on an appraised value of the other property, less estimated liquidation expenses, that is less than the unpaid principal balance of the related mortgage loan.
The Trustee will notify certificate holders of a clean-up call between 30 and 60 days before the date of repurchase, which will fall on a distribution day. The notice will state the date of repurchase, and the amount to be paid to the certificate holder.
CMSI may transfer its right to repurchase the mortgage loans to a third party.
CMSI may be unwilling to make, or may be prevented by applicable banking regulations from making, a clean-up call where the purchase price of the mortgage loans would exceed their aggregate fair market value.

Sensitivity of certificates to prepayments
Weighted average lives
Weighted average life refers to the average amount of time from the date a certificate is acquired by an investor until its principal or notional balance is reduced to zero. A table in the supplement shows the weighted average life of each class offered by this prospectus, determined by (1) multiplying the amount of each principal distribution or reduction of notional balance by the number of years from the closing date to the related distribution day, (2) adding the results, and (3) dividing the sum by the initial principal or notional balance of the class. The table is based on assumptions stated in the supplement and on a prepayment model described in “—The prepayment model” below.

Types of prepayment
The rate at which mortgage loans are prepaid affects a certificate’s weighted average life, and, for certificates purchased at a premium or a discount, yield to maturity.
In addition to voluntary prepayments by a homeowner, there are other circumstances in which part or all of a mortgage loan may be prepaid:
• The homeowner may refinance the mortgage loan by prepaying the mortgage loan in full and taking out a new mortgage loan, or the homeowner and the lender may agree to modify the terms of the mortgage loan as an alternative to refinancing. Refinanced or modified mortgage loans will be treated as fully prepaid and removed from the Trust. However, in connection with a partial prepayment, CitiMortgage may reduce the scheduled monthly payments on the mortgage loan so that the mortgage loan will still be paid in equal monthly installments of principal and interest, but the prepayment will not change the originally scheduled maturity date, and such modification will not be treated as fully prepaid. Originators affiliated with CitiMortgage are permitted to refinance or modify mortgage loans and may offer homeowners special refinancing or modification incentives.
• CitiMortgage permits participation in “prepayment programs” offered by unaffiliated service agencies in which homeowners generally make 26 bi-weekly payments during a calendar year. Each payment equals one-half of the homeowner’s scheduled monthly payment, with the result that the homeowner makes payments in a calendar year equal to 13 scheduled monthly payments, rather than 12. The extra amount is applied as a prepayment of the mortgage loan.
• Most fixed rate mortgage loans permit the servicer to demand payment of the entire principal balance of the loan upon a sale of the mortgaged property (a due-on-sale clause) rather than allowing the purchaser to assume the mortgage loan. CitiMortgage will generally exercise a due-on-sale clause if (1) for a fixed rate mortgage loan, CitiMortgage believes the clause is legally enforceable, and (2) for an adjustable rate mortgage loan, the assumption will impair the Trust’s security.
• If a mortgaged property is damaged by fire or other hazard insured under a hazard insurance policy (described below), insurance payments received by the Trust may be used to reduce the principal balance of the mortgage loan. (They may also be used to restore the property, which would not be a prepayment.)

• If the mortgage loan is foreclosed, the foreclosure proceeds, less the expenses of foreclosure and accrued interest, will be used to reduce the principal balance of the mortgage loan.
• CMSI has made various warranties about the mortgage loans to the Trust. If a mortgage loan does not conform to these warranties, CMSI may have to repurchase the loan. The repurchase will be treated as a full prepayment of the mortgage loan. See “Defective mortgage loans” below.
• If a homeowner pledges securities or other collateral in addition to the mortgaged property, and the homeowner defaults under the pledge agreement for the additional collateral, CitiMortgage may liquidate the additional collateral and apply it as a prepayment.
• A CitiMortgage program offers a qualifying homeowner, at the origination of his or her mortgage loan, a “home rebate” credit card that applies 1% of the amount of qualified purchases on the card in each year as a prepayment on the loan.
• CMSI may make a clean-up call.

The prepayment model
Prepayments on mortgage loans are commonly measured by a prepayment model. A prepayment model is a set of assumptions about the rate at which homeowners will prepay their mortgage loans. Unless otherwise stated in the prospectus supplement, the model used in this prospectus will be the Public Securities Association prepayment model (PSA prepayment model), which assumes that homeowners will prepay new mortgage loans at some multiple of
• 0.2% per annum of the principal balance of the mortgage loans in the first month of the mortgage loans,
• an additional 0.2% per annum in each month thereafter (that is, 0.4% per annum in the second month, 0.6% per annum in the third month, and so forth) until the 30th month, and
• beginning in the 30th month and in each month thereafter, 6% per annum.
If homeowners prepaid their mortgages at exactly these rates, we would say that they were prepaying at 100% of the prepayment model. Similarly, we would say that homeowners were prepaying at 200% of the prepayment model if they prepaid their loans twice as fast as 100%—that is, 0.4% per annum in the first month, 0.8% per annum in the second month, and so forth. If homeowners never made a prepayment, they would be said to prepay at 0% of the prepayment model.
There is no assurance that prepayment of the mortgage loans will conform to any level of the prepayment model. The rate of principal payments on pools of mortgage loans is influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which homeowners sell their homes, refinance their mortgage loans or default on their mortgage loans. In general, if prevailing interest rates fall significantly below the interest rates on the mortgage loans, the mortgage loans are more likely to prepay faster than if prevailing rates rise or remain level. Conversely, if interest rates rise above the interest rates on the mortgage loans, we would expect the rate of prepayment to decrease.
Other factors affecting prepayment of mortgage loans include changes in homeowners’ housing needs, job transfers, unemployment, and homeowners’ net equity in the mortgaged properties. In addition, as homeowners move or default on their mortgage loans, the houses are generally sold and the mortgage loans prepaid, although some of the mortgage loans may be assumed by a new buyer.
Because the amount of principal distributions to each class will depend on the rate of repayment (including prepayments) of the mortgage loans, the date by which the principal balance of any class is reduced to zero is likely to occur earlier than the last scheduled distribution day for the series that is specified in the supplement.

Yield to maturity
Tables in the supplement show the yields to maturity of some of the classes of this series, based on assumptions stated in the supplement, on the prepayment model described in “Sensitivity of certificates to prepayments—The prepayment model” above, and on a default model described in “—The default model” below.
Prepayments increase the speed at which the principal balance of a class will be paid down. Principal distributions that are faster or slower than anticipated can profoundly affect the return, or yield, on a class. Consider for example a series consisting of just two classes—an interest-only (IO) class and a principal-only (PO) class. (This is an unlikely structure for a series, but one in which the effect of prepayments can be clearly seen.) If prepayments on the mortgage loans are greater than anticipated, the PO class will be paid off faster, and the IO class will receive less interest, than anticipated. In the extremely unlikely event that all the mortgage loans are completely prepaid in the first month, the PO class will be paid off on the first distribution day, greatly increasing its rate of return, while the IO class will receive only one distribution of interest. Conversely, if prepayments are less than anticipated, the IO class would benefit, but the PO class would see its yield reduced.
If a certificate is purchased at a discount from parity (as described below), and the anticipated yield to maturity of the certificate assumed faster prepayments of the mortgage loans than are actually received, the actual yield to maturity will generally be lower than anticipated. Conversely, if a certificate is purchased at a premium to parity, and the anticipated yield to maturity of the certificate assumed slower prepayments of the mortgage loans than are actually received, the actual yield to maturity will generally be lower than anticipated. Parity is the price at which a certificate will yield its coupon, after giving effect to any payment delay.
The yield on a ratio-stripped PO class, which is not entitled to receive interest, will be very sensitive to prepayments on the hypothetical loans in the PO strip. A slower than anticipated rate of prepayment on these loans will lower their yield. Since the PO strip is derived from the discount loans, which accrue interest at a rate below the target rate, it is historically more likely that these loans will prepay more slowly than the premium loans.
The yield on a ratio-stripped IO class, which is not entitled to receive principal, will be very sensitive to prepayments on the hypothetical loans in the IO strip. A faster than anticipated rate of prepayment on these loans will lower their yield. Since the IO strip is derived from the premium loans, which accrue interest at a rate above the target rate, it is historically more likely that these loans will prepay faster than the discount loans. In addition, the premium loans with higher interest rates, which contribute the most interest to the IO strip and thus the ratio-stripped IO class, are more likely to prepay than the premium loans with lower interest rates.
The timing of changes in the rate of prepayments on the mortgage loans may significantly affect an investor’s actual yield to maturity, even if the average rate of principal payments is consistent with the investor’s expectations. In general, the earlier a prepayment is received, the greater the effect on the investor’s yield to maturity. As a result, higher (or lower) than anticipated principal payments during the period immediately following the closing date will not be offset by the same amount of lower (or higher) principal payments in a subsequent period.

The default model
In addition to prepayment rates, the yields to maturity on the subordinated classes will be extremely sensitive to the amount and timing of losses on the mortgage loans, because the losses (other than non-subordinated losses) will be entirely allocated to the most subordinated class until its principal balance is reduced to zero, then to the next most subordinated class, and so forth.
Defaults on the mortgage loans may be measured relative to a default standard or model. The model used in the tables in the supplement, the standard default assumption, or SDA, assumes constant default rates of
• 0.02% per annum of the principal balance in the first month of the mortgage loans,
• an additional 0.02% per annum in each month from the second month until the 30th month,
• 0.6% per annum in each month from the 30th month through the 60th month,
• 0.0095% per annum less in each month from the 61st month through the 120th month, and
• 0.03% per annum in each month after the 121st month.
Mortgage loans that conform to this assumption are said to be 100% SDA. A default assumption of 50% SDA would assume default rates in each month that were 50% of the assumption, and similarly for 150% SDA and other assumptions. No percentage SDA purports to be a historical description of default experience or a prediction of the anticipated rate of default of any pool of mortgage loans.

CitiMortgage’s securitization programs
CitiMortgage
CitiMortgage, the Sponsor and Servicer, was incorporated in Delaware in 1979 and reincorporated in New York in 2005. Its principal offices are at 750 Washington Blvd., Stamford, Connecticut 06901, telephone (800) 285-3000. CitiMortgage is a subsidiary of Citigroup Inc. and, since October 1, 2006, a subsidiary of Citibank.
On July 1, 2006, CitiFinancial Mortgage Company, an affiliate of CitiMortgage, was merged into CitiMortgage, with CitiMortgage being the surviving company.
CitiMortgage began originating mortgage loans in 1980. CitiMortgage derives income primarily from interest on mortgages that it owns, secondary market mortgage sales, mortgage loan servicing fees, and mortgage origination fees and charges. CitiMortgage has been approved as a mortgagee and seller/servicer by the Federal Housing Administration, the Veterans Administration, the Government National Mortgage Association (popularly known as Ginnie Mae), Freddie Mac (formerly, the Federal Home Loan Mortgage Corporation), and Federal National Mortgage Association, more commonly known as Fannie Mae. CitiMortgage’s origination operations are subject to operational guidelines and regulations of, as well as audits by, some of these agencies.
CitiMortgage has sponsored mortgage securitizations, including securitization of fixed-rate non-conforming one- to four-family residential mortgage loans, since shortly after its founding. (A non-conforming loan is a loan that is not eligible for purchase by Fannie Mae or Freddie Mac, usually because its principal amount is too large.) CMSI has almost always been the depositor in these securitizations.
In 1994, CitiMortgage significantly tightened its underwriting standards for originating fixed-rate non-conforming one- to four-family residential loans. Since then, its securitizations of non-conforming one- to four-family residential loans through CMSI as depositor has grown as follows:

Year	Principal amount ($000,000)
2005	$ 4,123
2004	5,383
2003	4,871
2002	5,112
2001	6,633
2000	1,137
1999	2,176
1998	3,624
1997	1,359
1996	200
1995	387

Most of the loans in these securitizations have been originated by CitiMortgage or acquired from CitiMortgage affiliates. CitiMortgage has serviced the loans in all these securitizations.
The registration statement under which CMSI is issuing the certificates permits CMSI to securitize conforming loans and adjustable interest rate loans (ARMs). However, CitiMortgage has not sponsored the securitization of a material amount of conforming loans or ARMs in the past five years.
Once CitiMortgage agrees to sell a mortgage loan pool to an underwriter for securitization, the underwriter, in conjunction with the rating agencies for the series, determines the size, interest rates, and payment order for the classes of certificates comprising the series.
There has never been an event of default by CitiMortgage or CMSI under any constitutive agreement for a securitization.

Delinquency, foreclosure and loss experience of third-party originators
The supplement describes the delinquency, foreclosure and loss experience of any originator not affiliated with CitiMortgage that has originated more than 20% (by scheduled principal balance on the cut-off date) of the mortgage loans in the Trust.

Static pool information
Information regarding delinquencies, cumulative losses, prepayments and other features of pools of residential mortgage loans previously securitized by CitiMortgage (so-called static pool information) may be obtained, free of charge, at CitiMortgage’s website at the address specified in the supplement under “Static pool information.”
Potential investors should realize that the loan portfolios on which the static pool information is based may not be representative of the mortgage loans in the Trust described in the supplement. There may be important differences in, for example, the types of loans, their maturities and the geographic location of the mortgaged properties. Also, prevailing national or local economic conditions or real estate values may have been quite different at the times the loans were originated. Accordingly, the future delinquency, foreclosure and loss experience on the mortgage loans described in the supplement is likely to diverge, and may sharply diverge, from the historical experience of the mortgage loans shown in the static pool information.

The mortgage loans
Each mortgage loan will generally
• have a principal balance of less than $2.5 million at the cut-off date and an original maturity of 10 to 30 years, and
• have monthly payments due on the first day of each month.
The mortgage loan pool may contain cooperative apartment loans. The “homeowner” of a cooperative apartment owns shares issued by the private non-profit housing corporation that owns the apartment building, and has a proprietary lease or occupancy agreement that gives the homeowner the exclusive right to occupy a designated apartment in the building. In a cooperative apartment loan, the homeowner’s shares and lease or occupancy agreement are the collateral for the loan.
Each mortgage loan will be selected by CitiMortgage from mortgage loans originated or acquired by originators in the ordinary course of their businesses. The originators will often be affiliates of CitiMortgage. A portion of the interest component of a mortgage loan may be retained by the originator and not transferred to the Trust.
The interest rate, the principal balance, the maturity date, the homeowner’s identity, the principal amortization schedule or other terms of a mortgage loan may have been modified before the Trust bought the mortgage loan. If a mortgage loan has been so modified, the terms “original,” “originated” or “origination” when applied to the mortgage loan mean
• if only the interest rate has been changed (and, as a result, the monthly payment), the original date of the extension of credit under the mortgage loan, but with the modified interest rate and monthly payment, and
• for other changes, the mortgage loan as modified at the effective date of the modification.

Representations by CMSI
CMSI will represent and warrant to the Trustee that on the closing date
• the mortgage loans conform in all material respects with their descriptions in this prospectus and the schedule of mortgage loans CMSI delivered to the Trustee (including maximum loan-to-value ratios and primary mortgage insurance coverage, as described below),
• at the cut-off date, no principal or interest on a mortgage loan was 30 days or more past due or had been 30 days or more past due more than once in the preceding 12 months,
• no homeowner has a valid offset, defense or counterclaim to his or her obligation to pay the unpaid principal and interest on the mortgage loan,
• there are no delinquent tax or assessment liens against the mortgaged properties,
• each mortgaged property is free of material damage and in good repair,
• each mortgage loan (other than a cooperative apartment loan) had at its origination a lender’s title and insurance policy or binder (or other customary assurance of title), which remains in force,
• any mechanics’ lien or claim for work, labor or material on a mortgaged property is subordinate to the mortgage (except for liens or claims covered by title insurance),
• CMSI had good title to each mortgage loan immediately before its transfer to the Trust, and has taken all necessary steps to confer good title on the Trustee,
• each mortgage is a valid first lien on the mortgaged property, subject only to (1) liens for current real property taxes and assessments, (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the recording of the mortgage that are generally acceptable to mortgage lending institutions or specifically reflected in the appraisal of the mortgaged property at origination, and (3) other matters to which similar properties are commonly subject that do not materially interfere with the benefits of the mortgage, and
• each mortgage loan complied at origination in all material respects with applicable state and federal laws, including usury, equal credit opportunity and disclosure laws.

Repurchase or substitution of mortgage loans
The mortgage document custodian will review the mortgage loan documents (see “Mortgage documents” below) within 90 days after the closing date. If a document evidencing a mortgage loan or necessary to the effectiveness of the mortgage is missing or materially defective, CMSI must, within 180 days (90 days for defects that could affect the Trust’s REMIC status), either cure the defect or repurchase the mortgage loan.
If CMSI or the Trustee discovers at any time that a warranty that CMSI gave to the Trustee on a mortgage loan is false to an extent that materially and adversely affects the certificates, then CMSI will have 60 days to either cure the false warranty or repurchase the mortgage loan.
The repurchase price for a mortgage loan will be
• the sum of the loan’s scheduled principal balance and accrued unpaid interest (after deduction of servicing fees) to the first day of the month following repurchase, plus
• any unreimbursed payments under guaranties or other credit support or voluntary advances on the loan.
Repurchase of a mortgage loan will not diminish the amount available under any credit support.
During the first two years following the closing date, CMSI may, within the periods required for a repurchase, substitute another mortgage loan instead of repurchasing a mortgage loan. A substituted mortgage loan must
• be current in payments,
• have a scheduled principal balance that, together with any other mortgage loans being substituted on that substitution day, is not less than the aggregate scheduled principal balance of the loans for which they are being substituted (except that CMSI may make up any difference in the principal balances with a cash payment to be distributed to certificate holders),
• have an interest rate that is not less than the highest interest rate of the loans for which it is substituted,
• have an original term to maturity equal to that of the loans for which it is substituted,
• have a maturity date that is no later than, and not more than one year earlier than, any of the loans for which it is substituted, and
• be suitable for a REMIC.
CMSI will indemnify the Trust for any losses not reimbursed by the repurchase or substitution. If CMSI does not cure a defect in a mortgage loan, the Trustee’s and the certificate holders’ only remedy is to require CMSI to repurchase the mortgage loan or substitute another satisfactory mortgage loan.

Adjustable rate mortgages and buydown loans
The mortgage loans in a Trust will, on the closing date, generally consist entirely of fixed rate mortgage loans or entirely of ARMs. Most Trusts sponsored by CitiMortgage in the past few years have consisted of fixed rate loans. Accordingly, most of the description of the mortgage loans in this core prospectus assume that the mortgage loans are fixed rate loans held directly by the Trust and that they are not “buy-down loans.” An appendix to this prospectus describes the characteristics of ARMs and buy-down loans. If the series does not contain a material amount of ARMs or buy-down loans, the appendix may be omitted.

Fixed rate mortgage loans
A fixed rate mortgage loan may be
• a fully amortizing mortgage loan with level monthly payments of principal and interest,
• a balloon mortgage loan that amortizes over a fixed number of years but has a shorter term to maturity, so that the entire remaining principal balance of the loan is due at maturity, or
• a fully amortizing graduated payment mortgage loan that has lower periodic payments, or payments of interest only, during the early years of the loan, followed by payments of principal and interest that increase periodically until the loan is repaid or for a specified number of years, after which level periodic payments begin.
No fixed rate mortgage loan will have “negative amortization”—i.e., scheduled payments will not be less than accrued interest at the mortgage loan interest rate.
A fixed rate mortgage loan may have originally been an ARM that was converted, at the homeowner’s option, into a fixed rate fully amortizing mortgage loan providing for level monthly payments over a term not exceeding its remaining term to maturity. Such a mortgage loan was subject at origination to the same underwriting guidelines as a comparable ARM and is not underwritten again at conversion. The fixed interest rate for the converted mortgage loan may be higher than the interest rate at origination or the adjustable interest rate that would otherwise be payable currently, which could reduce the homeowner’s capacity to repay the loan.

The mortgaged properties
The mortgaged properties will usually be detached homes, attached homes (i.e., one- to four-family units with a common wall), units located in condominiums or planned unit developments, or interests in cooperative apartments. For Alt-A loans, mortgaged properties could include condotels. (Alt-A loans are described in “Mortgage loan underwriting—Alt-A loans” below.) The mortgaged properties will be located in the 50 United States, the District of Columbia or Puerto Rico.
The mortgaged properties may include investment properties and vacation and second homes. However, CitiMortgage anticipates that a mortgaged property will usually be the homeowner’s primary residence. CitiMortgage will determine whether a mortgaged property is a homeowner’s primary residence, based solely on either
• the homeowner’s representation at origination that he or she will use the property for at least six months every year or that the homeowner intends to use the property as a primary residence, or
• the mortgaged property being the homeowner’s mailing address in the originator’s records.
The determination of whether a mortgaged property is a primary residence is not reexamined if the mortgage loan is assumed by a new homeowner after origination.

Loan-to-value ratios
Each mortgage loan will usually have an original principal balance that is not more than 95% of the value of the mortgaged property (a 95% loan-to-value ratio). For these purposes, “value” is the lesser of the sale price of the property or the appraised value at origination, and the “principal balance” includes any part of an origination fee that is financed. The financed portion of the origination fee will always be less than 5% of the loan amount.
For mortgage loans other than Alt-A loans, the affiliated originators offer a program under which homeowners may reduce or eliminate their down payments by pledging additional collateral, usually in the form of marketable securities. Under this program, a mortgage loan could exceed 95% (but not 100%) of the value of the mortgaged property. Loan-to-value ratios for these mortgage loans are computed by deducting at origination a percentage of the original principal balance of the mortgage loan, often referred to as the “gap amount,” from the original principal balance of the mortgage loan. The homeowner pledges additional collateral having a loanable value equal to a percentage (usually 115%) of the gap amount.
In calculating the loanable value of the additional collateral, the originator applies a discount (or “haircut”) to the market prices of the securities. Different types of securities have different discounts. The loanable value of the additional collateral will rise and fall with the market prices of the securities. If the applicable percentage of the loanable value of the securities pledged as additional collateral falls below the gap amount, the homeowner must pledge more collateral to bring the loanable value of the collateral back to the gap amount.

Example: Suppose a homeowner’s mortgage loan of $200,000 is secured by a mortgaged property valued at $200,000. The loan-to-value ratio is therefore 100%. The gap amount of the loan is set at 20% of the loan, or $40,000, which will reduce the loan-to-value ratio to 80%—loan amount ($200,000) minus gap amount ($40,000), divided by value of mortgaged property ($200,000) = $160,000 / $200,000 = 80%. To secure the mortgage loan, at origination the homeowner must pledge securities with a loanable value of at least 115% of the $40,000 gap amount, or $46,000. The homeowner pledges securities of a type that are assigned a haircut of 15%. Such securities will have a loanable value of $46,000 if they have a market value of $46,000/85%, or approximately $54,118.
If, after origination, the loanable value of the pledged securities falls below the $40,000 gap amount (a market value of $47,059 if the haircut remains at 15%), the homeowner has to pledge more securities to bring the loanable value of the securities back to the gap amount.
The homeowner may have the additional collateral released from the pledge if either
• the principal balance of the mortgage loan has been reduced by the gap amount, or
• after a year in which the homeowner has been current in his or her monthly payments, a new appraisal shows that the loan-to-value ratio is no greater than 80% and that a refinancing of the loan without the additional collateral would meet the usual loan-to-value and other underwriting requirements.

Primary mortgage insurance
Affiliated mortgage loans that have original loan-to-value ratios equal to or greater than 80.01% are currently required to be covered by primary mortgage insurance. (For mortgaged properties in New York, for purposes of this requirement, the loan-to-value ratio is calculated based solely on the appraised value of the mortgaged property.) This insurance will remain in effect until the loan-to-value ratio is reduced to 80% through principal payments by the homeowner. Primary mortgage insurance will cover losses from a homeowner’s default of from 12% to 30% of the principal balance of the mortgage loan.
Since February 1993, it has been the policy of each affiliated originator not to make one- to four-family mortgage loans with loan-to-value ratios above 80% without obtaining primary mortgage insurance. An originator may, however, waive the requirement for primary mortgage insurance if the homeowner pledges additional collateral to bring the loan-to-value ratio down to 80%.
For mortgage loans other than Alt-A loans, affiliated originators offer corporate relocation programs to employees of approved corporations. These programs permit single family real estate loans, for the purchase of the borrower’s primary residence only, with loan-to-value ratios above 80% without requiring primary mortgage insurance. For these relocation loans, however, the corporate employer generally guarantees the excess of the mortgage loan at or above the 80.01% loan-to-value amount. Some other corporate relocation programs permit the corporate employer to provide subordinate financing at the origination of the first priority mortgage loan by an affiliated originator. Generally, the borrower must provide at least 5% of the purchase price of the property unless the loan-to-value ratio is below 80.01%.
In nine states, homeowners can cancel their primary mortgage insurance (and thus save the cost of premiums for the insurance) once the loan-to-value ratio of their mortgage falls below a specified percentage. The states are California, Connecticut, Illinois, Maryland, Massachusetts, Minnesota, New York, Texas and Washington.
In addition, federal laws permit a homeowner to cancel his or her primary mortgage insurance if he or she has a good payment history for the mortgage, the value of the mortgaged property has not declined and the outstanding balance of the mortgage loan falls below a specified level, generally 80% of the original property value. These federal laws also provide for automatic cancellation of primary mortgage insurance once the outstanding balance of the mortgage loan falls below a specified level, generally 78% of the original property value.
Cancellation can occur under state or federal law while there is still an amount of coverage under the insurance policy.
Cancellation of a primary mortgage insurance policy will eliminate a source of recourse against losses resulting from a homeowner’s default.

Second mortgages
A mortgaged property may be encumbered by a subordinated (or second) mortgage loan. Subordinated loans are not included in loan-to-value calculations.
The subordinated mortgage loan may have been originated by an affiliated originator, either at the origination of the mortgage loan or later. It is the policy of the affiliated originators not to provide a subordinated loan in connection with the origination of a first priority mortgage loan if the combined amount of the loans would result in a loan-to-value ratio greater than 100%. Primary mortgage insurance is generally not required for these second loans.

Insurance and other credit support
Homeowners’ policies
Most mortgaged properties will be covered by homeowners’ insurance policies that, in addition to the standard form of fire and extended coverage, provide coverage for certain other risks. These homeowners’ policies typically contain a “coinsurance” clause that, in effect, requires the buildings on the mortgaged property to be insured for at least a specified percentage (generally 80% to 90%) of their full replacement value. If coverage is less than the specified percentage, the insurer’s liability for a partial loss will not exceed the proportion of the loss that the amount of insurance bears to the specified percentage of the full replacement cost of the buildings.
Example: If a residence is only insured for 60% of its value, and sustains $10,000 of damage covered by the homeowners’ policy, the insurer will only pay $6,000—i.e., 60% of the loss.
Since the amount of hazard insurance required to be maintained on the buildings may decline, and since residential properties generally have historically appreciated in value over time, coinsurance may cause hazard insurance proceeds to be less than needed to fully restore the damaged property. Part or all of this shortfall may be covered, however, by any credit support.

Hazard insurance
Mortgaged properties will generally be covered by hazard insurance against fire and certain other hazards that may not be fully covered by homeowners’ policies.
The amount of hazard insurance coverage will depend on the relationship between the principal balance of the mortgage loan and the maximum insurable value of the buildings on the mortgaged property. (Maximum insurable value is established by the insurer.)
• If the principal balance is greater than the maximum insurable value, coverage will be limited to the maximum insurable value.
• If the principal balance is between 80% and 100% of maximum insurable value, coverage will equal the principal balance.
• If the principal balance is less than 80% of maximum insurable value, coverage will be 80% of the maximum insurable value.
CMSI may maintain a blanket policy insuring all the mortgage loans against hazard losses rather than maintaining separate policies on each mortgaged property. If the blanket policy contains a deductible clause, CMSI will pay the Trust the deductible for each hazard loss.

The standard form of fire and extended coverage policy generally covers damage caused by fire, lightning, explosion, smoke, windstorm and hail, riot, strike and civil commotion. The policy typically does not cover damage from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mud flows), nuclear reactions, wet or dry rot, vermin, rodents, insects or domestic animals, theft and, in some cases, vandalism. However, flood insurance will be maintained for mortgaged properties located in federally designated special flood hazard zones.
The hazard insurance policies for the mortgaged properties will be underwritten by different insurers and therefore will not contain identical terms and conditions. The preceding paragraph therefore merely indicates certain kinds of insured and uninsured risks and is not intended to be all-inclusive.
While hazard insurance, and flood insurance if applicable, will be required for cooperative apartment buildings, no hazard or flood insurance will be required for individual cooperative apartments.
If a homeowner defaults on his or her payment obligations on a mortgage loan, the certificate holders will bear all risk of loss resulting from hazard losses not covered by hazard insurance or other credit support.

Fidelity bond and errors and omissions policy
CMSI will maintain a fidelity bond and an errors and omissions policy or their equivalent. These cover losses from an officer’s or employee’s misappropriation of funds or errors and omissions in failing to maintain insurance, subject to limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions. The policies will conform to Fannie Mae and Freddie Mac requirements.

Other insurance
The Trust may have the benefit of the following additional insurance coverage:
• Primary mortgage insurance may be supplemented by pool insurance. Pool insurance covers certain losses from homeowner defaults that are not covered by primary mortgage insurance.
• Since hazard insurance policies do not cover all possible causes of physical damage to mortgage properties, the Trust may obtain special hazard insurance against some additional hazards.
• Some losses from homeowner bankruptcies may be covered under a mortgagor bankruptcy bond.
The supplement describes any additional insurance maintained for the series.

Other credit support
Additional credit support for a series may be provided by a guaranty, letter of credit, certificate guaranty insurance policy or one or more reserve funds, which may be issued or provided by an affiliate of CMSI or by a third party. The supplement describes any additional credit support.

Mortgage documents
Assignments to Trust
On the closing date, CMSI will assign the mortgage loans to the Trust, together with any principal and interest on the mortgage loans that belong to the Trust.
CMSI will deliver to the Trust for each mortgage loan, other than a cooperative apartment or leasehold loan,
• the endorsed mortgage note,
• any assumption, modification, buydown or conversion to fixed interest rate agreement,
• any certificate of primary mortgage insurance, and
• the original recorded mortgage (or, temporarily, copies if recorded documents cannot be immediately delivered due to recording delays).

• For a cooperative apartment loan, CMSI will deliver to the Trust
• the endorsed promissory note evidencing the loan,
• the original security agreement,
• the proprietary lease or occupancy agreement,
• the recognition agreement,
• a signed financing statement (if required at origination), and
• the stock certificate with signed stock powers.

Custody of mortgage loan documents
Citibank will have physical custody of the mortgage loans documents, including the mortgage notes. Under its agreement with the Trustee and CitiMortgage, Citibank is required to
• hold the documents for each mortgaged property in a separately identified mortgage file,
• maintain the mortgage files in secure and fire resistant facilities in accordance with customary standards for such custody,
• maintain accurate records for mortgages in the mortgage files, and
• maintain a current inventory and conduct periodic physical inspections of the mortgage files that will enable the Trustee to verify the accuracy of Citibank’s record-keeping, inventory and physical possession.

Recording of assignments
CMSI will deliver a mortgage assignment in recordable form or a blanket assignment, which will not be in recordable form, together with a power of attorney empowering the Trustee to act for the originator in preparing, executing, delivering and recording in the Trust’s name any instruments for assigning or recording the mortgages.
CMSI will record assignments of the mortgage loans to the Trust after the issuance of the certificates only to the extent required under rating agency guidelines. Recording is not necessary to make the assignment to the Trust effective between the Trustee and the originator or CMSI. However, so long as the Trust is not the mortgagee of record, the Trustee might not be able to enforce the mortgage directly, but may have to act indirectly through the record holder of the mortgage (who will be the originator or an affiliate of the originator). In addition, if any of the originators or CMSI were to sell, assign, satisfy or discharge a mortgage loan before the recording of its assignment to the Trust, the other party to the sale, assignment, satisfaction or discharge might have rights superior to the Trust’s. If the originator or CMSI acted without authority, it would be liable to the Trust or the certificate holders. If the originator or CMSI became bankrupt before the assignment to the Trust was recorded, creditors of the originator or CMSI might have rights in the mortgage loan superior to the Trust’s.

The Depositor and other affiliates of CitiMortgage
The Depositor, Citicorp Mortgage Securities, Inc.
CMSI, the Depositor, was incorporated in Delaware in 1987. It is not expected that CMSI will have any business operations other than offering mortgage-backed securities and related activities. CMSI is a wholly-owned subsidiary of CitiMortgage. CMSI’s principal offices are at 1000 Technology Drive, O’Fallon, Missouri 63368-2240, telephone (636) 261-1313.

Citibank, N.A.
Citibank is a commercial bank offering a wide range of banking services to its customers in the United States and around the world. Citibank’s domestic deposits are insured by the Federal Deposit Insurance Corporation (the FDIC).
On October 1, 2006, Citibank (West), FSB, a wholly-owned subsidiary of Citigroup, merged into Citibank. As a result,

CitiMortgage, which had been a subsidiary of Citibank (West), FSB, became a subsidiary of Citibank.
Citibank’s principal offices are at 399 Park Avenue, New York, New York 10043, telephone (212) 559-1000.

Citigroup Inc.
CitiMortgage, CMSI and Citibank are all wholly-owned subsidiaries of Citigroup, a publicly owned Delaware corporation. Citigroup’s principal offices are at 399 Park Avenue, New York, New York 10043, telephone (212) 559-1000. Through its subsidiaries and affiliates, Citigroup is a diversified financial holding company whose businesses provide a broad range of financial services to consumer and corporate customers in over 100 countries and territories.

Third-party originators
The supplement identifies any persons not affiliated with CitiMortgage that originated mortgage loans with an aggregate principal balance greater than 10% of the aggregate principal balance of all the mortgage loans in the Trust. Each such third-party originator will generally be a savings and loan association, savings bank, commercial bank, credit union, insurance company, or a mortgagee approved by the Secretary of Housing and Urban Development.
Third-party originators must be experienced in originating mortgage loans of the types in the pool in accordance with accepted practices and prudent guidelines.

Mortgage loan underwriting
Mortgage loan underwriting assesses a prospective borrower’s ability and willingness to repay, and the adequacy of the property as collateral for, a requested loan.

Procedures of affiliated originators
Each affiliated originator’s real estate lending process for one- to four-family residential mortgage loans follows a standard procedure, established to comply with federal and state laws and regulations. For some residential mortgage loans, the affiliated originators have contracted with or delegated the underwriting process to unaffiliated third parties.
Initially, a prospective borrower must provide information about the prospective borrower, the property to be financed and the type of loan desired. The prospective borrower must also provide some or all of the following:
• proof of income, such as a paycheck stub or W-2 form, except that some self-employed prospective borrowers must submit their federal income tax returns for the most recent two years,
• if the loan is for the purchase of the mortgaged property, proof of liquid assets,
• telephone verification of employment, which may be by a third-party national employment verification service (except that some high net worth prospective borrowers with ongoing banking relationships with Citibank’s private banking group may be exempted from employment verification), and
• a credit report.
From February 1991 until May 1997, affiliated originators would obtain at least two credit reports (which could be in the form of a merged credit bureau report) on a prospective borrower. Since May 1997, affiliated originators have obtained the single most comprehensive readily available credit bureau report, a tri-merged credit report, or a full residential credit report on the prospective borrower. (A “tri-merged” credit report is prepared by an independent consumer credit reporting agency or national credit repository, and electronically combines the data from “in-file” credit reports from three different national credit repositories; a “full residential mortgage” credit report is prepared by an independent consumer credit reporting agency and combines “on-file” information from at least two national credit repositories with attempts at direct verification of employment and, if the prospective borrower has been employed for less than two years, previous employment and income.)
Facsimile copies of some verification documents (such as bank statements) may be accepted in lieu of originals.
Each affiliated originator uses a credit scoring system as part of its underwriting process. The credit scoring system assesses a prospective borrower’s ability and willingness to repay a mortgage loan based upon predetermined mortgage loan characteristics and credit risk factors. Loans to prospective borrowers who meet a credit score minimum do not undergo the full loan underwriting process. This “streamlined” underwriting process does not apply to loans that exceed $1.5 million. Depending on the credit score, a prospective borrower may not be required to provide documentary verification of employment, income, or assets. A credit report will still be required for the prospective borrower, however, and the loans are subject to verification of property value as described in “—Appraisals” below. Additional underwriting approvals are required for loans with credit scores or loan-to-value ratios that do not meet the affiliated originator’s normal underwriting policies.
Most mortgage loan applications received by affiliated originators are reviewed by a computerized automated underwriting system (AUS). The AUS systems used are Fannie Mae’s Desktop Underwriter (DU), Freddie Mac’s Loan Prospector (LP), and CitiMortgage’s proprietary AUS. Each of these systems combines information from credit bureau reports with additional information that the system designers believe relevant to reach a decision on a mortgage loan application, subject to appropriate documentation as determined by the AUS. Any decision reached by an affiliated originator’s AUS may be subject to additional underwriting policy requirements.

Lending guidelines
Once the employment verification and credit reports are received, the affiliated originator decides
• whether the prospective borrower has enough monthly income to meet monthly obligations on the proposed loan and related expenses as well as the prospective borrower’s other financial obligations and monthly living expenses, and
• if the loan is for the purchase of the mortgaged property, whether the prospective borrower has enough liquid assets to acquire the mortgaged property and make the initial monthly mortgage payments, taking into account, among other things, proceeds from the sale of a prior residence (required since April 1991). This decision may be made from evidence such as a contract for sale of a prior residence and bank statements supplied by the prospective borrower.
Often, other credit considerations may cause a loan underwriter to depart from the guidelines, and a loan underwriter may require additional information or verification to compensate for the departure.

Alt-A loans
A mortgage loan may be designated as an Alt-A loan either because
• the loan-to-value ratio exceeds the affiliated originator’s usual guidelines,
• the borrower has supplied limited documentation as to income, employment and assets, or
• the mortgaged property is a condotel or a “non-warranted” condominium (that is, a condominium that is not eligible for purchase by FNMA either because too few of the units in the condominium development have been pre-sold or too many are being held as investment properties).
The affiliated originators maintain six Alt-A origination programs, which differ in minimum standards for credit score, loan-to-value ratio, debt-to-income ratio, and property type. All programs require verification of employment, but have different requirements for statement or verification of income and assets:
• The Full/Alt program requires verification of income and assets.
• The Stated Income/Verified Assets program requires verification of assets, but does not require verification of stated income.
• The No Ratio (No Income/Verified Assets) program requires verification of assets, but does not require a statement of income (and therefore no calculation of debt-to-income ratio).
• The Stated Income/Stated Assets program does not require verification of stated income or stated assets.
• The No Income/No Assets program does not require a statement of income or assets (and therefore no calculation of debt-to-income ratio).
• The Verified Income/No Assets program is only available for refinance transactions that have utilized an AUS. The program requires verification of income, but does not require a statement of assets.
For each Alt-A loan, affiliated originators obtain a tri-merged credit report, a full residential mortgage credit report, or the single most comprehensive credit report for the prospective borrower.

Leasehold loans
Leasehold loans are approved in accordance with the affiliated originator’s standard underwriting criteria.
An ALTA leasehold title insurance policy is required that
• contains no exceptions for any adjustable features of the lease and
• assures that the mortgage is not subordinated to any lien or encumbrance other than the land lease.
The term of the land lease must extend at least through the scheduled maturity of the mortgage loan and must give the originator the right to receive notice of and to cure any default by the borrower. The leasehold must be assignable or transferable if it is subjected to the mortgage lien. (California branches of Citibank may require a consent to assignment of lease and/or subordination agreement be obtained and recorded.) Payments due pursuant to the land lease are taken into account in debt ratio calculations.

Refinancings
Since May 1997, affiliated originators have not required income or asset verification for their current homeowners seeking to refinance their mortgage loans if the refinancing meets the originator’s minimum payment history and credit requirements. For other homeowners seeking to refinance their mortgage loans, affiliated originators do not require asset verification, and do not impose debt burden ratio restrictions.

Appraisals
The affiliated originators require the value of the mortgaged property, together with any other collateral, to support the principal balance of the mortgage loan, with enough excess value to protect against minor declines in real estate values.
Each affiliated originator requires an appraisal of each property to be financed. A second appraisal may be required if the loan amount is greater than $1 million, and is always required if the loan amount is greater than $2 million. Each appraisal is conducted by an independent fee appraiser. The appraiser personally visits the property and estimates its market value on the basis of comparable properties. Since April 1997, each affiliated originator accepts, in lieu of originals, electronic appraisals without photographs from appraisers who utilize approved appraisal software packages.
The independent appraisers do not receive any compensation dependent upon either the amount of the loan or its consummation. In normal practice, the affiliated originator’s judgment of the appraisal determines the maximum amount of the mortgage loan.
Where an affiliated mortgage loan is refinanced, a current appraisal of the property may be omitted if the principal balance of the mortgage loan is only increased by an amount that is used to pay off junior liens on the property plus the homeowner’s out-of-pocket costs for the refinancing. A current appraisal may also be omitted for modification of the interest rate on an existing mortgage loan.

Lien records; title insurance
Each affiliated originator obtains at origination a search of the recorded liens on the property being financed. Title insurance, or an attorney's opinion of title in jurisdictions where the practice is acceptable, is required for all mortgage loans, except that for cooperative apartment loans, an affiliated originator will not require title insurance or a title search of the cooperative apartment building. At origination, affiliated originators obtain a search of the recorded liens on the mortgaged property, except that for mortgage loans that are refinancings of loans serviced by an affiliated originator, a lien search may be omitted, and the mortgage loan may close before a subordination agreement on an existing lien is obtained, as long as title insurance insuring a first lien position on the mortgage loan is obtained.

Mortgage loans purchased from third-party originators
The affiliated originators may purchase mortgage loans originated by third parties. These mortgage loans, other than those acquired in a bulk purchase, are reviewed for compliance with the affiliated originator’s underwriting criteria, and the affiliated originator may reject loans that fail to conform to its criteria. For mortgage loans acquired in a bulk purchase from a financially sound mortgage loan originator, the affiliated originator will review the selling originator’s underwriting policies and procedures for compliance with the affiliated originator’s or Fannie Mae/Freddie Mac underwriting standards and will credit score each loan. The affiliated originator will also conduct a limited mortgage loan file review.

Underwriting standards of third-party originators
The underwriting policies and guidelines of third-party originators may differ from those of the affiliated originators. In purchasing third-party loans, CitiMortgage will review a sample of the loans to determine whether they generally conform to CitiMortgage’s underwriting standards. CitiMortgage will fully or partly credit score or re-underwrite the third-party loans to determine whether the original underwriting process adequately assessed the borrower’s ability to repay and the adequacy of the property as collateral, based on CitiMortgage’s underwriting standards.

Servicing
The Servicer
CitiMortgage will be the servicer for affiliated mortgage loans and the master servicer for any third-party mortgage loans.
CitiMortgage has been servicing mortgage loans for more than two decades.
The following table shows the growth from 1994 of CitiMortgage’s portfolio of serviced one- to four-family conventional residential first mortgage loans (including cooperative apartment loans) originated or acquired by affiliated originators. The table includes mortgage loans that have been sold to Fannie Mae or Freddie Mac, securitized by CMSI or sold as packages of whole loans. CitiMortgage has from time to time transferred the servicing of delinquent loans and loans in foreclosure.

December 31,	Number	Principal balance
2005	1,549,261	$273,058
2004	923,860	$170,791
2003	813,715	$138,531
2002	471,707	$78,214
2001	489,227	$74,082
2000	345,506	$56,861
1999	324,487	$47,642
1998	310,628	$41,115
1997	303,896	$35,956
1996	309,754	$34,085
1995	330,529	$34,881
1994	350,751	$35,591

CitiMortgage may delegate its servicing duties to any person approved as a seller/servicer by the Federal Housing Administration, GNMA, Fannie Mae or Freddie Mac, and that has been approved in writing by the rating agencies. In particular, CitiMortgage may delegate its servicing duties on affiliated mortgage loans that are seriously delinquent to an unaffiliated special servicer that primarily services delinquent loans for third parties. The special servicer or an affiliate will usually own certificates of the most subordinated classes. Despite any such delegation, CitiMortgage will remain ultimately responsible for the servicing of the affiliated and any third-party mortgage loans.

Third-party servicers
CitiMortgage will master service third-party mortgage loans in accordance with prudent mortgage loan servicing standards, procedures accepted in the mortgage banking industry, and CitiMortgage’s normal master-servicing procedures. CitiMortgage oversight of third-party servicers generally includes confirming that CitiMortgage receives principal and interest payments on the third-party mortgage loans, calculating monthly loan balances based on servicer data, comparing its results to servicer loan-level reports, reconciling any discrepancies, and reviewing the servicing of defaulted third-party mortgage loans. Notwithstanding its arrangements with third-party servicers, CitiMortgage will be obligated to the Trustee and the certificate holders for the servicing of the third-party mortgage loans to the same extent as if CitiMortgage serviced the third party mortgage loans itself.
CitiMortgage has been engaged in master servicing since 2003. At December 31, 2005, CitiMortgage was master servicer for approximately 92,000 mortgage loans, with a principal balance of approximately $15.6 billion. These included 16 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $12.5 billion.
The prospectus supplement will identify any unaffiliated third-party servicer that services 10% or more (by principal amount) of the mortgage loans, or that is responsible for any aspect of servicing upon which the performance of the mortgage loans or certificates is materially dependent, and will provide additional information on any unaffiliated third-party servicer that services 20% or more (by principal amount) of the mortgage loans.

Collection procedures for affiliated mortgage loans
The following sections describe some of CitiMortgage’s servicing procedures for affiliated mortgage loans. If there are any third-party mortgage loans, any material differences in servicing procedures for such loans are described in the prospectus supplement.
CitiMortgage will make reasonable efforts to collect all payments on affiliated mortgage loans, following collection procedures it believes advisable. CitiMortgage may
• waive any prepayment charge and
• arrange with a homeowner a schedule for eliminating delinquencies if CitiMortgage reasonably believes that without the arrangement the homeowner would default on the mortgage loan. Credit support payments will continue to be governed by the original payment schedule on the mortgage loan, not the new schedule for eliminating deficiencies.

Modifications to mortgage loans
CitiMortgage may agree with a homeowner to modify or waive any provision of a mortgage loan if the modification or waiver does not
• affect the amount or timing of any payment of principal or interest on the mortgage loan,
• in CitiMortgage’s judgment, materially impair the security for, or reduce the likelihood of timely payment of amounts due on, the mortgage loan, or
• otherwise constitute a “significant modification” under applicable Treasury regulations.
Notwithstanding the preceding paragraph, CitiMortgage may agree with a homeowner to modify or waive any provision of a mortgage loan if
• the mortgage loan is 90 days or more past due or, in CitiMortgage’s judgment, is subject to imminent default, or
• CitiMortgage delivers to the Trustee an opinion of counsel to the effect that the modification or waiver will not affect the Trust’s REMIC status.
CitiMortgage may condition a modification or waiver on the homeowner’s payment to CitiMortgage of a reasonable or customary fee for the additional services performed, together with reimbursement for CitiMortgage’s out-of-pocket expenses, in connection with the modification or waiver. CitiMortgage may retain such fees or reimbursements as additional servicing compensation.

Certificate and servicing accounts
Collections of principal and interest on affiliated mortgage loans (including principal and interest from liquidation or insurance proceeds) will be deposited, generally within one business day of CitiMortgage’s receipt and posting, into a certificate account in the Trustee’s name at the paying agent. There will be a separate certificate account for each series.
CitiMortgage will deposit all homeowner payments of taxes, assessments, insurance premiums, and the like into a servicing account at Citibank. Generally, there will be a single servicing account for all series issued during a single calendar year that have the same Trustee. CitiMortgage will use the servicing account only to pay taxes, assessments and comparable items on the mortgaged properties, to reimburse CitiMortgage for any costs incurred in paying taxes and assessments or for otherwise preserving or protecting the value of the mortgages, to refund to the homeowner any overages, and to pay any required interest to homeowners on balances in the servicing account.
CitiMortgage may retain its servicing fees, any charges representing additional servicing compensation, and reimbursements for certain expenses for the protection of mortgaged properties.
Unless otherwise stated in the prospectus supplement, the certificate and servicing accounts will not be interest bearing. However, Citibank may pay CitiMortgage amounts based on the average daily balances in these accounts. Such payments will be property of CitiMortgage and not of the Trust.
On the business day before each distribution day, CitiMortgage will transfer the amount to be distributed to the certificate holders from the certificate account to another account at Citibank that will be commingled with amounts to be distributed on other series; amounts in this account will then be transferred to Citibank, as paying agent, on the distribution day for payment to the certificate holders of this and other series.

Transfers of mortgaged properties
If a homeowner transfers a mortgaged property that is subject to an enforceable due on-sale clause, CitiMortgage will accelerate the maturity of the mortgage loan to the extent permissible, unless CitiMortgage reasonably believes that the due-on-sale clause is not enforceable.
If CitiMortgage reasonably believes that the mortgaged property is not subject to an enforceable due-on-sale clause, or that enforcement will adversely affect primary mortgage insurance coverage, CitiMortgage may enter into an assumption and modification agreement with the transferee of the mortgaged property, pursuant to which both the transferee and the homeowner will be liable on the mortgage loan, provided that
• the mortgage loan as assumed or modified meets the requirements for mortgage loans initially included in the Trust,
• the mortgage loan continues to be covered by primary mortgage insurance and hazard insurance policy, and
• no principal, interest or other payment on the mortgage loan is reduced or postponed.
Any fee collected by CitiMortgage for entering into such an agreement will be retained by CitiMortgage as additional servicing compensation.

Primary mortgage insurance
CitiMortgage will present claims and take reasonable steps to recover on defaulted mortgage loans under any primary mortgage insurance policy.
CitiMortgage will exercise its best reasonable efforts to maintain primary mortgage insurance for as long as required. CitiMortgage will pay premiums for primary mortgage insurance on a timely basis if the homeowner does not make the payments, and will be reimbursed by the Trust for such payments.
CitiMortgage may replace primary mortgage insurance by substantially equivalent insurance if
• each rating agency that initially rated the series advises CitiMortgage that the replacement will not adversely affect the current rating of the series, or
• the rating agencies rate the claims-paying ability of the substitute primary mortgage insurance company no lower than the series.

Realizing on defaulted mortgage loans
Regardless of whether recovery under primary mortgage insurance or other credit support is available, CitiMortgage will follow those normal practices and procedures it believes advisable to realize on a defaulted mortgage loan. However, CitiMortgage need not spend its own money to foreclose on a loan or to restore a damaged property unless it decides that the expenditure will increase the net proceeds of liquidation, after reimbursement to CitiMortgage for the expenditure.
Certificate holders will realize a loss to the extent that liquidation proceeds and payments under credit support for a mortgaged property are less than the principal balance and accrued interest on the mortgage loan plus CitiMortgage’s unreimbursed expenses and advances.
If a mortgage loan goes into default, a provider of credit support may have to purchase the liquidated loan. To avoid draws under credit support, CitiMortgage may pay the purchase price of the loan on behalf of the credit support provider. The ultimate net recovery on the loan will be used to replenish the credit support up to the amount of the unreimbursed payments under the credit support for the loan, and any excess will be retained by the credit support provider, or by CitiMortgage. Although certificate holders will have no right to the excess proceeds, the reduction in a provider’s obligations under credit support will have been fully restored.
Credit support providers do not have to purchase a defaulted mortgage loan or cover delinquencies if the remaining obligations under the credit support are less than the purchase price of the mortgage loan.

If CitiMortgage does not foreclose on a defaulted mortgage loan, CitiMortgage may accept less than the principal balance and accrued interest on the mortgage loan on a sale or a retention by the homeowner of the mortgaged property. If CitiMortgage does foreclose on a defaulted mortgage loan, CitiMortgage may sell the property, negotiate with the homeowner for a deed in lieu of foreclosure or, if a deficiency judgment is available, foreclose on the property and pursue a deficiency against the homeowner. CitiMortgage does not have to pursue a deficiency judgment on a mortgage loan, even if legally permitted.

Fees and expenses
CitiMortgage will withhold from interest payments on the mortgage loans a servicing fee that is generally a fixed annual percentage of the scheduled principal balance of each mortgage loan. Alternatively, the servicing fee may be based on the excess of the mortgage interest rate over a specified rate. (CitiMortgage will forego up to one-half of its servicing fees to cover prepayment interest shortfalls; see “Subordination—Losses and shortfalls not subject to subordination” above.) In addition, CitiMortgage will keep all prepayment and late payment charges, assumption fees and similar charges as additional servicing compensation. In CitiMortgage’s experience, this additional servicing compensation has been negligible.
CitiMortgage will be reimbursed for certain expenses in liquidating a defaulted mortgage loan (including expenditures for the preservation, protection or restoration of the mortgaged property, as well as legal fees, appraisal costs, etc.) out of payments by the homeowner, credit support or from foreclosure proceedings before those payments are distributed to certificate holders. CitiMortgage may retain this reimbursement even if the remaining funds are inadequate to distribute to certificate holders the full principal balance and accrued interest on the mortgage loan.
If there is an insured class, the insurer named in the prospectus supplement will be paid an insurance premium out of collections on the mortgage loans, prior to any distributions to certificate holders.
The following table summarizes the fees and expenses that will be paid out of collections on the mortgage loans:

Fee	Amount	Paid to	From	Purpose	Priority
Servicing Fee	Percentage of aggregate principal balance of mortgage loans, as specified in supplement	Servicer	Interest collections on mortgage loans	Servicing compensation	Prior to payment of insurance premium, liquidation expenses or distributions to certificate holders
Liquidation expenses	As incurred	Servicer	Collections on mortgage loans	Reimbursement of out-of-pocket expenses of liquidating mortgage loans and pursuing deficiency judgment	Prior to payment of insurance premium, or distributions to certificate holders

Fee	Amount	Paid to	From	Purpose	Priority
Certificate insurance premium	Usually, percentage of aggregate principal balance of insured classes, as specified in supplement	Insurer of certificates	Collections on mortgage loans	Insurer compensation	Prior to distributions to certificate holders

CitiMortgage will pay, and will not be reimbursed for
• the Trustee’s, paying agent’s and independent accountants’ fees and expenses, and
• expenses for distributing reports to certificate holders.

Distribution reports
For each distribution day, CitiMortgage will prepare a distribution report showing for each class, principal and interest distributions, principal or notional balances, loss allocations, servicing fees, insurance premiums and payments for insured classes, payments on mortgage loans (including full and partial prepayments and liquidation proceeds) and scheduled principal balances of the mortgage loan pools, mortgage loan delinquency statistics, weighted mortgage loan maturities and interest rates, and other information.
The distribution reports, as well as this prospectus and the pooling agreement, will be available to investors on CitiMortgage's internet site at http:-//www.citimortgagembs.com. Access to these documents will be free of charge, but will require registration. Neither CMSI, CitiMortgage nor the Trust will generally post the Trust's Form 10-K annual report, Form 10-D distribution reports, and Form 8-K current reports on the website, as these reports are available free of charge on the SEC's website at www.sec.gov under the CIK code that appears under "Issuing entity" in the "Summary" section of the prospectus supplement. CMSI will provide these reports and other documents free of charge to investors who call us at our toll-free number, 866-533-3570.
CitiMortgage will provide certificate holders that are federally insured savings and loan associations, on request, reports and access to information and documentation on the mortgage loans sufficient to permit the associations to comply with applicable regulations of the Office of Thrift Supervision.
CitiMortgage will file with the IRS and state and local taxing authorities, and make available to certificate holders, information required by federal or other tax law.

Compliance reports
CitiMortgage, each affiliated servicer, and each unaffiliated servicer or master servicer who has serviced more than 5% of the principal amount of the mortgage loans over the course of the year, must deliver to CMSI by March 1 of each year a statement that the servicer has reviewed its activities and assessed its compliance with applicable servicing criteria, and that based on that review, the servicer has fulfilled its servicing obligations in all material respects during the preceding calendar year, or specifying any failures.
CitiMortgage has appointed KPMG LLP as its independent accountants to prepare annual attestations on CitiMortgage’s assessment of its compliance with the applicable servicing criteria for each calendar year. CitiMortgage’s statement and KPMG’s attestation will be filed as exhibits to the Trust’s annual report on Form 10-K filed by CMSI with the SEC.

CitiMortgage’s liability
CitiMortgage, as servicer and/or master servicer, will not be liable to certificate holders except for its willful misfeasance, bad faith or gross negligence in the performance of its servicing duties.

Transfer of Servicing
Any corporation into which CitiMortgage is merged or consolidated, or that results from a merger, conversion or consolidation involving CitiMortgage, or that succeeds to the business of CitiMortgage, or more than 50% of the voting stock of which is, directly or indirectly, owned by Citigroup Inc., and that executes an agreement of assumption to perform all of CitiMortgage’s obligations under this agreement, will be CitiMortgage’s successor under this agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Such agreement of assumption will not, however, release CitiMortgage from any of its obligations or liabilities under this agreement.
CitiMortgage’s servicing rights and obligations may be transferred to any corporation
• into which CitiMortgage is merged, or
• that succeeds to CitiMortgage’s business, or
• that is a Citigroup subsidiary,
and that agrees to perform CitiMortgage’s servicing obligations. CitiMortgage will, however, if it remains in existence, will remain liable for the performance of the transferee.

Resignation of Servicer
CitiMortgage may only resign as servicer or master servicer if
• it receives a legal opinion that remaining as servicer would be illegal, or
• the Trustee, any insurer of a class of certificates, and 2/3 of the holders of certificates (by principal balance) consent to the resignation.
A resignation will only become effective when the Trustee or a successor servicer assumes CitiMortgage’s servicing and master servicing obligations.

Removal of Servicer
The Trustee or the holders of 2/3 of the principal balance of the certificates may remove CitiMortgage as Servicer and have the Trustee take over CitiMortgage’s servicing duties if any of the following events of default occur and are not cured:
• CitiMortgage fails to pay over to the paying agent for distribution to the certificate holders the full amount of a required distribution, and does not remedy its failure (1) within 10 business days of receiving notice of the failure if the failure was due to an error in calculating the required payment or distribution, or (2) within three business days of receiving notice of the failure if the failure was due to any other cause.
• CitiMortgage fails for 60 business days to reimburse the paying agent for an advance.
• CitiMortgage fails to observe or perform any obligation that materially and adversely affects the rights of certificate holders, and does not remedy the failure for 60 business days after either the Trustee notifies CitiMortgage, or the holders of 2/3 of the principal balance of the certificates notify CitiMortgage and the Trustee, of the failure.
• Certain events indicate CitiMortgage’s insolvency, reorganization or inability to pay its obligations.

Successor servicer
If the Trustee takes over CitiMortgage’s servicing responsibilities, whether because of a resignation or removal, it will do so under similar compensation arrangements. CitiMortgage will be paid for its prior services notwithstanding the termination of its activities as servicer and/or master servicer. Termination of CitiMortgage as servicer and/or master servicer will not affect the obligations of any credit support provider.
If the Trustee is unwilling or unable to act as servicer or master servicer, it may appoint, or ask a court to appoint, a housing and home finance institution with a net worth of at least $5 million to be a successor servicer or master servicer for a servicing compensation no greater than CitiMortgage’s servicing compensation.
The Trustee will notify the registered certificate holders and any insurer of a class of certificates of the removal of any servicer and the appointment of any successor servicer. The Trustee has no obligation to notify the beneficial owners of certificates, any insurers, or any other persons of the occurrence of an event of default or potential event of default.

The Trust
The pooling agreement
The Trust is established under a pooling and servicing agreement (the pooling agreement) between CMSI, CitiMortgage, the Trustee, and Citibank, as paying agent, certificate registrar and authentication agent. The pooling agreement is governed by New York law. The pooling agreement provides for the transfer of the mortgage loans to the Trust, the issuance of the certificates, repurchase or substitution of mortgage loans by CMSI, the collection of payments on the mortgage loans and other servicing activities, the distributions to the certificate holders, the relative rights of classes of certificates to distributions, and otherwise sets forth the specific rights and obligations of CMSI, CitiMortgage, the Trustee, and Citibank.
The certificates are complex instruments, and the pooling agreement is a lengthy and complex document. This prospectus only discusses those aspects of the certificates and the pooling agreement that CMSI believes are likely to be material to certificate purchasers. You should read the pooling agreement for provisions that may be important to you. The pooling agreement for this series will be filed with the SEC on Form 8-K and become a part of the registration statement for this prospectus.

The Trustee
The Trustee is named in the supplement, and is not affiliated with CitiMortgage. The Trustee may appoint agents (including CitiMortgage and its affiliates) to perform any of its responsibilities, but the Trustee will continue to be responsible for its duties and obligations.
To meet legal requirements of certain local jurisdictions, CMSI and the Trustee may jointly appoint co-trustees or separate trustees for some or all of the mortgage loans. Each separate trustee or co-trustee will have all of the Trustee’s rights and obligations, which they will exercise solely at the Trustee’s direction.
The Trustee may have normal banking relationships with CMSI or any originator, or any of their affiliates.
The Trustee may resign at any time. The Trustee may be removed by the holders of 50% of the principal balance of the certificates and 50% of the residual certificates. The Trustee may also be removed by CMSI if
• the Trustee ceases to be eligible to serve as Trustee under the pooling agreement,
• the Trustee is insolvent,
• the Trustee breaches a duty that materially and adversely affects the certificate holders, or
• through the Trustee’s performance or non-performance of certain actions, or because of a downgrade of the Trustee’s credit rating, the rating assigned to the certificates would be lowered.
If the Trustee resigns or is removed, the resignation or removal will not be effective until CMSI appoints a successor Trustee. CitiMortgage will be responsible for all expenses associated with the resignation or removal of a Trustee and the appointment of a successor Trustee.

The Trustee’s duties; limitation of liability
The Trustee’s principal duties relate to actions to be taken when there is an event of default by the Servicer, and are described in “Servicing—Removal of Servicer” above. In such circumstances, the Trustee is required to exercise the same degree of care and skill as a prudent man would exercise in the conduct of his own affairs—the “prudent man” standard. The Trustee will not be required to take any action, however, unless it believes that it will be repaid or indemnified against its expenses.
In the absence of an event of default, most of the Trustee’s duties will be performed by CitiMortgage as Servicer, and by Citibank as paying agent, certificate registrar and authentication agent. The Trustee did not choose CitiMortgage or Citibank to act in these capacities, and is not responsible for their performance of these duties.
The Trustee is not authorized to issue additional certificates or other securities or to borrow money. The Trustee may, if so stated in the supplement, be permitted to invest the Trust’s funds.
The Trustee is not responsible for CitiMortgage’s deposit to or withdrawal from the Trust of any funds, the validity or sufficiency of the pooling agreement, the certificates or any mortgage loan or related document, and is not accountable for the use or application by CitiMortgage of funds paid to it on the mortgage loans.
The Trustee will not be liable for any losses incurred as a result of the Trust’s failure to qualify as a REMIC, termination of its REMIC status or any “prohibited transaction” for a REMIC, unless the losses were caused by the Trustee’s negligence, bad faith or failure to perform its duties.

Bankruptcy
The Trustee is not authorized to file a bankruptcy petition as to the Trust.
CitiMortgage or CMSI could apply for relief under the federal bankruptcy code or state insolvency laws. If they did, the mortgage loans should not be considered property of CitiMortgage or CMSI. However, if a court concludes that either
•
the mortgage loans are part of CitiMortgage’s or CMSI’s bankruptcy estate because the transfer of the mortgage loans by CitiMortgage to CMSI, or by CMSI to the Trust, was not an absolute transfer (a “true sale”), or

•	the Trust should be substantively consolidated with CitiMortgage or CMSI, then distributions to the certificate holders could be delayed, reduced or otherwise disrupted.

Legal action by CitiMortgage
CitiMortgage will not have to appear in, prosecute or defend any legal action that is not incidental to CitiMortgage’s servicing responsibilities and that it believes may cause it expense or liability. CitiMortgage may, however, take any legal action it believes desirable to enforce the pooling agreement or to protect its own rights or the rights of the Trustee or the certificate holders under the pooling agreement. The Trust will pay, or reimburse CMSI for, the expenses of the action and any resulting liability out of Trust assets.

Legal action by certificate holders
A certificate holder can not institute a legal proceeding to enforce the pooling agreement unless
• the holder gives the Trustee written notice of default, and
• the holders of 2/3 of the principal balances of the certificates request the Trustee in writing to institute the proceeding and offer the Trustee reasonable indemnity, and the Trustee for 60 days neglects or refuses to institute proceedings.
However, the Trustee is not required to exercise its powers, investigate matters arising, or institute, conduct or defend a litigation under the pooling agreement at a certificate holder’s request unless the holder offers the Trustee reasonable security or indemnity against expenses and liabilities.

Liability of CMSI; indemnification
Neither CMSI nor CitiMortgage, nor any of their directors, officers, employees or agents, will be liable to the Trust or the certificate holders for taking or not taking any action, or for their errors in judgment, except for liability caused by their willful misfeasance, bad faith or gross negligence in the performance of their duties, or reckless disregard of their obligations and duties, under the pooling agreement.
The Trust will indemnify CMSI, CitiMortgage and their directors, officers, employees and agents, out of Trust assets against any loss, liability or expense they incur in connection with any legal proceedings, other than loss, liability or expense caused by their willful misfeasance, bad faith or gross negligence in the performance of their duties, or reckless disregard of their obligations, under the pooling agreement.

Amendments
CMSI, CitiMortgage, the issuers of credit support and the Trustee may together amend the pooling agreement and any credit support without the certificate holders’ consent
• to cure ambiguities or mistakes,
• to resolve inconsistencies,
• to make other changes consistent with the pooling agreement,
• to comply with federal tax law, including amendments to maintain the Trust as a REMIC, or
• to establish a “qualified reserve fund” for a REMIC.
CMSI, CitiMortgage, the issuers of credit support and the Trustee may also amend the pooling agreement and any credit support without certificate holder consent if CMSI delivers an opinion of counsel acceptable to the Trustee that the amendment will not materially adversely affect the certificate holders.
CMSI and the Trustee may also amend the pooling agreement and any form of credit support in any respect with the consent of the holders of 2/3 of the principal balances of all the certificates and the certificates affected by the amendment, except that
• the amendment may not (1) reduce or delay the collections on mortgage loans or the distributions to a certificate holder without the holder’s consent, or (2) reduce the percentage of principal balances of certificates whose holders must consent to an amendment, without the consent of the holders of all certificates of each affected class, and
• if the amendment affects any class of certificates differently in any material respect than the other classes, the holders of 2/3 of the principal balances of the certificates in the differently affected class must consent to the amendment.
For purposes of granting or withholding consent, all senior classes will be considered to be a single “affected class,” and all subordinated classes will be considered to be a single “affected class.” Accordingly, where consent of the holders of 2/3 of the principal balances of the certificates of a differently affected class is required, this means the consent of the holders of all the senior classes or all the subordinated classes, as the case may be. Thus, if there are multiple senior or subordinated classes, the consent of the holders of 2/3 of the principal balances of the certificates of a single senior or subordinated class will not be sufficient in itself for any consent, nor will the withholding of consent by the holders of more than 1/3 of the principal balance of the certificates of such class be sufficient in itself to deny any consent.

List of registered holders
Unless the Trustee is also the certificate registrar, CMSI will provide the Trustee within 15 days after receipt of the Trustee’s written request the names and addresses of all registered certificate holders as of the most recent record date. Upon written request of three or more registered certificate holders, for purposes of communicating with other registered certificate holders about their rights under the pooling agreement, the Trustee will give the requesting certificate holders access during business hours to the most recent list of registered certificate holders held by the Trustee. If the list is more than 90 days old on the date of the request, the Trustee will promptly request a current list from CMSI and will give the requesting certificate holders access to the new list promptly after receipt.

No annual meeting
There will not be any annual or other meetings of certificate holders.

Successors
A corporation
•	that is a successor to CMSI due to a merger or consolidation, or that otherwise succeeds to the business of CMSI, or
•	any entity that is more than 50% owned by Citigroup that assumes CMSI’s obligations, will be CMSI’s successor under the pooling agreement. The assumption will not, however, release CMSI from any obligation under the pooling agreement.

Termination of Trust
The Trust will terminate upon the distribution to the registered certificate holders of all amounts required to be distributed to them. The Trust can not, however, continue for more than 21 years after the death of the last survivor of the descendants of a person specified in the pooling agreement living at the date of the pooling agreement.
CMSI will direct the certificate registrar to notify each registered certificate holder in writing in advance of the termination of the Trust. Registered holders must surrender their certificates in order to receive their final distribution. Interest will not accrue on the certificates after the date specified in the notice for return of the certificates.

Fiscal year
The Trust’s fiscal year ends on December 31.

Book-entry and physical certificates
Certificates offered to the public (other than ratio-stripped IO certificates transferred to the Sponsor) will be book-entry securities. That is, one or more certificates for each of these classes will be registered in the name of The Depository Trust Company, a securities depository, or its nominee (together, DTC). DTC will thus be the only registered holder of these certificates. Other people will hold their certificates in these classes indirectly through securities intermediaries—banks, brokerage houses and other institutions that maintain securities accounts for their customers. The securities depository will maintain accounts showing the certificate holdings of its participants (all of whom will be securities intermediaries), and these securities intermediaries will in turn maintain accounts showing the certificate holdings of their customers (some of whom may themselves be securities intermediaries holding certificates for their customers). Thus, each holder of a book-entry certificate will hold that certificate through a hierarchy of intermediaries, with DTC at the “top” and the holder’s own securities intermediary at the “bottom.” A person holding a book-entry certificate for its own account through a securities intermediary will be the beneficial owner of the certificate.
The certificates of each holder of a book-entry security other than DTC will be evidenced solely by entries on the books of the holder’s securities intermediary. A holder of a book-entry certificate will not be able to obtain a physical (paper) certificate evidencing the holder’s ownership of the certificate. The book-entry system for holding certificates through accounts with a hierarchy of securities intermediaries leading up to a securities depository is the system through which most publicly traded securities are held in the United States.
In this prospectus, references to “certificate holders” of book-entry securities will generally mean the beneficial owners of certificates. However, for book-entry certificates, references to actions taken by certificate holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to certificate holders will mean payments and notices of redemption to DTC as the registered holder of the certificates for distribution to participants in accordance with DTC’s procedures.
Beneficial owners of book-entry certificates should realize that the Trust will make all distributions on their certificates to DTC, and will send all required reports and notices solely to DTC. Similarly, the Trustee will accept notices and directions solely from the registered holders of certificates, which for book-entry certificates will mean DTC. DTC and the securities intermediaries are generally required by law to deposit the distributions in the appropriate customers’ accounts and to transmit notices and directions from the Trust to their customers and from their customers to the Trust through the chain of intermediaries. However, beneficial owners of book-entry certificates may find it somewhat more difficult to pledge their certificates because of the lack of a physical certificate, and may experience delays in receiving distributions on their certificates, since distributions will be initially made to DTC and must then travel down the hierarchy of intermediaries to the beneficial owner’s own account with its securities intermediary.
Neither the Trustee, CMSI nor any of their affiliates will be responsible for any action or failure to act of a securities depository or securities intermediary, including any action or inaction involving a securities depository’s or securities intermediary’s
• distributions to its participants or customers,
• transmission of notices, directions and other communications to or from beneficial owners of certificates, or
• record keeping,
and will not be liable to beneficial owners of certificates for any such action or failure to act. Nor will the Trustee, CMSI or any of their affiliates have any obligation to beneficial owners to monitor, supervise or review any actions or procedures of a securities depository or securities intermediary.
DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Physical certificates
Beneficial owners of book-entry certificates will receive physical certificates representing their ownership interests only if DTC advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository for the book-entry certificates and CMSI is unable to locate a qualified successor.
The certificate registrar will notify all beneficial owners, through DTC, of the availability of physical certificates.
Physical certificates will be transferable and exchangeable at the offices of the certificate registrar. No service charge will be imposed for any registration of transfer or exchange, but the certificate registrar may require a payment sufficient to cover any tax or other governmental charge incurred.

European purchasers
Purchasers of certificates in Europe can hold interests in the certificates only through Clearstream or through Euroclear Bank S.A./N.V., as operator of the Euroclear system. Because DTC will be the only registered owner of the certificates, Clearstream and Euroclear will hold positions through their respective US depositories, which in turn will hold positions on the books of DTC. Citibank will act as US depository for Clearstream and JPMorgan Chase Bank, N.A. will act as US depository for Euroclear.

Clearstream and Euroclear
Clearstream International (Clearstream), is registered as a bank in Luxembourg and is subject to regulation by the Luxembourg Monetary Authority, which supervises

Luxembourg banks. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Clearstream provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Clearstream currently accepts over 200,000 securities issues on its books.
Clearstream's customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's US customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in over 80 countries, including all major European countries, Canada and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream.
Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. This system eliminates the need for physical movement of securities and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including US dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear Operator is Euroclear Bank S.A./N.V. The Euroclear Operator conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.
This information about Clearstream and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Distributions on, and clearance and settlement of, European certificates
Distributions on book-entry certificates held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by its US depository.

Distributions on book-entry certificates held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s Terms and Conditions, to the extent received by its US depository.
Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the respective rules and operating procedures of Clearstream and Euroclear.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in accordance with DTC's rules on behalf of the relevant European international clearing system by the relevant depositories. However, cross-market transactions of this type will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its US depository to take action to effect final settlement on its behalf by delivering or receiving certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.
Because of time-zone differences, credits to certificates received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following a DTC settlement date. The credits to or any transactions in the certificates settled during processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of certificates by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to these procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

ERISA considerations
The Employee Retirement Income Security Act of 1974 (ERISA) prohibits some transactions between those employee benefit plans to which it applies (ERISA plans) and persons who have specified relationships to the ERISA plan. (For purposes of this discussion, an individual retirement account established under the Internal Revenue Code (an IRA) will be an ERISA plan.)

“Plan asset” regulations
If an ERISA plan purchases certificates, the underlying assets of the Trust—for example, mortgage loans—might be considered assets of the ERISA plan, or “plan assets.” As a consequence, the plan’s fiduciary might be considered to have delegated asset management responsibility to the Trustee. In such circumstances, some operations of the Trust might be considered prohibited transactions under ERISA.
ERISA does not define “plan assets.” However, regulations under ERISA state conditions under which an ERISA plan, in acquiring an “equity interest” in an entity (e.g., a certificate in a Trust) would be considered to acquire the underlying assets of the entity (such as the mortgage loans). These underlying assets would therefore become “plan assets.” Because of the factual nature of the regulations, CMSI cannot predict whether the Trust’s assets would be “plan assets.” For example, the regulations state that the underlying assets of an entity are not “plan assets” as long as less than 25% of the value of each class of equity interest is held by ERISA plans.

Class exemption
US Department of Labor Prohibited Transaction Class Exemption 83-1 for certain transactions involving mortgage pool investment trusts (PTE 83-1) exempts the acquisition and holding of certain residential mortgage pool pass-through interests by ERISA plans from ERISA’s prohibited transaction provisions. PTE 83-1 sets forth “general conditions” and “specific conditions” to its applicability. CMSI believes that the general conditions would be met for the purchase and holding of senior classes of certificates in a Trust that holds mortgage loans other than cooperative apartment loans. PTE 83-1 might not apply, however, to the purchase and holding of
• senior classes of certificates in a Trust that holds cooperative apartment loans,
• senior classes of certificates of a PO or IO class,
• subordinated classes of certificates, or
• residual certificates.
Accordingly, except for transactions covered by an underwriter's exemption (see "Underwriters' exemptions" below), CMSI will not permit the registration of a transfer of a certificate of a subordinated or residual class unless the transferee
• executes a representation letter satisfactory to the certificate registrar, the Trustee and CMSI stating that (1) it is not, and is not acting on behalf of, an ERISA plan or using an ERISA plan’s assets to effect the purchase, or (2) if it is an insurance company, the source of funds used to purchase subordinated certificates is an “insurance company general account” (as defined in Prohibited Transaction Class Exemption 95-60 (PTE 95-60)), and there is no ERISA plan for which the general account’s reserves and liabilities for the contract(s) held by or on behalf of the plan and all other ERISA plans maintained by the same employer (or an affiliate as defined in PTE 95-60) or by the same employee organization, exceed 10% of the total of all reserves and liabilities of the general account (as determined under PTE 95-60) at the date of acquisition, or
• delivers (1) an opinion of counsel satisfactory to the certificate registrar, the Trustee and CMSI that the purchase or holding of the certificate by or on behalf of the plan will not constitute or result in a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a similar violation of any similar law, and will not subject CMSI (or its designee), the Trustee or the certificate registrar to any obligation in addition to those undertaken in the pooling agreement, and (2) such other opinions of counsel, officers’ certificates and agreements as the certificate registrar, the Trustee or CMSI may require in connection with the transfer.

Underwriters’ exemptions
Most underwriters of mortgage-backed securities have obtained ERISA prohibited transaction exemptions that are in some respects broader than PTE 83-1. These exemptions only apply to mortgage-backed securities that are sold in offerings for which the underwriter is the sole or a managing underwriter, or a selling or placement agent. The supplement describes any such exemption.

Other prohibitions
An ERISA plan may not purchase certificates with assets of the ERISA plan if an affiliate of CMSI (such as Citibank or Citigroup Global Markets), any underwriter or the Trustee
• has discretion to invest such assets,
• has authority or responsibility to give, or regularly gives, investment advice for such assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions for the assets and that such advice will be based on the particular investment needs of the ERISA plan, or
• is an employer maintaining or contributing to the ERISA plan.
By agreeing to acquire a certificate for an ERISA plan, an ERISA plan fiduciary represents and warrants to the Underwriter and to CMSI that the assets of the ERISA plan used in the purchase are not described in the preceding sentence.

Investor’s responsibility
Due to the complexity of the ERISA rules and the severity of the penalties imposed upon persons involved in prohibited transactions, it is important that potential ERISA plan investors consult with their counsel regarding the consequences under ERISA of their acquisition and ownership of certificates.
Employee benefit plans that are not subject to ERISA may be subject to similar federal, state, or local laws. Fiduciaries of such plans should make their own determinations of the need for and availability of exemptive relief under any such laws.

Legal investment considerations
SMMEA
The senior classes of certificates will generally be, and the subordinated classes of certificates and the residual certificates may be, “mortgage related securities” under the Secondary Mortgage Market Enhancement Act of 1984 (SMMEA). The supplement states which classes of certificates are mortgage related securities.
Mortgage related securities under SMMEA are legal investments for an entity created or existing under state or federal law whose authorized investments are subject to state regulation to the same extent that obligations issued or guaranteed by the United States or any of its agencies or instrumentalities are legal investments for the entity.
A certificate will be a SMMEA mortgage related security so long as
• it is rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, and
• it is part of a series of certificates in a Trust consisting of mortgage loans originated by the types of originators specified in SMMEA.

State overrides of SMMEA
SMMEA permitted states that acted before October 3, 1991 to override some of its provisions. Some states have overridden parts of SMMEA and limited the ability of some entities (in particular, insurance companies) to invest in “mortgage related securities,” usually by requiring the investors to rely solely upon existing state law rather than SMMEA. Investors governed by the laws of these states may be limited in their ability to invest in certificates.

Federal depository institutions
SMMEA also permits
• federal savings and loan associations and federal savings banks to invest in, sell or otherwise deal in mortgage related securities without limit,
• federal credit unions to invest in mortgage related securities, and
• national banks to purchase mortgage related securities for their own account without regard to the limitations generally applicable to investment securities, subject in each case to regulations of their federal regulators.
In this connection,
• the Comptroller of the Currency has authorized national banks to purchase and sell mortgage related securities for their own account, without limitation as to a percentage of the bank’s capital and surplus (but subject to compliance with general standards of “safety and soundness” and retention of credit information),
•

the National Credit Union Administration has authorized federal credit unions to invest in mortgage related securities, other than stripped mortgage related securities (unless the credit union complies with 12 CFR§ 703.16(e) for investing in those securities), residual interests in mortgage related securities and commercial mortgage related securities, under limited circumstances, and
• the Office of Thrift Supervision has issued guidelines for thrift institutions to follow in managing interest rate risk in purchasing investment securities.

Investor’s responsibility
Depository institutions considering an investment in the certificates should also review the “Supervisory Policy Statement on Investment Securities and End-User Derivatives Activities” of the Federal Financial Institutions Examination Council, which has been adopted by the Federal Reserve Board, the FDIC, the Comptroller of the Currency, the Office of Thrift Supervision and the National Credit Union Administration. The policy statement sets forth guidelines that depository institutions must follow in managing risks (including market, credit, liquidity, operational (transaction), and legal risks) applicable to all securities (including mortgage pass-through securities and mortgage-derivative products) used for investment purposes.
Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines of these authorities before purchasing any certificates, as some certificates (in particular, certificates that are entitled solely or disproportionately to distributions of principal or interest) may be considered unsuitable investments, or may otherwise be restricted, under such rules, policies or guidelines (in some instances irrespective of SMMEA).
The foregoing does not consider the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by particular investors, including “prudent investor” provisions, percentage-of-assets limits and provisions that restrict or prohibit investment in securities that are not “interest-bearing” or “income-paying” or are issued in book-entry form.
Except for the status of some certificates as “mortgage related securities,” no representation is made as to the proper characterization of any certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase certificates under legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the certificates) may adversely affect the liquidity of the certificates.
Accordingly, investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the certificates of any class will be legal investments or be subject to investment, capital or other restrictions, and whether SMMEA has been overridden in any jurisdiction relevant to the investor.

Taxation of certificate holders
The following taxation sections discuss in general terms the anticipated material federal income tax consequences to certificate holders of the purchase, ownership and disposition of certificates representing regular interests in the REMIC. The Trust will consist of one or more REMICs. The discussion does not address all federal income tax consequences that may be applicable to particular categories of investors, some of whom may be subject to special rules. Moreover, the discussion is based on statutes, regulations and other authorities that are subject to change or differing interpretations, and any change or interpretation could apply retroactively. Investors should consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of certificates. In this tax discussion, references to the “certificate holder” or “holder” generally mean the beneficial owner of a certificate. Unless otherwise stated, all section references are to the Internal Revenue Code.

Taxation of certificates—general
Certificates will generally be taxed as if they were newly originated debt instruments. In particular, interest, original issue discount (discussed below) and market discount (discussed below) on a certificate will be ordinary income to the holder, and distributions of principal on a certificate will be a return of capital to the extent of the holder’s basis in the certificate.

Accrual method
Each certificate holder must use the accrual method of accounting for certificates, regardless of the method of accounting it otherwise uses.

Original issue discount
All accrual certificates will be issued with original issue discount (or OID), and others classes of certificates may be issued with OID. OID for a debt instrument generally refers to the amount by which the instrument’s original issue price is less than its stated redemption price at maturity.
Holders of certificates issued with OID must generally include the OID in ordinary income for federal income tax purposes as it accrues, in accordance with a constant yield method that takes into account the compounding of interest. This generally means that a certificate holder will pay tax on accrued OID before the holder receives the related cash distribution.
The Internal Revenue Code and implementing regulations for OID (the OID rules) do not adequately address some issues relevant to securities that, like the certificates, may be prepaid. To the extent the OID rules do not address an issue, CMSI, in calculating OID, will generally apply the methodology described in the Conference Committee Report to the Internal Revenue Code of 1986 Act (the Conference Committee Report). Investors should realize, however, that the Internal Revenue Service (the IRS) may take a different position on the issue. Moreover, the OID rules include an anti-abuse rule that allows the IRS to depart from the OID rules to ensure a reasonable tax result.
CMSI will calculate the accrued OID and will report the OID to registered holders and beneficial owners of certificates as described in “—Reporting requirements” below.

Calculation of OID
A certificate will generally be treated as a single debt instrument on which the principal is payable in installments for purposes of determining the OID includible in a certificate holder’s income. (There is an exception for retail class certificates, discussed below.)
Unless the OID is de minimis (described below), a certificate holder must generally include in gross income for a taxable year the sum of the “daily portions” of accrued OID for each day on which it holds the certificate during an accrual period, including the date of purchase but excluding the date of disposition. CMSI will treat the monthly period ending on the day before each distribution day as the accrual period.
Determining the daily portions of OID depends on determining (1) the amount of OID and (2) when principal is payable on the instrument, which together determine the rate at which OID accrues. As discussed below, principal on the certificates is assumed to be paid at the prepayment rate assumed in structuring the series.

Amount of OID. The amount of OID on a certificate is the excess of its “stated redemption price at maturity” over its “issue price.”
The issue price of a certificate is generally the first price at which a substantial amount of certificates of the same class are sold to the public (excluding bond houses, brokers and underwriters). Although unclear under the OID rules, CMSI intends to treat the issue price of certificates of a class for which there is no substantial sale as of the issue date or that are retained by CMSI as the fair market value of the certificate on the issue date.
The issue price of a certificate also includes any amount the initial certificate holder pays for accrued interest for a period prior to the issue date of the certificate, unless the holder elects on its federal income tax return to exclude that amount from the issue price and to recover it on the first distribution day.
The stated redemption price at maturity of a certificate always includes its principal balance at the cut-off date. The stated redemption price at maturity may also include distributions of interest unless the distributions are of “qualified stated interest.” Under the OID rules, qualified stated interest generally means interest payable at a single fixed rate or at a “qualified variable rate” (described below), provided that the interest distributions are unconditionally distributable at intervals of one year or less during the entire term of the certificate. Because there is no penalty or default remedy for nonpayment of interest on a certificate, it is possible that no interest on any class of certificates will be treated as qualified stated interest. However, except as provided in the next paragraph, because the underlying mortgage loans provide for remedies in the event of default, CMSI intends to treat interest on certificates as qualified stated interest.
Distributions on the following types of certificates will not be qualified stated interest:
• certificates in an accrual class,
• certificates for which interest distributions may be deferred and added to the principal balance, or
• certificates in an interest-only class or a class on which interest is substantially disproportionate to its principal amount (a so-called “super-premium” class).
Accordingly, the stated redemption price at maturity of these certificates will include both their initial principal balance and all other distributions on the certificates. Also, if the interval between the issue date and the first distribution day on a certificate is shorter than the interval between subsequent distribution days, the interest attributable to the additional days will be included in the stated redemption price at maturity.
Any deferred interest (as defined in the supplement) that accrues on a class of certificates will constitute income to the holders of those certificates prior to the receipt of cash distributions of deferred interest. Under the OID rules, all interest payments on certificates that may have deferred interest must be treated as non-qualified stated interest payments and included in the stated redemption price at maturity of the certificates in computing OID.
Rate of accrual. The OID accruing in a full accrual period on a certificate is generally the increase in the present value of the certificate over the period, adjusted for distributions that are not qualified stated interest. This amount would be the excess of
• the sum of (1) the “present value of the remaining distributions” to be made on the certificate as of the end of that accrual period and (2) the distributions made on the certificate during the accrual period that are included in the certificate’s stated redemption price at maturity, over
• the “adjusted issue price” of the certificate at the beginning of the accrual period. For these purposes, the adjusted issue price of a certificate at the beginning of an accrual period is its issue price, increased by the aggregate amount of OID accrued in all prior accrual periods and reduced by any distributions included in the certificate’s stated redemption price at maturity that were made in those prior periods.
Based on the Conference Committee Report, the present value of the remaining distributions is calculated using the original yield to maturity of the certificate as the discount rate and the schedule of payments on the certificate at the prepayment rate assumed in structuring the series (which is stated in the supplement), adjusted for events, including actual prepayments, that occur before the end of the accrual period.
The OID accruing during an accrual period is then divided by the number of days in the period to determine the daily portion of OID for each day in the period. For an initial accrual period that is shorter than a full accrual period, the daily portions of OID must be determined according to an appropriate allocation under any reasonable method.
Under the method described above, the daily portions of OID will generally increase if prepayments on the mortgage loans exceed the prepayment rate assumed in structuring the series, and will generally decrease (but not below zero for any period) if prepayments on the mortgage loans are slower than the assumed prepayment rate. However, for some classes of certificates, an increase or decrease in prepayments on the mortgage loans can result in a change in the priority of principal payments for that class that could increase or decrease the daily portions of OID for those certificates.

De minimis OID
OID on a certificate will be considered to be zero if the OID is less than 0.25% of the certificate’s stated redemption price at maturity multiplied by the weighted average maturity of the certificate. For this purpose, weighted average maturity is the sum of the amounts determined by multiplying (1) the number of full years (i.e., rounding down partial years) from the issue date until each scheduled distribution of principal or OID by (2) the ratio of the amount of the distribution to the total stated redemption price at maturity. The schedule of distributions should be determined in accordance with the prepayment rate assumed in structuring the series.
Certificate holders must generally report de minimis OID pro rata as distributions of stated redemption price at maturity are received. Such income will be capital gain if the certificate is held as a capital asset. However, certificates holders may elect to accrue all de minimis OID, as well as market discount and market premium, under the constant yield method. See “—Election to treat interest under the constant yield method” below.

OID on retail class certificates
For certificates on which principal distributions are made in a single installment upon the request of a certificate holder or by random lot (retail class certificates), CMSI intends to determine the yield to maturity based on the anticipated payment characteristics of the class as a whole under the prepayment rate assumed in structuring the series. In general, OID accruing on a retail class certificate in a full accrual period would be its allocable share of the OID for the entire class, as determined above. However, if there is a distribution in reduction of all or part of the principal balance of a retail class certificate,
• the remaining unaccrued OID allocable to the certificate (or part) will accrue at the time of the distribution, and
• the accrual of OID allocable to each remaining certificate of the class (or the principal balance of a retail class certificate after a principal distribution has been received) will be adjusted by reducing the present value of the remaining payments on the class and the adjusted issue price of the class by the principal distributed.
CMSI believes that this treatment of retail class certificates is consistent with the “pro rata prepayment” rules of the OID rules, but with the rate of accrual of OID determined based on the prepayment rate assumed in structuring the series.

Acquisition premium
A purchaser of a certificate at a price greater than its adjusted issue price but less than its stated redemption price at maturity will be required to include in gross income the daily portions of OID on the certificate, reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, the purchaser may elect to treat the acquisition premium under the constant yield method, as described in “—Election to treat interest under the constant yield method” below.

OID on variable rate certificates
Certificates may provide for interest based on a variable rate (variable rate certificates). Under the OID rules, interest is generally treated as payable at a variable rate if
• the issue price does not exceed the original principal balance by more than a specified amount and
• the interest compounds or is payable at least annually at current values of (1) one or more “qualified floating rates,” (2) a single fixed rate and one or more qualified floating rates, (3) a single “objective rate,” or (4) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.”
A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where the rate is subject to a multiple that is greater than 0.65 but not greater than 1.35. The rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly.
An objective rate is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is not within the control, or unique to the circumstances, of the issuer or a related party.
A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds. (An inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate.)
OID for a certificate bearing a variable rate of interest will accrue in the manner described above under “—Original issue discount,” with the yield to maturity and future distributions on the certificate generally determined by assuming that interest will be payable for the life of the certificate based on its initial rate (or, if different, the value of the applicable variable rate on the pricing date). CMSI intends to treat variable interest as qualified stated interest, other than variable interest on an interest-only or super-premium class, which will be treated as non-qualified stated interest includible in the stated redemption price at maturity. OID reported for an accrual period will be adjusted for subsequent changes in the interest rate.
Although unclear under the OID rules, CMSI intends to treat certificates bearing an interest rate that is a weighted average of the net interest rates on mortgage loans having fixed or adjustable rates as having qualified stated interest. For ARMs, the applicable index used to compute interest on the mortgage loans in effect on the pricing date (or possibly the issue date) will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs. Adjustments will be made in each accrual period either increasing or decreasing the amount of OID reportable to reflect the actual interest rate on the certificates.

Under the REMIC regulations, a certificate bearing
•
a variable rate under the OID rules that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates, including a rate based on the average cost of funds of one or more financial institutions), or a positive or negative multiple of such a rate (plus or minus a specified number of basis points) or that represents a weighted average of rates on some or all of the mortgage loans that bear either a fixed rate or a variable rate, including such a rate that is subject to one or more caps or floors, or

•	one or more such variable rates for one or more periods, and a different variable rate or fixed rate for other periods, qualifies as a regular interest in a REMIC. For OID reporting purposes, CMSI intends to treat certificates that qualify as regular interests under this rule in the same manner as obligations bearing a variable rate.
A class of certificates may not have a variable rate under the preceding rules—for example, if the class bears different rates at different times so that it is considered significantly “front-loaded” or “back-loaded” within the meaning of the OID rules. Such a class might be considered to bear “contingent interest” under the OID rules. The OID rules for the treatment of contingent interest do not by their terms apply to certificates. However, if final regulations dealing with contingent interest on certificates apply the same principles as the OID rules, the regulations may lead to different timing of income inclusion than would be the case under the OID rules. Furthermore, application of such principles could lead to the characterization of gain on the sale of contingent interest certificates as ordinary income.

Market discount
A purchaser of a certificate may also be subject to the “market discount” rules of sections 1276 through 1278. Under these sections and the principles applied by the OID rules for OID, market discount is the amount by which the purchaser’s original basis in the certificate is exceeded (1) by the then-current principal amount of the certificate, or (2) for a certificate having OID, by the adjusted issue price of the certificate at the time of purchase.
The purchaser will generally have to recognize ordinary income to the extent of accrued market discount on the certificate as distributions includible in the stated redemption price at maturity are received, in an amount not exceeding the distribution. Market discount would accrue in a manner to be provided in Treasury regulations and should take into account the prepayment rate assumed in structuring the series. The Conference Committee Report provides that until regulations are issued, market discount would accrue either (1) on the basis of a constant interest rate or (2) in the ratio of stated interest allocable to the relevant period to the sum of the interest for the period plus the remaining interest as of the end of the period, or in the case of a certificate issued with OID, in the ratio of OID accrued for the relevant period to the sum of the OID accrued for the period plus the remaining OID as of the end of the period.
The purchaser will also generally be required to treat a portion of any gain on a sale or exchange of the certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the preceding methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received.
The purchaser also will be required to defer deduction of a portion of the interest expense attributable to any indebtedness incurred or continued to purchase or carry the certificate. The deferred portion of the interest expense would not exceed the accrued market discount on the certificate for the taxable year. Such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the certificate is disposed of.
As an alternative to the inclusion of market discount in income on the preceding basis, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by the holder in that taxable year or later, in which case the interest deferral rule will not apply. See “—Election to treat interest under the constant yield method” below regarding an alternative manner in which the election may be made.
By analogy to the OID rules, market discount for a certificate will be considered to be zero if the market discount is less than 0.25% of the remaining stated redemption price at maturity of the certificate multiplied by the weighted average maturity of the certificate (determined as described above under “—Original issue discount”) remaining after the date of purchase. It appears that de minimis market discount would be reported in a manner similar to de minimis OID. See “—De minimis OID” above. Treasury regulations implementing the market discount rules have not yet been issued. Investors should consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium
A certificate purchased at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If a holder holds such certificate as a “capital asset” within the meaning of section 1221, the holder may elect under section 171 to amortize the premium under the constant yield method. Such election will apply to all debt obligations acquired at a premium by the holder of a certificate held in that taxable year or thereafter, unless revoked with the permission of the IRS. Final Treasury regulations issued under section 171 do not by their terms apply to prepayable debt instruments such as the certificates. However, the Conference Committee Report indicates a Congressional intent to apply the rules for the accrual of market discount on installment obligations in amortizing bond premium under section 171 on installment obligations such as the certificates. (It is unclear, however, whether the alternatives to the constant yield method described above under “—Market discount” are available.) Amortizable bond premium will be treated as an offset to interest income on a certificate, rather than a separate deduction item. See “—Election to treat interest under the constant yield method” below regarding an alternative manner in which the section 171 election may be deemed to be made.

Losses
Certificate holders must report income on the certificates on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the mortgage loans, except to the extent it can be established that the losses are uncollectible. Accordingly, the holder of a certificate, particularly a subordinated certificate, may have income or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that OID must continue to accrue in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of section 166.
Under section 166, it appears that
•	a certificate holder that is a corporation or that holds the certificate in connection with a trade or business should generally be allowed to deduct as an ordinary loss, and
•	other certificate holders should generally be allowed to deduct as a short term capital loss any loss of principal sustained during the taxable year on account of the certificate’s becoming wholly or partially worthless.
Although the matter is not free from doubt, such non-corporate holders should be allowed a bad debt deduction at the time a loss is allocated to the certificate to reflect losses resulting from any liquidated mortgage loans. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after all the mortgage loans remaining in the Trust have been liquidated or the certificate has been retired. The IRS could also assert that losses on the certificates are deductible on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing OID. This may create “negative” OID, which would be deductible only against future positive OID or otherwise upon termination of the certificate.
While losses attributable to interest previously reported as income should be deductible as ordinary losses by both corporate and non-corporate holders, the IRS may take the position that losses attributable to accrued OID may only be deducted as short-term capital losses by non-corporate holders not engaged in a trade or business. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts.

Election to treat interest under the constant yield method
A certificate holder may elect to treat all interest that accrues on the instrument using the “constant yield method,” with none of the interest being treated as qualified stated interest. In applying the constant yield method, (1) “interest” includes stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium, and (2) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the prepayment rate assumed in structuring the series would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply.
A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount bonds acquired by the holder in the same taxable year or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired, and is irrevocable except with the approval of the IRS.

Sale or exchange of certificates
If a holder sells or exchanges a certificate, the holder will recognize gain or loss equal to any difference between the amount received and the holder’s adjusted basis in the certificate. The adjusted basis of a certificate will generally equal the cost of the certificate to the seller, increased by any OID or market discount previously included in the seller’s gross income for the certificate, and reduced by principal distributions on the certificate previously received by the seller, by any amortized premium and by any deductible losses.
Except as described in “—Market discount” above, and except as provided in the following paragraph, gain or loss on the sale or exchange of a certificate realized by an investor who holds the certificate as a capital asset (within the meaning of section 1221) will be capital gain or loss, and will be long-term or short-term depending on whether the certificate has been held for more than one year.
Gain on the sale or exchange of a certificate will be treated as ordinary income
• if the certificate is held as part of a “conversion transaction” as defined in section 1258(c), up to the amount of interest that would have accrued on the holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under section 1274(d) in effect at the time the holder entered into the transaction, minus any amount previously treated as ordinary income for any prior disposition of property that was held as a part of such transaction,
• for a non-corporate taxpayer, to the extent the taxpayer has made an election under section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates, or
• to the extent that the gain does not exceed the excess, if any, of (1) the amount that would have been includible in the gross income of the holder if its yield on the certificate were 110% of the applicable federal rate as of the date of purchase, over (2) the amount of income actually includible in the gross income of the holder for the certificate.
In addition, gain or loss recognized on the sale of a certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to section 582(c).

Special types of holders
CMSI anticipates that certificates held
• by a domestic building and loan association will be a “regular interest in a REMIC” under section 7701(a)(19)(C)(xi) in their entirety, because more than 95% of the assets of the Trust are expected to be treated as “loans . . . secured by an interest in real property which is . . . residential real property” under section 7701(a)(19)(C)(v) or as other assets described in section 7701(a)(19)(C), and
• by a real estate investment trust will be “real estate assets” under section 856(c)(4)(A), and interest on the certificates will be “interest on obligations secured by mortgages on real property or on interests in real property” under section 856(c)(3)(B), in their entirety, because the mortgage loans qualifying for these tests are expected to exceed 95% of the assets of the Trust.
Treasury regulations require that information be furnished annually to beneficial owners of certificates, and filed annually with the IRS, concerning the percentage of the REMIC’s assets meeting the qualified asset tests that justify such characterization of these certificates. This information is furnished in the same manner as described below under “—Reporting requirements.”
If the assets of the REMIC include buydown mortgage loans, the percentage of those assets constituting “loans . . . secured by an interest in real property” under section 7701(a)(19)(C)(v) might be reduced by the amount of any related buydown subsidy accounts.
Certificates held
• by a regulated investment company will not be “Government securities” under section 851(b)(3)(A)(i), and
• by certain financial institutions will be “evidence of indebtedness” under section 582(c)(1).

Foreign investors
A non-US person is a person that is not
• a citizen or resident of the United States,
• a corporation, partnership (with exceptions in Treasury regulations) or other entity created or organized in or under the laws of the United States or a political subdivision,
• an estate subject to United States federal income tax regardless of the source of its income, or
• a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more US persons have the authority to control all substantial decisions of the trust.
Interest, including OID, distributable to certificate holders who are non-US persons will be considered “portfolio interest” and, therefore, generally will not be subject to 30% United States withholding tax if the non-US person
• is not a “10% shareholder” under section 871(h)(3)(B) or a “controlled foreign corporation” under section 881(c)(3)(C), and
• provides the Trustee, or the person who would otherwise be required to withhold tax from distributions under section 1441 or 1442, with an appropriate certification, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the certificate is a non-US person. For certificates held by a foreign partnership, (1) the certification must be provided by the partners rather than by the foreign partnership and (2) the partnership must provide certain information, including a United States taxpayer identification number. A look-through rule applies in the case of tiered partnerships.
If such certification, or any other required certification, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest is effectively connected with the conduct of a trade or business within the United States by the non-US person. In the latter case, the non-US person will be subject to United States federal income tax at regular rates.

Backup withholding
Distributions made on the certificates and proceeds from the sale of the certificates to or through certain brokers may be subject to a “backup” withholding tax under section 3406 at a current rate of 28% of “reportable payments” (including interest distributions, OID, and, in some circumstances, principal distributions) unless, in general, the certificate holder complies with reporting and/or certification procedures, including the provision of its taxpayer identification number to the Trustee, its agent or the broker who effected the sale of the certificate, or the certificate holder is otherwise an exempt recipient under the Internal Revenue Code. Amounts withheld from distributions on the certificates would be refunded by the IRS or allowed as a credit against the holder’s federal income tax liability. Non-US persons must provide the appropriate certification in order to avoid backup withholding.

Reporting requirements
Reports of accrued interest, OID and information necessary to compute the accrual of market discount will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of certificates or beneficial owners who own certificates through a broker or middleman as nominee. All brokers, nominees and all other non-tax-exempt holders of record of certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts, investment companies, common trust funds, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 for a particular series of certificates. Holders through nominees must request such information from the nominee.

Taxation of the Trust
REMIC qualification
CMSI will elect to treat the Trust or one or more segregated pools of assets of the Trust as one or more REMICs. References to the “Trust” or the “REMIC” in this tax discussion will refer to the Trust or those asset pools.
Cadwalader, Wickersham & Taft LLP has advised CMSI that in its opinion the Trust will qualify as one or more REMICs under current law if CMSI makes the REMIC election(s), all parties comply with the pooling agreement, and the Trust complies with any changes to the REMIC rules, and
• the certificates qualify as regular interests in a REMIC.
For the Trust to remain qualified as one or more REMICs, it must continue to comply with the REMIC rules. These include a requirement that all but a de minimis portion of the assets of the Trust must be “qualified mortgages” or “permitted investments,” as defined in the REMIC rules.
If the Trust fails to comply with the REMIC rules during a taxable year, the Trust may cease to be a REMIC and may be taxed as a corporation for that and subsequent tax years. Certificates would then be treated as equity interests in the Trust.

Taxes that may be imposed on the REMIC
Prohibited transactions. Income from “prohibited transactions” by the REMIC will be taxed directly to the REMIC at a 100% rate. Prohibited transactions generally include
• the disposition of mortgage loans other than for (1) substitution within two years of the closing date for a defective (including a defaulted) mortgage loan (or the repurchase in lieu of substitution of a defective (including a defaulted) mortgage loan at any time), or for any mortgage loan, within three months of the closing date, (2) foreclosure, default, or reasonably foreseeable default of a mortgage loan, (3) bankruptcy or insolvency of the REMIC, or (4) a qualified (complete) liquidation,
• the receipt of income from assets that are not the type of mortgage loan or investments that the REMIC is permitted to hold,
• the receipt of compensation for services, or
• the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation.
It is not a prohibited transaction, however, to sell REMIC property to prevent a default on a regular interest as a result of a default on mortgage loans or to facilitate a clean-up call. The REMIC regulations indicate that a substantial modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of the mortgage loan, the waiver of a due-on-sale clause or due-on-encumbrance clause, or the conversion of an interest rate by a lender pursuant to a convertible ARM.
Contributions to the REMIC after the closing date. In general, the REMIC will be subject to tax at a 100% rate on the value of any property contributed to the REMIC after the closing date. Exceptions are provided for cash contributions to the REMIC
• during the three months following the closing date,
• made to a qualified reserve fund by a residual interest holder,
• in the nature of a guaranty, or
• made to facilitate a qualified liquidation or clean-up call.
Net income from foreclosure property. A REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property,” determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by deed in lieu of foreclosure would be treated as “foreclosure property” for a period not exceeding the close of the third calendar year beginning after the year of acquisition, with a possible extension. Net income from foreclosure property generally means gain from the sale of foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.
Liquidation of the REMIC. If a REMIC adopts a plan of complete liquidation under section 860F(a)(4)(A)(i), which may be accomplished by designating in the REMIC’s final tax return a date on which the adoption is deemed to occur, and sells all of its assets (other than cash) within the 90-day period beginning on that date, the REMIC will not be subject to the prohibited transaction rules on the sale of its assets, provided that the REMIC credits or distributes in liquidation all of the sale proceeds plus its cash (other than amounts retained to meet claims) to certificate holders within the 90-day period.

Legal aspects of mortgage loans
Mortgages and deeds of trust
The mortgage loans will be secured by either mortgages or deeds of trust, depending on the prevailing practice in the state in which the mortgaged property is located. A mortgage or a deed of trust creates a lien upon the mortgaged property and represents the security for the repayment of an obligation that is customarily evidenced by a promissory note or a bond. The lien created by the mortgage or deed of trust is not prior to a lien for real estate taxes and assessments and certain other liens. Priority over other mortgages and deeds of trust depends on their terms and generally on the order in which the mortgages or deeds of trust are recorded with a state, county or municipal office.
There are two parties to a mortgage, the mortgagor, who is the borrower/homeowner or the land trustee (as described below), and the mortgagee, who is the lender. In keeping with the terminology used elsewhere in this prospectus, we shall generally refer to the mortgagor as the “homeowner” or “borrower” and the mortgagee as the “lender.” For a land trust, title to the property is held by a land trustee under a land trust agreement, while the borrower/homeowner is the beneficiary of the land trust; at origination of a mortgage loan involving a land trust, the borrower signs a separate undertaking to the lender to make payments on the mortgage note. The security arrangements for a living trust (also known as a family trust or inter vivos trust) are similar to those for a land trust, except that the borrower signs the mortgage note.
Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties, the trustor (similar to a mortgagor), who is the homeowner and may or may not be the borrower, the beneficiary (similar to a mortgagee), who is the lender, and the trustee, a third-party grantee. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the obligation.
The lender’s authority under a mortgage and the trustee’s authority under a deed of trust are governed by law, the express provisions of the mortgage or deed of trust, and, in some cases, the directions of the beneficiary.

Foreclosure
Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee’s sale under a specific provision in the deed of trust that authorizes the trustee to sell the property upon a default by the borrower under the terms of the note or deed of trust. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee in some states must provide notice to any other individual having an interest in the real property, including any junior lienholders. The trustor, borrower or any person having a junior encumbrance on the real estate may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Generally, state law controls the amount of foreclosure expenses and costs, including attorney’s fees, that may be recovered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specific period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property or the courthouse door of the county in which the property is located, recorded and sent to all parties having an interest in the real property.
An action to foreclose a mortgage is an action to recover the mortgage debt by enforcing the lender’s rights under the mortgage. It is regulated by statutes and rules and subject throughout to the court’s equitable powers. For example, in Texas it is necessary to give both notice of intent to accelerate as well as notice of acceleration of an installment note, and in New Jersey it is also necessary to give a notice of intent to foreclose. Generally, a homeowner is bound by the terms of the mortgage note and the mortgage as made and cannot be relieved from his or her default. However, some states grant homeowners rights to cure a default that may be greater than the homeowner’s rights under the mortgage. Moreover, since a foreclosure action is equitable in nature and is addressed to a court of equity, the court may relieve a homeowner of a default and deny the lender foreclosure on proof that
• the homeowner’s default was neither willful nor in bad faith, and
• the lender’s action established a waiver, or fraud, bad faith, oppressive or unconscionable conduct that warrants a court of equity to refuse affirmative relief to the lender.
Under certain circumstances a court of equity may relieve the homeowner from an entirely technical default if the default was not willful.
A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring up to several years to complete. Substantial delay and expense may be incurred if the defaulting homeowner files a petition under the federal bankruptcy laws before the initiation of a foreclosure action or during its pendency. Moreover, recent judicial decisions suggest that a non-collusive, regularly conducted foreclosure sale may be challenged as a fraudulent conveyance, regardless of the parties’ intent, if a court determines that the sale was for less than fair consideration and such sale occurred while the homeowner was insolvent and within one year (or within the statute of limitations if the trustee in bankruptcy elects to proceed under state fraudulent conveyance law) of the filing of bankruptcy. Similarly, a suit against the debtor on the mortgage note or bond may take several years.
In a foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the trustee is a public sale. However, because of the difficulty potential third-party purchasers at the sale have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it often happens that no third-party purchases the property at the foreclosure sale. Rather, it is more common for the lender to purchase the property from the trustee or referee for an amount equal to the principal amount of the mortgage or deed of trust plus accrued and unpaid interest and the expenses of foreclosure. Thereafter, the lender will assume the burdens of ownership, including obtaining casualty insurance, paying real estate taxes and any special municipal assessments that have priority over the mortgage and making repairs at its own expense to make the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender’s investment in the property. A loss may be reduced by the receipt of any mortgage insurance proceeds.
CitiMortgage is not required to expend its own funds to foreclose on a defaulted mortgage loan unless it determines that foreclosure would increase the net proceeds of liquidation available for distribution to certificate holders and that its expenditures will be recoverable. There may be circumstances—for example, the possibility of incurring liability for environmental damage or a substantial decline in the value of the underlying property—that would cause CitiMortgage to elect not to foreclose on a defaulted mortgage loan.
Foreclosure of a mortgage is accomplished in New York, New Jersey and Florida in most cases, and in Illinois in all cases, by an action in foreclosure culminating in a judicial sale (or, in Illinois, a judicially approved sale) of the real property by a court-appointed referee, sales agent or other official following a judgment of foreclosure. A foreclosure action may enable a lender to realize upon its security and to bar the homeowner, persons with liens subordinate to the foreclosing lender, and other persons with interests in the real property from their statutory rights and “equity of redemption.”
The doctrine of equity of redemption provides that, until the property covered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having an equity of redemption may redeem the property by paying the entire debt with interest and, if a foreclosure action is pending, all or part of the costs of the action. Those having a statutory right or equity of redemption must be made parties and duly summoned to the foreclosure action in order for their statutory right or equity of redemption to be barred.

Cooperatives
All cooperative apartments relating to cooperative apartment loans are located in New York, New Jersey, Illinois, Maryland and the District of Columbia. The private, non-profit, cooperative apartment corporation owns all the real property that comprises the project, including the land, separate dwelling units and all common areas. The cooperative is responsible for project management and, in most cases, payment of real estate taxes and hazard and liability insurance.
If there is a blanket mortgage on the cooperative apartment building and/or underlying land, as is generally the case, the cooperative must meet the mortgage obligations. A blanket mortgage is ordinarily incurred by the cooperative in connection with the construction or purchase of the cooperative’s apartment building.
The cooperative is owned by tenant-stockholders who, through ownership of stock, shares or membership certificates in the corporation, receive proprietary leases or occupancy agreements (cooperative apartment leases) that confer exclusive rights to occupy specific units. Generally, a tenant-stockholder of a cooperative must make a monthly payment to the cooperative representing the tenant-stockholder’s share of the cooperative’s payments for its blanket mortgage, real property taxes, maintenance expenses and other capital or ordinary expenses.
The interest of the occupant under a cooperative apartment lease is generally subordinate to the interest of the holder of the blanket mortgage; that is, if the cooperative defaults under the blanket mortgage, the lender holding the blanket mortgage could foreclose and terminate the cooperative apartment lease.
A blanket mortgage on a cooperative may provide financing in the form of a mortgage that does not fully amortize, with a significant portion of principal being due in one lump sum at final maturity. If the cooperative can not refinance this mortgage or make the final payment, the lender could foreclose.
A foreclosure by the holder of the blanket mortgage could eliminate or significantly diminish the value of the collateral securing a cooperative apartment loan.
A cooperative apartment loan is evidenced by a promissory note and secured by a security interest in the cooperative apartment lease and the related cooperative shares. The lender takes possession of the share certificate and a counterpart of the cooperative apartment lease and, if allowed under state law, a financing statement covering the cooperative apartment lease and the cooperative shares is filed in the appropriate state and/or local offices to perfect the lender’s interest in its collateral. Subject to the limitations discussed below, upon the tenant-stockholder’s default, the lender may sue for judgment on the promissory note, dispose of the collateral at a public or private sale or otherwise proceed against the collateral or tenant-stockholder as an individual as provided in the security agreement covering the assignment of the cooperative apartment lease and the pledge of cooperative shares.
The cooperative shares owned by the tenant-stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer, and may be cancelled by the cooperative if the tenant-stockholder fails to pay rent or other charges owed by the tenant-stockholder, including mechanics’ liens against the cooperative apartment building incurred by the tenant-stockholder. The cooperative can usually terminate the cooperative apartment lease if the tenant-stockholder fails to make payments or defaults in the performance of obligations under the lease.
Typically, the lender and the cooperative enter into a recognition agreement that establishes the rights and obligations of both parties in the event of a default by the tenant-stockholder under the cooperative apartment lease. A default by the tenant-stockholder under the lease will usually constitute a default under the security agreement between the lender and the tenant-stockholder.
The recognition agreement generally provides that if the tenant-stockholder defaults under the cooperative apartment lease, the cooperative will take no action to terminate the lease until the lender has had an opportunity to cure the default. The recognition agreement typically provides that if the cooperative apartment lease is terminated, the cooperative will recognize the lender’s lien against proceeds from a sale of the cooperative apartment, subject, however, to the cooperative’s right to sums due under the cooperative apartment lease. The total amount owed to the cooperative by the tenant-stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the principal balance of the cooperative apartment loan and accrued interest.
Recognition agreements also provide that if the cooperative loan is foreclosed, the lender must obtain the cooperative’s consent before transferring the cooperative shares or assigning the cooperative apartment lease. Generally, the lender is not limited in any rights it may have to dispossess the tenant-stockholders.
In New York and New Jersey, foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the UCC) and the security agreement relating to those shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner. Whether a foreclosure sale has been conducted in a “commercially reasonable” manner will depend on the facts in each case. In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure. Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. The recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the cooperative apartment lease. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency. See “—Anti-deficiency laws and other limitations on lenders” below.

Rights of redemption
In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the trustor or homeowner and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. The right of redemption should be distinguished from the equity of redemption, which is a nonstatutory right that must be exercised prior to the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The right of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effect of a right of redemption is to force the lender to retain the property and pay the expenses of ownership until the redemption period has run. In some states, there is no right to redeem property after a trustee’s sale under a deed of trust or after a foreclosure action.

Anti-deficiency laws and other limitations on lenders
In some states, statutes limit the right of a lender to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or lender to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a lender from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.
Although CitiMortgage may elect to pursue deficiency judgments on a mortgage loan, CitiMortgage does not have to do so, even if permitted by applicable law.
In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the United States Bankruptcy Code (the Bankruptcy Code), and state laws affording relief to debtors may interfere with or affect the ability of a secured mortgage lender to obtain payment of a mortgage loan, to realize upon collateral and/or enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition and, usually, no interest or principal payments are made during the course of the bankruptcy case. Foreclosure of an interest in real property of a debtor in a case under the Bankruptcy Code can typically occur only if the bankruptcy court vacates the stay, an action the court may be reluctant to take, particularly if the debtor has the prospect of restructuring his or her debts and the mortgage collateral is not deteriorating in value. The delay and its consequences caused by the automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor (a subordinate lender secured by a mortgage on the property) may stay a senior lender from taking action to foreclose.
A homeowner may file for relief under any of three different chapters of the Bankruptcy Code. Under Chapter 7, the assets of the debtor are liquidated and a lender secured by a lien may “bid in” (i.e., bid up to the amount of the debt) at the sale of the asset. A homeowner may also file for relief under Chapter 11 of the Bankruptcy Code and reorganize his or her debts through his or her reorganization plan. Alternatively, a homeowner may file for relief under Chapter 13 of the Bankruptcy Code and address his or her debts in a rehabilitation plan. (Chapter 13 is often referred to as the “wage earner chapter” or “consumer chapter” because most individuals seeking to restructure their debts file for relief under Chapter 13 rather than Chapter 11).
The Bankruptcy Code permits a mortgage loan that is secured by property that does not consist solely of the debtor’s principal residence to be modified without the consent of the lender provided certain substantive and procedural safeguards are met. The lender’s security interest may be reduced to the then-current value of the property as determined by the court if the value is less than the amount due on the loan, thereby leaving the lender as a general unsecured creditor for the difference between the value of the collateral and the outstanding balance of the mortgage loan. A borrower’s unsecured indebtedness will typically be discharged in full upon payment of a substantially reduced amount. Other modifications to a mortgage loan may include a reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest, an alteration of the repayment schedule, an extension of the final maturity date, and/or a reduction in the outstanding balance of the secured portion of the loan. In some circumstances, subject to the court’s approval, a debtor in a case under Chapter 11 of the Bankruptcy Code may have the power to grant liens senior to the lien of a mortgage.
A reorganization plan under Chapter 11 and a rehabilitation plan under Chapter 13 of the Bankruptcy Code may each allow a debtor to cure a default under a mortgage loan on the debtor’s residence by paying arrearages over time and to deaccelerate and reinstate the original mortgage loan payment schedule, even though the lender accelerated the loan and a final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition under the Bankruptcy Code. Under a Chapter 13 plan, curing of defaults must be accomplished within the five year maximum term permitted for repayment plans, such term commencing when repayment plan becomes effective, while defaults may be cured over a longer period under a Chapter 11 plan of reorganization.
Generally, a repayment plan in a case under Chapter 13 and a plan of reorganization under Chapter 11 may not modify the claim of a mortgage lender if the borrower elects to retain the property, the property is the borrower’s principal residence and the property is the lender’s only collateral. Certain courts have allowed modifications when the mortgage loan is secured both by the debtor’s principal residence and by collateral that is not “inextricably bound” to the real property, such as appliances, machinery, or furniture.
The general protection for mortgages secured only by the debtor’s principal residence is not applicable in a case under Chapter 13 if the last payment on the original payment schedule is due before the final date for payment under the debtor’s Chapter 13 plan (which date could be up to five years after the debtor emerges from bankruptcy). Under several recently decided cases, the terms of such a loan can be modified in the manner described above. While these decisions are contrary to the holding in a prior case by a senior appellate court, it is possible that the later decisions will become the accepted interpretation in view of the language of the statute. If this interpretation is adopted by a court considering the treatment in a Chapter 13 repayment plan of a mortgage loan, it is possible that the mortgage loan could be modified.

State statutes and general principles of equity may also provide a homeowner with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.
If a court relieves a borrower’s obligation to repay amounts otherwise due on a mortgage loan, the servicer will not be required to advance those amounts, and any loss will be borne by the certificate holders.
In a bankruptcy or similar proceeding of a homeowner, action may be taken seeking the recovery, as a preferential transfer or on other grounds, of any payments made by the homeowner under the mortgage loan before the proceeding. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business or if the value of the collateral exceeds the debt at the time of payment. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.
A trustee in bankruptcy may sometimes be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of a payment to the lender. Moreover, the laws of certain states also give priority to certain tax and mechanics liens over the lien of a mortgage. Under the Bankruptcy Code, if the court finds that actions of the lender have been unreasonable and inequitable, the mortgage may be subordinated to the claims of unsecured creditors.
The Internal Revenue Code gives priority to some tax liens over the mortgage or deed of trust. The laws of some states give priority to certain tax liens over the lien of the mortgage or deed of trust. Numerous federal and some state consumer protection laws impose substantive requirements upon mortgage lenders in the origination, servicing, and enforcement of mortgage loans. These laws include the federal Truth in Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, the Georgia Fair Lending Act, New York Predatory Lending Act, the “cash-out” refinancing provisions of the Texas Constitution, and related statutes and regulations. These federal laws and state laws impose specific statutory liabilities upon lenders who originate or service mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.
The federal Servicemembers Civil Relief Act (the U.S. Servicemembers Act) limits
•	the maximum interest rate that may be charged on a mortgage loan to 6% per annum, and
•	the ability of a mortgagee to foreclose on a defaulted mortgage loan while the homeowner is in active military service if the mortgage was originated before the homeowner was called to active duty.
California’s Military and Veterans Code provides protection similar to the U.S. Servicemembers Act to California national guard members called up to active service by the Governor or the President, or reservists called to active duty.
Shortfalls on interest collections due to the U.S. Servicemembers Act or similar state laws will be non-subordinated—that is, they will be allocated pro rata to the interest-bearing classes in proportion to accrued interest, except that for a multiple-pool series, such shortfalls will be allocated pro rata, without regard to group, only until the subordination depletion date; after the subordination depletion date, such shortfalls attributable to mortgage loans in a pool will be allocated pro rata solely to the classes in the related group. Also, unless otherwise stated in the supplement, an insurance policy for any class of certificates will not cover an interest shortfall due to the U.S. Servicemembers Act or similar state laws.
The servicer may advance part or all of the shortfall in interest collections on a mortgage loan due to the U.S. Servicemembers Act or similar state laws, and recoup the advances from later payments on the mortgage loan. To the extent the servicer so elects, deductions in interest paid to certificate holders due to the U.S. Servicemembers Act or similar state laws will be deferred.

Due-on-sale clauses
For Trusts containing only fixed rate mortgage loans, at least 90% of the scheduled principal balance of the loans on the cut-off date will contain due-on-sale clauses. Generally, ARMs in a Trust will contain due-on-sale clauses permitting the lender to accelerate only in situations where its security may be impaired. These clauses permit the lender to accelerate the maturity of the loan if the borrower sells, transfers or conveys the property or, for a land trust, the beneficial interest.
The Garn-St Germain Depository Institutions Act of 1982 (the Garn-St Germain Act) preempts state law that prohibits the enforcement of due-on-sale clauses. Exempted from this preemption are some mortgage loans that were originated
• before October 15, 1982,
• for mortgaged properties in Minnesota, Michigan, New Mexico and Utah, or
• by a lender that was not a federal savings and loan associations or a federal savings bank.
However, the Garn-St Germain Act also provides for nine specific instances in which a mortgage lender can not exercise a due-on-sale clause on a transfer of the property. If a lender can not enforce a due-on-sale clause where the mortgage loan has an interest rate below the current market rate, the loan will be assumed by a new home buyer rather than being paid off. This may affect the average life of the mortgage loans underlying a series and the number of mortgage loans that may be outstanding until maturity.

Other limitations on foreclosure
Upon foreclosure, courts have imposed general equitable principles. The equitable principles are generally designed to relieve the borrower from the legal effect of his defaults under the loan documents. For example, courts have
• required lenders to take affirmative and expensive actions to determine the causes for the borrower’s default and the likelihood that the borrower will be able to reinstate the loan,
• required lenders to reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability, and
• limited the lender’s right to foreclose if the default is not monetary, such as the borrower’s failure to adequately maintain the property or the borrower’s execution of a second mortgage or deed of trust affecting the property.
Courts have also been faced with the question whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that homeowners receive notices in addition to the statutorily prescribed minimums. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrower.

Forfeiture for drug, RICO and money laundering violations
Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, can be seized and ordered forfeited to the United States. The offenses that can trigger such a seizure and forfeiture include violations of the Racketeer Influenced and Corrupt Organizations Act (popularly know as “RICO”), the anti-money laundering laws, including the USA Patriot Act of 2001, and the narcotic drug laws. In many instances, the United States may seize the property before a conviction occurs.
In a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (1) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or (2) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.” However, there can be no assurance that such a defense will be successful.

Applicability of usury laws
Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (Title V), provides that state usury limitations will not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. A similar federal statute was in effect for mortgage loans made during the first three months of 1980. Title V authorized the states to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects an application of the federal law. In addition, even where Title V is not so rejected, a state can limit discount points or other charges on mortgage loans covered by Title V. Some states have reimposed interest rate limits and/or limited discount points or other charges.
CMSI will warrant to the Trustee on the closing date that each mortgage loan was originated in compliance in all material respects with applicable state law, including usury laws.

Environmental considerations
Mortgaged properties will be subject to federal, state, and local environmental protection laws. These laws may regulate
• emissions of air pollutants,
• discharges of wastewater or storm water,
• generation, transport, storage or disposal of hazardous waste or hazardous substances,
• operation, closure and removal of underground storage tanks,
• removal and disposal of asbestos-containing materials, and
• management of electrical or other equipment containing polychlorinated biphenyls (popularly known as “PCBs”).
Failure to comply with these laws can result in significant penalties, including civil and criminal fines.
Under the laws of certain states, environmental contamination on a property may give rise to a lien on the property to ensure the availability and/or reimbursement of cleanup costs. Generally, all subsequent liens on the property are subordinated to such a lien and, in some states, even prior recorded liens are subordinated to such liens (superliens). The Trustee’s security interest in a property subject to a superlien could be adversely affected.
Under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), a secured party that takes a deed in lieu of foreclosure, purchases a mortgaged property at a foreclosure sale, operates a mortgaged property or undertakes certain types of activities that may constitute “management” of the property may become liable in some circumstances for cleanup costs if hazardous wastes or hazardous substances have been released or disposed of on the property. Cleanup costs may be substantial and could exceed the value of the property and the aggregate assets of the owner or operator. CERCLA imposes strict, as well as joint and several, liability for environmental remediation and/or damage costs on several classes of “potentially responsible parties,” including current “owners and/or operators” of property, regardless of whether those owners or operators caused or contributed to contamination on the property. In addition, owners and operators of properties that generate hazardous substances that are disposed of at other off-site locations may be held strictly, jointly and severally liable for environmental remediation and/or damages at the off-site locations. Many states also have laws that are similar to CERCLA. Liability under CERCLA or under similar state law could exceed the value of the property itself as well as the aggregate assets of the property owner.
The law is unclear as to whether and under what precise circumstances cleanup costs, or the obligation to take remedial actions, could be imposed on a secured lender such as the Trust. Under the laws of some states and under CERCLA, a lender may be liable as an owner or operator for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if the lender or its agents or employees have “participated in the management” of the operations of the borrower, even though the environmental damage or threat was caused by a prior owner or current owner or operator or other third party.
Excluded from CERCLA’s definition of “owner or operator,” is a person “who without participating in the management of . . . [the] facility, holds indicia of ownership primarily to protect his security interest” (the secured creditor exemption). This exemption for holders of a security interest such as a secured lender applies only to the extent that the lender seeks to protect its security interest in the contaminated facility or property. Thus, if a lender’s activities begin to encroach on the actual management of the facility or property, the lender faces potential liability as an “owner or operator” under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur potential CERCLA liability if, for example, it holds the facility or property as an investment (including leasing the facility or property to a third party), fails to market the property in a timely fashion or fails to properly address environmental conditions at the property or facility.
The Resource Conservation and Recovery Act (RCRA), contains a similar secured creditor exemption for lenders who hold a security interest in petroleum underground storage tanks (USTs) or in real estate containing a UST, or that acquire title to a UST or facility or property on which such a UST is located. As under CERCLA, a lender may lose its secured creditor exemption and be held liable under RCRA as a UST owner or operator if the lender or its employees or agents participate in the management of the UST. And, if the lender takes title to or possession of the UST or the real estate containing the UST, under certain circumstances the secured creditor exemption may be unavailable.
Court decisions have taken varying views of the scope of the secured creditor exemption, leading to administrative and legislative efforts to provide guidance to lenders on the scope of activities that would trigger CERCLA and/or RCRA liability. Until recently, these efforts have failed to provide substantial guidance.
1996 legislation more explicitly defined the kinds of “participation in management” that would trigger liability under CERCLA and specified certain activities that would not constitute “participation in management” or otherwise result in a loss of the secured creditor exemption before foreclosure or during a workout period. The legislation also clarifies the extent of protection against foreclosure liability under CERCLA, and authorizes regulatory clarifications of the scope of the secured creditor exemption for purposes of RCRA, similar to the statutory protections under CERCLA. However, the scope of the additional protections offered by the new law has not yet been fully defined by the courts. It also is important to note that the new legislation does not offer complete protection to lenders and that risk of liability remains.
If a secured lender does become liable, it may be entitled to bring an action for contribution against the owner or operator who created the environmental contamination or against some other liable party, but that person or entity may be bankrupt or otherwise judgment-proof. It is therefore possible that cleanup or other environmental liability costs could become a liability of the Trust and occasion a loss to the Trust and to certificate holders in certain circumstances. The new secured creditor amendments to CERCLA also affect the potential for liability in actions by either a state or a private party under other federal or state laws that may impose liability on “owners or operators” but do not incorporate the secured creditor exemption.
Traditionally, residential mortgage lenders have not taken steps to evaluate whether hazardous wastes or hazardous substances are present on a mortgaged property prior to origination of the mortgage loan or prior to foreclosure or accepting a deed in lieu of foreclosure. Neither CitiMortgage nor any originator has made such evaluations prior to the origination of the mortgage loans, and CitiMortgage does not require that originators who sell mortgage loans to it make such evaluations. CitiMortgage is not required to undertake any such evaluations prior to foreclosure or accepting a deed in lieu of foreclosure. Neither CMSI nor CitiMortgage make any representations or warranties or assume any liability with respect to: the environmental condition of any mortgaged property; the absence or presence of hazardous wastes or hazardous substances on a mortgaged property; any casualty resulting from the presence or effect of hazardous wastes or hazardous substances on, near or emanating from such property; or the impact of any environmental condition or the presence of any substance on or near the property on the performance of the mortgage loans or the compliance of a mortgaged property with any environmental laws, nor is any agent, person or entity otherwise affiliated with CitiMortgage authorized or able to make any such representation, warranty or assumption of liability relating to a mortgaged property.

Use of proceeds
CMSI will apply the entire proceeds of the sale of the offered certificates, and of other certificates of the series not offered by this prospectus, to the purchase of the mortgage loans from CitiMortgage. CitiMortgage will use the proceeds from the sale of the mortgage loans to CMSI to pay expenses related to the issuance, primarily consisting of one-time fees and expenses of rating agencies, accountants, lawyers, printers, and the Trustee, as well as accrued SEC filing fees for the registration statement. CitiMortgage intends to use the remaining proceeds from the sale of the mortgage loans to CMSI to originate or purchase new residential mortgage loans and for other general corporate purposes. These other purposes may include repayment of indebtedness to Citigroup, its affiliates or unaffiliated parties.
Certificates will be sold in series from time to time. The timing and amount of the sales will depend upon many factors, including the volume of mortgage loans CitiMortgage acquires, prevailing interest rates, availability of funds and general market conditions.

Additional information
SEC filings
All documents subsequently filed by CMSI on behalf of the Trust with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of the offering of the certificates are incorporated by reference into this prospectus.
CMSI will provide without charge
• to any person, including a beneficial owner of certificates, to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus, and
• to any person, a copy of any static pool information if any change is made to that information after the date of this prospectus.
Written or telephone requests for documents should be made to Citicorp Mortgage

Securities, Inc., 1000 Technology Drive, O’Fallon, Missouri 63368-2240, telephone (636) 261-1313.
You may read and copy any materials CMSI files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including CMSI.
Our delivery of this prospectus or any document incorporated by reference at any time does not imply that information in those documents is correct at any time after their dates.

INDEX
accrual classes, 62
accrual directed classes, 62
accrual termination day, 62
additional collateral, 9
advances, 58
affiliated mortgage loans, 47
affiliated originators, 64
Alt-A loan, 88
ARMs, 79
assumed principal balance, 14
AUS, 88

Bankruptcy Code, 121
bankruptcy loss, 57
bankruptcy loss limit, 22
bankruptcy losses, 52
Bear Stearns Financial Products, 14

CERCLA, 125
certificate account, 92
certificate registrar, 5
certificates, 41
CitiMortgage, 78
class A, 51
class B, 51
class percentage, 5
classes of certificates, 47
clean-up call, 74
Clearstream, 101
CMSI, 4, 41
component classes, 66
composite classes, 66
Conference Committee Report, 107
cooperative apartment leases, 119
cross-collateralization, 67
cumulative loss test, 13
current interest allocation, 55
cut-off date, 8, 47

debt service reduction, 57
delinquency test, 13
Depositor, 86
determination day, 58
discount loans, 48
distribution days, 41
distribution report, 95
DTC, 100
due-on-sale clause, 75

ERISA, 45, 103
ERISA plans, 103
Euroclear, 102
events of default, 96
extraordinary events, 51

Fannie Mae, 78
FDIC, 86
Fitch, 45
fraud loss limit, 22
fraud losses, 52
Freddie Mac, 78
Full/Alt program, 89

Garn-St Germain Act, 124
Greenwich Capital, 4
group, 66

homeowner, 46
hypothetical mortgage loans, 50

impaired subordination level, 22
initial principal balance of mortgage loan, 46
interest allocation, 55
interest allocation carryforward, 55
interest distribution, 59
interest-only class, 47
interest-only loan, 48
interest-only mortgage loan, 44
inverse LIBOR class, 55
IO class, 47
IO loan, 48
IO strip, 48
IRA, 103
IRS, 107

LIBOR accrual period, 56
LIBOR class, 55
liquidated loan, 65
liquidation proceeds, 65
loanable value, 82
loan-to-value ratio, 82
loss recovery, 65

Moody’s, 45
mortgage loans, 41
mortgage pass-through certificates, 41
mortgagee, 117
mortgagor, 117
multiple-pool series, 66

NAS classes, 13

net liquidation proceeds, 65
net loan rate, 48
No Income/No Assets program, 89
No Ratio (No Income/Verified Assets) program, 89
non-accelerated senior classes, 13
non-conforming loan, 78
non-subordinated losses, 51
non-US person, 114
notional balance, 47

OID, 32, 107
OID rules, 107
order of seniority, 51
order of subordination, 51
original issue discount, 107
overcollateralized, 73

PAC class, 62
paying agent, 5
planned amortization class, 62
planned balance, 62
PO class, 47
PO loan, 48
PO strip, 48
pool distribution amount, 73
pool I, 8
pool II, 8
pooling agreement, 97
pools, 66
PPC prepayment model, 6
premium loans, 48
prepayment interest shortfall, 52
prepayment model, 76
principal balance of a class, 47
principal distribution, 59
principal-only class, 47
principal-only loan, 48
PSA prepayment model, 76
PTE 83-1, 104
PTE 95-60, 104
Purchaser, 7

ratio stripping, 48
ratio-stripped IO class, 50
ratio-stripped PO class, 50
RCRA, 126
realized loss, 65
recoveries, 59
registration statement, 41
regular classes, 47
reimbursement, 59
relocation loan, 83
REMIC, 41
residual classes, 47
retail class certificates, 109
retail classes, 63

S&P, 45
scheduled payment, 46
scheduled principal balance of mortgage loans, 47
SDA, 78
SEC, 41
secured creditor exemption, 126
securities intermediaries, 100
senior classes, 51
series, 41
Servicer, 78
servicers, 58
servicing account, 92
SMMEA, 32, 105
special hazard loss limit, 22
special hazard losses, 52
special servicer, 91
Sponsor, 78
standard default assumption, 78
Stated Income/Stated Assets program, 89
Stated Income/Verified Assets program, 89
static pool information, 79
structuring assumptions, 23
subordinated classes, 51
subordination depletion date, 51
subordination level, 22
super senior classes, 22
super senior support classes, 22
superliens, 125
support class, 63

TAC class, 62
target rate, 48
targeted amortization class, 62
targeted balance, 62
target-rate classes, 50
target-rate loan, 48
target-rate strip, 48
third-party mortgage loans, 47
third-party servicer, 47
Title V, 125
Trust, 4, 41
Trustee, 4, 41

U.S. Servicemembers Act, 123
UCC, 120

undercollateralized, 73
undersubordination, 72
unscheduled payments, 46
USTs, 126

variable rate certificates, 110
Verified Income/No Assets program, 89

weighted average life, 75

yield maintenance amount, 14
yield maintenance payment, 14
yield maintenance percentage, 14
yield maintenance provider, 14
yield maintenance reserve fund, 14

Prospectus
November 28, 2006

CMALT
(CitiMortgage Alternative Loan Trust), Series 2006-A6
$492,061,485 (approximate)
Senior and Subordinated
REMIC Pass-Through Certificates

Dealer Prospectus Delivery Obligation

Until February 27, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

RBS Greenwich Capital